Exhibit 10.37

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOVATO FF VENTURE, LLC

Dated as of May 15, 2007

ARTICLE VII BOOKS AND RECORDS; STATEMENTS; AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS		27
7.1	Books and Records; Statements; Audits by Independent Certified Public Accountants	27
7.2	Property Records	29

ARTICLE VIII CAPITAL ACCOUNTS; DISTRIBUTIONS		30
8.1	Capital Accounts	30
8.2	Adjustments	30
8.3	Distributions	30
8.4	Negative Capital Accounts	30
8.5	Allocations of Net Profit and Net Loss	30
8.6	Other Allocation Rules	33
8.7	Withholding	33
8.8	Final Distribution	33
8.9	Section 514(c)(9)(E)	33

ARTICLE IX DISSOLUTION		33
9.1	Dissolving Events	33
9.2	Methods of Liquidation	34
9.3	Adjustment of Distributions	35
9.4	Reasonable Time for Liquidating	35
9.5	Date of Liquidation	35
9.6	Withdrawals	35
9.7	Filing of Articles of Dissolution	35

ARTICLE X SALE, ASSIGNMENT, TRANSFER		35
10.1	Transfers of Membership Interests	35
10.2	Additional Transfer Terms	36
10.3	Put/Call	37
10.4	Buy/Sell	40
10.5	Restraining Order/Specific Performance/Other Remedies	43
10.6	Compliance with Law and Loan Documents	43
10.7	Substitute Members	43
10.8	Overall Transfer Prohibitions	44
10.9	Section 754 Election	44
10.10	Release of Liability	45
10.11	Single Member	45
10.12	Reimbursement Agreement	45

ARTICLE XI DEFAULTS		45
11.1	Defaults	45
11.2	Defaulting Member	46
11.3	Contribution Remedies	47
11.4	Transfer of Membership Interest	47
11.5	Exclusive Remedies	48
11.6	Further Actions	48

ii

ARTICLE XII NOTICES		48
12.1	In Writing; Address	48
12.2	Method	48

ARTICLE XIII MISCELLANEOUS		48
13.1	Additional Documents and Acts	48
13.2	Pronouns	48
13.3	Entire Agreement	48
13.4	References to this Agreement	49
13.5	Headings	49
13.6	Binding Effect	49
13.7	Counterparts	49
13.8	Amendments	49
13.9	Exhibits and Schedules	49
13.10	Severability	49
13.11	Waiver; Modification	49
13.12	Third Party Beneficiaries	49
13.13	Reliance on Authority of Person Signing Agreement; Designated Representatives	49
13.14	Exculpation	50
13.15	Indemnification	50
13.16	Cooperation of the Managing Member	51
13.17	Herein	51
13.18	Including	51
13.19	Cost of Counsel	51
13.20	Days	51
13.21	Time of Essence	51
13.22	Confidentiality	51
13.23	Governing Law	51
13.24	Liability of Members	52
13.25	No Employees	52
13.26	Jurisdiction; Choice of Forum	52
13.27	WAIVER OF JURY TRIAL	52
13.28	Unanimous Decisions	52
13.29	Arm’s Length Transactions	53

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOVATO FF VENTURE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NOVATO FF VENTURE, LLC, a Delaware limited liability company (the “Company”), is executed and entered into as of May 15, 2007, by and between Novato FF PT Investor, LLC (“GEPT SPE”), a Delaware limited liability company, and Pacific Novato Holdings, LP (“AA SPE”), a California limited partnership (each a “Member” and collectively, “Members”).

RECITALS

A. Purchase and Sale Agreement. Pursuant to that certain Agreement of Purchase and Sale, dated February 16, 2007, between First States Investors 239, LLC (“Seller”), a Delaware limited liability company, and American Assets, Inc. (“AAI”), a California corporation, as amended by that certain Reinstatement Agreement, dated February 28, 2007 (collectively, the “Purchase and Sale Agreement”), Seller has agreed to sell to AAI, and AAI has agreed to purchase from Seller, those certain tracts of land located in the City of Novato, Marin County, California more particularly described in Exhibit A (the “Real Property”), together with: (a) all improvements thereon (comprising three office buildings totaling approximately 710,000 square feet and other improvements thereon, collectively known as Fireman’s Fund Headquarters, 775-779 San Marin Drive, Novato, California); (b) all rights as “landlord” under the following (collectively, the “Fireman’s Fund Lease”): (i) a lease pertaining to “San Marin I” dated November 4, 1992, between Seller, as “landlord,” and Fireman’s Fund Insurance Company (“Fireman’s Fund”), as “tenant,” as amended by a First Amendment, dated August 5, 2005; and (ii) a lease pertaining to “San Marin II” and “San Marin III”, dated November 4, 1992, as amended by a First Amendment, dated August 5, 2005; and (c) certain other property and rights incidental to the Real Property, as more particularly described in the Purchase and Sale Agreement (collectively, the “Property”).

B. Purchase Consideration. The Purchase and Sale Agreement calls for Seller to receive a “Purchase Price” equal to $312,000,000 in consideration for the sale of the Property, and for Novato FF Property, LLC (the “Property Company LLC”), a Delaware limited liability company wholly owned by the Company, to provide such Purchase Price in connection with the closing under the Purchase and Sale Agreement, by (i) assuming the obligation to repay the principal and interest under that certain Loan Agreement, dated August 5, 2005, between Seller, as borrower, and Bank of America, N.A., a national banking association (together with its successors and assigns, “Lender”), pertaining to a loan made by Lender to Seller in the original principal amount of $190,458,087 (the “Assumed Loan”), and (ii) providing cash equal to the balance of the Purchase Price, subject to certain closing pro ration adjustments, all as more fully described in the Purchase and Sale Agreement.

C. Formation. The Company was formed on March 6, 2007 pursuant to a Certificate of Formation (the “Company Certificate”) filed in the office of the Secretary of State of the State of Delaware as document No. 4311662. The Property Company LLC was formed on March 6, 2007 pursuant to a Certificate of Formation (the “Property Company Certificate”) filed in the office of the Secretary of State of the State of Delaware as document No. 4311653. AAI and GEPT SPE, as the sole members of the Company, entered into that certain Limited Liability Company Agreement of Novato FF Venture, LLC (the “Existing LLC Agreement”), dated March 7, 2007, to govern the operation of the Company. In connection with the execution and delivery of the Existing LLC Agreement, (i) AAI assigned all of the rights of the “Buyer” under the Purchase and Sale Agreement to the Property Company LLC, and (ii) GEPT SPE made a capital contribution of $15,000,000. AAI and GEPT SPE further agreed in the Existing LLC Agreement that, as a consequence of said capital contribution, the respective Capital Accounts of the Members in the Company as of March 7, 2007 were as listed in the third column in Schedule A attached hereto.

D. Transfer to AA SPE. Immediately prior to the execution and delivery of this Agreement, AAI assigned all of its Membership Interests in the Company to AA SPE.

E. Purpose. AA SPE and GE SPE now desire to enter into this Agreement in order to amend and restate the Existing LLC Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Existing LLC Agreement in accordance with the terms of this Agreement. The Existing LLC Agreement is replaced in its entirety by the terms of this Agreement, and the Existing LLC Agreement shall be of no force or effect from and after the execution and delivery of this Agreement.

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used herein:

“AAI”: As defined in the Recitals.

“AA SPE”: As defined in the Preamble.

“Additional Capital Contributions”: As defined in Section 3.2(a).

“Adjusted Capital Account”: shall mean, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant period, after crediting to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) or pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5).

“Adjusted Capital Account Deficit”: shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant period, after giving effect to the following adjustments:

(i) credit to such Capital Account of any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) or pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit and the limitations and allocations set forth in Sections 8.5(b)(ii) and 8.5(d)(iv) hereof are together intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be so interpreted.

“Affiliate”: With respect to any Person (the “Subject Person”): (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Subject Person; (ii) any Person owning or controlling, directly or indirectly through one or more intermediaries, fifteen (15%) percent or more of the outstanding voting securities of or fifteen (15%) percent or more of any other ownership or economic interests in the Subject Person; (iii) any other Person in which the Subject Person (or any Affiliate of the Subject Person under the terms hereof), directly or indirectly through one or more intermediaries, is the manager or a managing member in a limited liability company or a general partner in a partnership or limited partnership or otherwise acts in a similar capacity; (iv) any officer, director or senior executive of the Subject Person; or (v) if the Subject Person is an officer, director or Member of the Company, any company for which the Subject Person acts in the same or similar capacity. In addition to the foregoing, if the Subject Person is a real estate investment trust, a “protective trust” established pursuant to a trust agreement, the terms of which have been approved by the Managing Member, in its reasonable discretion, shall be deemed an Affiliate of the Subject Person.

“Affiliate Agreement”: Any contract, agreement or other arrangement, oral or written, entered into between (i) the Company or the Property Company LLC and (ii) any of the Managing Member, any Member or any Affiliate of the Managing Member or any Member with respect to the provision of goods or services of any kind or nature to or for either the Company or the Property, including, without limitation, the Management Agreement.

“Agreement”: This Amended and Restated Limited Liability Company Agreement, as the same may be amended from time to time in accordance herewith.

“Allocation Date”: (i) The last day of each Fiscal Year, (ii) the day before the date of any change in ownership of the Company, (iii) the day before the date a Member ceases to be a member of the Company, or (iv) any other date reasonably determined by the Managing Member as appropriate for a closing of the Company’s books.

“Annual Plan”: As defined in Section 4.3(a).

“Annual Report”: As defined in Section 7.1(e).

“Assumed Loan”: As defined in the Recitals.

“Bankruptcy Event”: A Bankruptcy Event shall be deemed to have occurred with respect to a Member (or a managing member or general partner, if applicable, of any Member) if:

(i) such Member or such other Person as described in the parenthetical above shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or such other Person of all, or substantially all of, its property or its Membership Interest;

(ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Member or such other Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member or such other Person shall acquiesce in the entry of such order, judgment or decree, or such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or such other Person or of all or substantially all of its property or its Membership Interest shall be appointed without the consent or acquiescence of said Member or such other Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days;

(iii) such Member or such other Person shall admit to the other Member in writing its inability, or shall fail generally, to pay its debts as they mature;

(iv) such Member or such other Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(v) any assets of such Member or such other Person are attached, seized or subjected to a garnishment or other action by a creditor of such Member or such other Person seeking to realize upon a judgment against such Member.

“Business Day”: A day which is not a Saturday or Sunday or a legally recognized public holiday in the United States or the State of New York.

“Buy/Sell Closing”: As defined in Section 10.4(c).

“Buy/Sell Deposit”: As defined in Section 10.4(f).

“Buy/Sell Notice”: As defined in Section 10.4(a).

“Buy/Sell Price”: As defined in Section 10.4(a).

“Buying Member”: As defined in Section 10.4(b).

“Calculation Date” means the day on which the Company Accountants compute the amount to be allocated pursuant to the provisions of Section 8.5(a) hereof for any Calculation Period.

“Calculation Period” means the period from the respective dates Capital Contributions are made to a Calculation Date.

“Capital Account” : As defined in Section 8.1.

“Capital Budget”: As defined in Section 4.3(a).

“Capital Contributions”: With respect to any Member, the sum of (i) the Initial Capital Contribution of the Member, (ii) all Additional Capital Contributions made by the Member, and (iii) except as provided herein, other contributions of money to the Company.

“Cash Flow”: Cash Flow of the Company, for any period shall mean:

(i) the gross cash receipts of the Company for such period from all sources, including, but not limited to, all receipts from the ownership and operation of the Property, all Excess Loan Proceeds, the cash proceeds attributable to any Capital Contributions made to such Company during such period and the net proceeds from a Disposition after payment of all costs and expenses associated therewith (including, without limitation or duplication, the payment of commissions and the satisfaction of Loans required in connection therewith, closing costs, attorneys’ fees and expenses and prorations of ad valorem taxes) and net reductions in funded reserves or sinking funds of such Company (other than any such reductions used to pay expenditures of such Company); less

(ii) the sum of:

(a) without duplication of any amounts deducted in determining (i) above, the gross cash expenditures of the Company for such period for all purposes including both operating and capital expenditures, determined in accordance with cash basis accounting principles consistently applied (excluding expenditures made from previously established reserves); and

(b) deposits or allocations into reserve accounts (and reserves which are provided for in any approved Annual Budget or which are otherwise approved by the Members or required pursuant to any Loans).

“Code”: The Internal Revenue Code of 1986, as amended.

“Company”: As defined in the Preamble.

“Company Accountants”: any firm of independent certified public accountants which the Managing Member shall determine to cause the Company to use, subject to the approval of GEPT SPE. Scott & Cronin, LLP – Certified Public Accountants are hereby approved to act as Company Accountants.

“Company Assets”: The direct and indirect assets of the Company. As of the date upon which all of the Initial Capital Contributions shall have been made, the direct assets of the Company shall include a 100% membership interest in the Property Company LLC and the indirect assets of the Company shall include the assets of the Property Company LLC. For all applicable income tax purposes, Property Company LLC shall be disregarded, and all of its assets shall be deemed to be assets of the Company.

“Competing Assets”: As defined in Section 2.7.

“Company Certificate”: As defined in the Recitals.

“Contesting Member”: As defined in Section 4.5(b).

“Contributing Member(s)”: Each Member that has funded its required share of any Capital Contribution.

“Contribution Loan”: As defined in Section 11.3(a)(i).

“Damages”: As defined in Section 13.15.

“Default”: As defined in Section 11.1(a).

“Defaulting Member”: As defined in Section 11.1(c).

“Delaware Act”: The Delaware Limited Liability Company Act at 6 Del. C. §§ 18-101 et seq., as amended from time to time.

“Depreciation” shall mean, for each Period, an amount equal to the depreciation, amortization, and other cost recovery deductions allowable with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization and other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

“Designated Buy/Sell Value”: As defined in Section 10.4(a).

“Designated Value”: As defined in Section 10.3(a).

“Disposition”: The sale, exchange, transfer, condemnation or other disposition of all or any part of the Company Assets other than in the ordinary course of business.

“Electing Member”: As defined in Section 11.3(a)(i).

“Emergency Situation”: A situation impairing or imminently likely to impair structural support of the Property or causing or imminently likely to cause bodily injury to persons or physical damage to the Property in, on, under, within, upon, around or about the Property or causing or imminently likely to cause substantial economic loss to the Company or any Company Assets.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Excess Loan Proceeds”: With respect to any Loan, the net proceeds as and when such proceeds are distributed to the Company (including, without limitation, the distribution of sums that were held by the lender of any Loan from any escrow and/or reserve accounts as same are returned to the Company or to the applicable constituent interest holders, but specifically excluding any sums that continue to be held by the lender under a Loan (e.g., amounts held in any escrow account)): (i) after payment of all expenses in connection therewith; (ii) after repayment of any Loan being repaid or refinanced; and (iii) after payment of any additional expenditures for which such Loan was obtained.

“Existing LLC Agreement”: As defined in the Recitals.

“Fiscal Year”: As defined in Section 2.6.

“Fireman’s Fund Lease”: As defined in the Recitals.

“GEPT”: As defined in Section 4.11.

“GEPT SPE”: As defined in the Preamble.

“Gross Asset Value”: shall mean, with respect to any of the Company’s assets, such asset’s adjusted basis for federal income tax purposes except that:

(i) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of such distribution as determined by an independent appraiser selected by the Company Accountant;

(ii) the Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective fair market values, as determined by the Managing Member and approved by GEPT SPE, as of (x) the acquisition of any additional Company Interest (or increase in its Company Interest) by any new or existing Member in exchange for services or for more than a de minimis Capital Contribution, (y) the distribution of more than a de minimis amount of the Company’s cash or property to a Member as consideration for all or a portion of an interest in the Company, or (z) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iii) to the extent that the Gross Asset Value is determined under clauses (i) or (ii) of this definition, the Gross Asset Value of such property shall be adjusted by the amount of Depreciation taken into account with respect to such asset for purposes of computing Net Profit or Net Loss.

“Indemnitee”: As defined in Section 13.14.

“Initial Annual Plan”: As defined in Section 4.3(a).

“Initial Capital Contributions”: As defined in Section 3.1.

“Initial Installment”: As defined in Section 10.4(a).

“Internal Rate of Return” shall mean, with respect to each Member, as of each date of a distribution of Cash Flow by the Company, the rate of return (calculated as provided below, taking into account the time value of money) which (i) the distributions of Cash Flow to the Member as of such date represents on (ii) the aggregate Capital Contributions made by such Member (other than Capital Contributions made pursuant to Section 3.2(e)).

In determining the Internal Rate of Return, the following shall apply:

1. all present value calculations are to be made as of the date such Capital Contributions were made or deemed made;

2. all distribution amounts shall be based on the amount of the distribution prior to the application of any federal, state or local income taxation (including any withholding or deduction requirements);

3. the rates of return shall be per annum rates and all amounts shall be calculated on a monthly basis and compounded on a quarterly basis on the basis of a twelve month year.

For purposes of clarification, attached hereto as Exhibit B is a hypothetical example of the calculation of the Internal Rate of Return.

“Investment Company Act”: As defined in Section 6.1(g).

“Key Man Event”: As defined in Section 4.2(b).

“Lender”: As defined in the Recitals.

“Loan”: Any indebtedness or obligation for money borrowed by the Company or the Property Company LLC and any notes payable and drafts accepted representing extensions of credit, approved by the Members in accordance with the terms of this Agreement (including, without limitation, the Assumed Loan).

“Loan Documents”: Any agreement, instrument or documents evidencing and/or securing any Loan.

“Losses”: As defined in Section 6.3(a).

“Major Decisions”: Each decision with respect to the Company and/or the Property and/or or any portion thereof which involves any matter specifically stated in this Agreement to require the approval of both Members, including, without limitation, each decision identified in Schedule B hereto.

“Management Agreement”: As defined in Section 4.12(a).

“Manager”: As defined in Section 4.12(a).

“Managing Member”: Initially, AA SPE, or such other Member as may be designated or become the Managing Member pursuant to the terms hereof.

“Members”: Effective on the date hereof, each Member (each a “Member”), in their respective capacities as Members, and any of their successors and assigns in their respective capacities as Members admitted to the Company as Members hereunder, and any other person admitted as a Member under this Agreement, for so long as any such Person is a Member under the terms of this Agreement.

“Membership Interest” and “Interest”: The entire interest of a Member in the Company.

“Minimum Gain Attributable to Partner Nonrecourse Debt”: That amount determined in accordance with the principles of Treasury Regulations Sections 1.704-2(i)(3), (4) and (5).

“Net Profit and Net Loss”: For any Period, the net income or net loss of the Company for such Period, determined in accordance with Section 703(a) of the Code, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles with the following adjustments:

(i) any income of the Company that is exempt from federal income tax shall be included as income;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(iii) in calculating gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes, the basis of such property shall be its Gross Asset Value rather than its basis for federal income tax purposes;

(iv) the depreciation, amortization or other cost recovery deductions shall be computed in accordance with the definition of “Depreciation” hereunder;

(v) in the event the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(vi) notwithstanding any other provisions of this definition, any gross items which are specially allocated pursuant to Sections 8.5(c) and (d) shall not be taken into account.

“Non-Contributing Member”: As defined in Section 11.3(a).

“Non-Defaulting Members”: As defined in Section 11.1(c).

“Non-Managing Member”: Initially, GEPT SPE, or such other Member as may be designated or become the Non-Managing Member pursuant to the terms hereof.

“Non-Purchasing Member”: As defined in Section 10.3(b).

“Nonrecourse Deductions”: The meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Non-Transferring Members”: As defined in Section 10.2(a)(i).

“Notified Party”: Each Member that receives an Offer Notice under Section 10.3(a).

“Notifying Party”: Each Member electing to cause the sale of Membership Interests pursuant to Section 10.3(a).

“Offer Notice”: As defined in Section 10.3(a).

“Operating Budget”: As defined in Section 4.3(a).

“Partner Nonrecourse Debt”: The meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

“Partnership Minimum Gain”: The meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Percentage Interest”: Initially shall mean, with respect to each Member, the percentage set forth next to its name on Schedule A hereto. The Percentage Interest of each Member may change as provided in this Agreement.

“Period”: For the first Period, the period commencing on the date of this Agreement and ending on the next Allocation Date. All succeeding Periods shall commence on the day after an Allocation Date and end on the next Allocation Date.

“Permitted Transfers”: As defined in Section 10.1(b).

“Person: An individual, partnership, joint venture, corporation, limited liability company, trust or other legal entity.

“Plan Asset Regulations”: As defined in Section 2.8.

“Property”: As defined in the Recitals.

“Property Company Certificate”: As defined in the Recitals.

“Property Company LLC”: As defined in the Recitals.

“Purchase and Sale Agreement”: As defined in the Recitals.

“Purchasing Member”: As defined in Section 10.3(b).

“Purchase Price”: As defined in Section 10.3(a).

“Put/Call Closing”: As defined in Section 10.3(c).

“Put/Call Deposit”: As defined in Section 10.3(e).

“Reallocation Right”: As defined in Section 11.3(a)(i).

“Real Property”: As defined in the Recitals.

“Regulation D”: As defined in Section 6.1(g).

“Regulatory Action”: As defined in Section 8.5(d)(vi).

“Reimbursement Agreement”: As defined in Section 10.12.

“REOC”: As defined in Section 2.8.

“Replacement Managing Member”: As defined in Section 4.5(a).

“Residual Distribution Percentages”: At all times while AA SPE is the Managing Member, and at such times that AA SPE is not the Managing Member due to its removal as such pursuant to Section 4.5 if (i) it is subsequently reinstalled as the Managing Member by virtue of a court order, or (ii) AA SPE has exercised the buy/sell set forth in Section 10.4 (but only so long as AA SPE is not in default with respect to its obligations under said Section), the Members’ Residual Distribution Percentages shall be 50% each. At all other times, the Members’ Residual Distribution Percentages shall be their Percentage Interests. In the event that Member’s Percentage Interest is adjusted pursuant to Section 11.4, a proportionate adjustment shall be made to such Member’s applicable Residual Distribution Percentage (e.g., if a Member’s Percentage Interest were reduced by 10% from 75%, its applicable Residual Distribution Percentage would also be reduced by 10%).

“ROFO Deposit”: As defined in Section 10.2(a)(i).

“ROFO Election”: As defined in Section 10.2(a)(i).

“ROFO Notice”: As defined in Section 10.2(a)(i).

“ROFO Termination Date”: As defined in Section 10.2(a)(i).

“Securities Act”: The United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller”: As defined in the Recitals.

“Selling Member”: As defined in Section 10.4(b).

“Service Agreement(s)”: Any and all service, maintenance or other contract(s) for the provision or delivery of goods, supplies or services with respect to the Property to which the Company or Property Company LLC is a party or assignee.

“Substitute Member”: As defined in Section 10.6.

“Transfer”: As defined in Section 10.1(a).

“Transferring Member”: As defined in Section 10.2(a)(i).

“Trigger Event”: As defined in Section 10.3(a).

“UBTI”: “Unrelated business taxable income” within the meaning of Section 511-514 of the Code.

“Unanimous Decisions”: As defined in Section 13.28.

“Unrecovered Capital”: With regard to each Member, an amount equal to the Capital Contributions made by such Member, less all distributions to such Member pursuant to Sections 8.3(i) or 8.3(ii) hereof.

ARTICLE II

LIMITED LIABILITY COMPANY

2.1 Certificates of Formation and Qualification.

(a) The Company Certificate shall be amended whenever, and within the time periods, required by the Delaware Act. The Managing Member shall file on behalf of the Company such other certificates or instruments, and amendments thereto, as shall be required in order to cause the Company to qualify to do business where required by law. Each Member shall execute, and the Managing Member shall promptly cause to be filed on behalf of the Company, such other and further certificates or instruments as may from time to time be required by law or deemed appropriate by the Managing Member (i) for the perfection and continued maintenance of the Company as a limited liability company under the Delaware Act and under the laws of any state in which the Company is then doing business, (ii) to cause such certificates and instruments to reflect accurately the composition of the Company and the Membership Interest of each Member, and (iii) to permit the Company to own the Company Assets and transact business lawfully.

(b) The Property Company Certificate shall be amended whenever, and within the time periods, required by the Delaware Act. The Managing Member shall cause the Company to file on behalf of the Property Company LLC such other certificates or instruments, and amendments thereto, as shall be required in order to cause the Property Company LLC to qualify to do business where required by law. Each Member shall execute, and the Managing Member shall promptly cause the Company to be filed on behalf of the Property Company LLC, such other and further certificates or instruments as may from time to time be required by law or deemed appropriate by the Managing Member (i) for the perfection and continued maintenance of the Property Company LLC as a limited liability company under the Delaware Act and under the laws of any state in which the Property Company LLC is then doing business, (ii) to cause such certificates and instruments to reflect accurately the composition of the Property Company LLC, and (c) to permit the Property Company LLC to transact business lawfully. In addition, the Managing Member represents and warrants that as of the date hereof the Company holds all of the membership interests in the Property Company LLC free and clear of any claims or interests of any other person or entity whatsoever.

2.2 Name. The name of the Company is “Novato FF Venture, LLC” in which name all the direct Company Assets shall be held and under which name all business and affairs of the Company shall be conducted except to the extent otherwise required by the laws of the State of Delaware or any other state in which the Company is doing business.

2.3 Principal Office, Resident Agent and Registered Office. The principal office of the Company shall be located at c/o American Assets, Inc., 11455 El Camino Real, Ste. 200, San Diego, CA 92130. The name and address of the registered agent of the Company in the State of Delaware upon whom process may be served, and the address of the registered office of the Company in the State of Delaware, is RL&F Service Corp., One Rodney Square, Wilmington, New Castle County, Delaware 19801.

2.4 Purpose. The purpose of the Company shall be: (a) to hold all of the membership interests in the Property Company LLC, and to handle, encumber, sell or otherwise dispose of part or all of the same, as may be determined to be appropriate in accordance with the terms of this Agreement; (b) to cause the Property Company LLC (i) to exercise such rights to acquire the Property pursuant to the Purchase and Sale Agreement, (ii) to manage, operate, lease, alter, improve and maintain the Property, (iii) to construct and renovate the Property, or portions thereof as may be necessary, incidental or desireable to the operation of the Property, (iv) to finance and refinance the Loan or any other indebtedness now or hereafter encumbering the Property, including through the issuance of additional indebtedness, as may be determined to be appropriate in accordance with the terms of this Agreement, (v) to sell, lease, transfer, exchange, or otherwise dispose of part or all of the Property, as may be determined to be appropriate in accordance with the terms of this Agreement, and (vi) to take such further acts and conduct such further activities as may be necessary or incidental to the foregoing; and (c) to take such further acts and conduct such further activities as may be necessary or incidental to the foregoing.

2.5 Term. The term of the Company shall continue until the liquidation and dissolution of the Company pursuant to Article IX hereof.

2.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December in each year. The Company shall have the same Fiscal Year for income tax and accounting purposes.

2.7 Other Business. Neither any Member, nor an Affiliate of any Member, may develop, construct, acquire, own, operate, manage and/or lease one or more office properties within a 5-mile radius of any exterior boundary of the Property (“Competing Assets”). Except for the foregoing, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Neither the Company, nor the other Member, shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. Nothing herein shall preclude a Member, or an Affiliate of a Member, from, among other things, developing, constructing, acquiring, owning, operating, managing and/or leasing one or more office properties outside of a 5-mile radius of all exterior boundaries of the Property. A Member, or an Affiliate of a Member, shall have the right, without liability to the Company or the other Member, to take actions that may have the effect of enhancing the value or competitive position of such assets relative to the Company Assets.

2.8 REOC Status.

(a) The Managing Member covenants to use its reasonable efforts to conduct the Company’s business and affairs in such manner that the Company shall qualify as a “real estate operating company” (a “REOC”) within the meaning of Department of Labor Regulations set forth at 29 C.F.R. Section 2510.3-101, or any successor to such regulations (the “Plan Asset Regulations”), and relevant authority interpreting the Plan Asset Regulations. GEPT SPE believes, at the date hereof, that the Company qualifies as a REOC, but the parties agree that GEPT SPE shall have no liability should this belief prove inaccurate. In the event that at any time a Member believes that the Company will not qualify as a REOC, it shall notify the other Member, and the Managing Member shall thereafter consult with legal counsel for the Company reasonably acceptable to the Members and recognized as experienced in ERISA matters. In the event that a Member shall determine that (i) there is reason to believe that the Company probably may not qualify as a REOC, and (ii) investment in the Company by “benefit plan investors” is “significant” (as such terms are defined under the Plan Asset Regulations), the Managing Member shall (A) make such changes to the operations of the Company as may be reasonably necessary to achieve REOC status, or (B) if they are unable to do so, conduct the Company’s business and affairs in accordance with ERISA and, to the extent that any Person has discretionary authority or control with regard to the management or disposition of the assets of the Company, including the Managing Member or any entity to which Managing Member shall delegate any authority hereunder in accordance with this Agreement, such Person shall be registered as an investment adviser under the Investment Advisers Act of 1940 and shall acknowledge in writing that it is a fiduciary (within the meaning of 3(21) of ERISA) with respect to each Member that is subject to ERISA.

(b) The Company hereby establishes the ninety (90) day period commencing on the first anniversary of its “initial valuation date” as the Company’s “annual valuation period” (as each such term is defined under the Plan Asset Regulations).

2.9 Admission of Members. Simultaneously with the execution and delivery of this Agreement, GEPT SPE and AA SPE are being admitted to the Company as Members.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS BY MEMBERS

3.1 Initial Capital Contributions.

(a) On March 7, 2007, AA SPE and GEPT SPE each made a start-up capital contribution to the Company in the amount set forth opposite its respective name in the third column on Schedule A attached hereto.

(b) Substantially concurrently herewith and in connection with the closing of the purchase of the Property under the Purchase and Sale Agreement, AA SPE and GEPT SPE each have made a supplemental capital contribution to the Company in the amount set forth opposite its respective name in the fourth column on Schedule A attached hereto. Each of such capital contributions was (or shall be) in cash (or by wire transfer of immediately available funds).

(c) The capital contributions described above in Sections 3.1(a) and (b) are referred to herein as the “Initial Capital Contributions”. Each Member’s Initial Capital Contribution (or the value thereof as set forth in Schedule A) shall be credited to such Member’s Capital Account.

(d) After giving effect to the Initial Capital Contributions the respective Unrecovered Capital balances and Capital Accounts of the Members in the Company as of the date hereof are equal to the amounts listed opposite their names in the fifth column on Schedule A attached hereto.

3.2 Additional Capital Contributions.

(a) After the Initial Capital Contributions have been funded, if the Company shall not have sufficient funds available to pay its expenses, (i) the Managing Member may call, in accordance with, and subject to, the terms of Section 3.2(c), for additional contributions to the capital of the Company for application in accordance with the terms and provisions of the Annual Plan, and (ii) either Member, acting alone, may call for additional contributions to the capital of the Company to pay for the following: (A) any expenses deemed necessary as a result of an Emergency Situation; (B) any expenses approved in writing by both Members (other than through their approval of an Annual Plan); and/or (C) all real estate taxes or other taxes imposed against the Company or the Property, insurance premiums, utility charges and debt service payments pursuant to any Loan. All additional capital contributions which may be called in accordance with this Section 3.2(a) are hereinafter collectively referred to herein as “Additional Capital Contributions”.

(b) Any Additional Capital Contributions called pursuant to Section 3.2(a) shall be made by the Members in the same proportion as their Percentage Interests and will be credited to their respective Capital Accounts in accordance with the terms hereof.

(c) To the extent commercially practicable, prior to calling for an Additional Capital Contribution, the Managing Member will first try to obtain the necessary funds from Cash Flow, available Company insurance, if applicable, and/or third-party financing (if permitted by the Company’s existing financing). If the Managing Member is unable to obtain the necessary funds from the sources described in the preceding sentence, in order to call for any Additional Capital Contributions in accordance with Section 3.2(a), the Managing Member shall deliver to all Members a notice calling for the Additional Capital Contributions, indicating (i) the respective amounts of the Members’ required Additional Capital Contributions, (ii) the basis (including the costs and expenses) for which such Additional Capital Contribution is required, and (iii) the date (which date shall in no event be earlier than the tenth (10th) Business Day after receipt of such notice) by which the Members shall be required to make their Additional Capital Contributions. If GEPT SPE desires to make a call for Additional Capital Contributions in accordance with Section 3.2(a)(ii), GEPT SPE shall deliver a notice to the Managing Member, which notice shall indicate the amount of such Additional Capital Contribution and the basis (including the costs and expenses) for which such Additional Capital Contribution is required, and the Managing Member, promptly after receipt of such notice, shall deliver to all Members a notice calling for the Additional Capital Contribution indicating those matters set forth in clauses (i)-(iii) of the preceding sentence, provided, however, that the Managing Member shall, to the extent commercially reasonably practicable, first try to obtain the requested funds from Cash Flow, available Company insurance, if applicable, and/or third-party financing. Each Member shall be required to contribute its full Percentage Interest of the aggregate Additional Capital Contributions by the date specified.

(d) If a Member shall fail to contribute its full Percentage Interest of any Additional Capital Contributions, each Contributing Member shall have the rights set forth in Sections 11.3 and 11.4.

(e) Except as set forth in (i) below, in no event shall GEPT SPE be responsible, either directly or indirectly through a capital call, for any amounts owing with respect to a non-recourse carve out (including any guaranty or indemnity with respect to environmental matters) under any Loan or document.

(i) If a capital call is made to pay any obligation(s) of the Company or the Property Company LLC under or with respect to any such non-recourse carve out (including any guaranty or indemnity with respect to environmental matters), which obligation(s) arises directly as a result of the gross negligence or willful misconduct of GEPT SPE or GEPT SPE’s Affiliates while GEPT SPE or GEPT SPE’s Affiliate is the Replacement Managing Member, GEPT SPE shall contribute or cause to be contributed cash to or for the benefit of the Company, but only to the extent attributable to such gross negligence or willful misconduct of GEPT SPE (as agreed to in writing by GEPT SPE or determined by court order or judgment) and shall receive a corresponding credit to its Capital Account.

(ii) If a capital call is made to pay any obligation(s) of the Company or the Property Company LLC under or with respect to any such non-recourse carve out (including any guaranty or indemnity with respect to environmental matters), which obligation(s) arises directly as a result of the negligence of GEPT SPE or GEPT SPE’s Affiliates, AA SPE (subject to clause (i) above of this Section 3.2(e)) shall contribute or cause to be contributed cash to or for the benefit of the Company or the Property Company LLC in the full amount necessary to discharge such obligation and shall receive a corresponding credit to its Capital Account, unless GEPT SPE delivers written notice to AA SPE of GEPT SPE’s intent to contribute such funds, in which case GEPT SPE shall contribute or cause to be contributed cash to or for the benefit of the Company in the full amount necessary to discharge such obligation and shall receive a corresponding credit to its Capital Account. Any contributions made by AA SPE pursuant to this Section 3.2(e)(ii) shall be repaid pursuant to Section 8.3(i).

(iii) In all other circumstances, if a capital call is made to pay any obligation(s) of the Company or the Property Company LLC under or with respect to any such non-recourse carve out (including any guaranty or indemnity with respect to environmental matters), AA SPE shall contribute or cause to be contributed cash to or for the benefit of the Company in the full amount necessary to discharge such obligation and shall receive a corresponding credit to its Capital Account (provided, however, that the foregoing is not intended to waive or release any claims arising out of a failure of AA SPE, Manager or their respective Affiliates to comply with their respective obligations hereunder or under any Affiliate Agreement).

3.3 General.

(a) Except as specifically provided in this Agreement, no Member may contribute capital or property to, or withdraw capital or property from, the Company. To the extent any monies which any Member is entitled to receive pursuant to Article VIII would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

(b) Interest earned on Company funds shall inure solely to the benefit of the Company. Unless otherwise specifically provided herein, no interest or similar return shall be paid on any Capital Contributions or advances to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.

3.4 No Third Party Rights. The right of the Members to require any Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, the holder of any indebtedness of the Company, or the holder of any obligations secured by an encumbrance or lien upon or affecting the Company, any interest of a Member or the Property or any part thereof or any interest therein.

3.5 Return of Capital. Except as otherwise provided in Articles VIII or IX, no Member shall have the right to demand or to receive the return of all or any part of its contributions to the capital of the Company. In addition, no Member has the right to demand or to receive property other than cash in return for its contributions to the capital of the Company.

ARTICLE IV

MANAGEMENT

4.1 Meetings of the Members. The Managing Member shall conduct a management meeting as often as it determines that the management of the affairs of the Company shall require one, but shall hold such meetings not less frequently than quarter-annually, and shall conduct an annual meeting (which may be included as a part of one of the quarterly meetings) to review and approve the Annual Plan and any other Major Decisions that the Managing Member or Non-Managing Member desires to consider, whether or not prior notice of such proposal was distributed. The Non-Managing Member shall have the right to call management meetings on reasonable prior notice. Such management meetings shall be held at the principal place of business of the Company unless another location is otherwise designated by the Managing Member, including, but not limited to, meetings by telephone conference. Each Member shall be entitled to attend each meeting and such participation may be telephonic. The Managing Member, or Non-Managing Member, as the case may be, shall use reasonable efforts to distribute the proposed agenda for the meeting in question to the other Member within a reasonable period of time prior to such meeting. If a proposed agenda is delivered, the proposed agenda shall in no way limit the actual agenda for the meeting. The provisions of this Section 4.1 shall not be construed to impair the ability of the Managing Member to act pursuant to this Agreement (or to obtain approvals of the Non-Managing Member in connection with any Major Decision without a meeting).

4.2 Designation and Authority of the Managing Member.

(a) The Members have designated and do hereby designate AA SPE as the Managing Member of the Company. The day-to-day management of the Company shall be the obligation and responsibility of and rest exclusively with the Managing Member, who shall have all the rights and powers as are necessary or advisable for the management of the business and affairs of the Company in accordance with this Agreement; provided, however, that, subject to the provisions of Section 4.5 hereof, the prior written approval of the Non-Managing Member shall be required in connection with each Major Decision and as otherwise required by this Agreement. The Managing Member may, without the consent of the other Member, make appropriate expenditures for items to the extent specifically provided for or set forth in an approved Annual Plan, subject to the requirements of Section 4.6.

(b) In carrying out its functions, the Managing Member shall devote as much time and resources to the management of the Company Assets as are necessary to manage the Company Assets in accordance with prevailing standards applicable to office properties similar to the Property. Any such delegation of its duties and responsibilities hereunder shall not relieve Managing Member of any liability in respect of its duties and obligations hereunder; provided that the Managing Member’s responsibility for selecting third-party providers (who are not Affiliates of the Managing Member) of service or materials to the Company shall be to use prudent business judgment in selecting such providers. So long as AA SPE is the Managing Member, it shall make available to the Company the full benefit of the judgment, experience and advice of its senior management team, including, without limitation, John Chamberlain and Ernest Rady, in performing the services called for hereunder by the Managing Member. If, while AA SPE is the Managing Member, neither of the foregoing individuals is active in the management of AA SPE or neither is charged with primary responsibility to carry out on AA SPE’s behalf its responsibilities as the Managing Member (each a “Key Man Event”), and if, within sixty (60) days after such Key Man Event, AA SPE fails to engage replacement management charged with primary responsibility for carrying out AA SPE’s responsibilities as the Managing Member pursuant to arrangements reasonably satisfactory to GEPT SPE, then GEPT SPE may elect via written notice to the Managing Member to require that the Company Assets (including the Property) be sold and the Company be liquidated pursuant to Article IX hereof, in which event the Managing Member shall cause the Company to sell the Company Assets; provided, however, that GEPT SPE shall not elect to have the Company Assets sold and the Company liquidated pursuant to this Section if AA SPE delivers an Offer Notice pursuant to Section 10.3 hereof prior to the expiration of said sixty (60) day period and AA SPE thereafter performs all of its obligations under said Section 10.3.

(c) The Managing Member shall not be paid a fee for its services to the Company. The Managing Member shall be reimbursed by the Company for out-of-pocket expenses reasonably incurred by the Managing Member in the performance of its obligations, provided that such expenses are incurred pursuant to the approved Annual Plan or otherwise approved by the Non-Managing Member in accordance with the requirements of this Agreement. Notwithstanding the foregoing, the Managing Member shall not be reimbursed for general administrative and overhead expenses of the Managing Member or its Affiliates (except as permitted by Section 4.4(b)). Except as herein stated in this Section 4.2(c), no Member shall receive any compensation for its services to the Company as a Member.

(d) No Member shall permit the registration or listing of interests in the Company on an “established securities market”, as such term is used in Treasury Regulations Section 1.7704-1.

(e) No Member shall permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for United States federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law. Any action or other decision in connection with any such election relating to the Company shall be the subject of a Major Decision.

4.3 Annual Plan Decisions.

(a) The Managing Member shall prepare and submit, or cause any Manager to prepare and submit, to the Members for approval a proposal for the following items (collectively, to the extent approved by the Members, the “Annual Plan”) for the Property and the Company on an annual basis: (i) an operating budget (the “Operating Budget”) setting forth the estimated revenues and expenses (including permitted variances and contingencies) of the Company, the Property Company LLC and the Property for the ensuing Fiscal Year; (ii) a capital budget (the “Capital Budget”), which shall include the proposed capital expenditures (including permitted variances and contingencies) relating to the Property and sources of funds in connection therewith, including the projected time for, and amount of, any projected Additional Capital Contributions to be required by the Members during the period covered by such budget and the capital required by the Property Company LLC; (iii) a year-end internal valuation of the Property; (iv) a brief but reasonably complete written description of the anticipated plan for operating and handling the Company Assets during the ensuing Fiscal Year; and (v) an analysis of the market in which the Property is located and competing projects. Attached hereto as Exhibit E is the approved Annual Plan for the period from the date hereof (assuming for this purpose that the closing of the purchase of the Property under the Purchase and Sale Agreement occurs on the date hereof) through December 31, 2007 (the “Initial Annual Plan”). The proposed Annual Plan for each subsequent Fiscal Year of the Company after December 31, 2007 shall be submitted for the approval of the Members not later than October 31st of the year prior to the Fiscal Year covered thereby. If the Members do not approve an Annual Plan for the Company, then the preceding year’s Annual Plan will apply until the earlier of (A) June 30 of the applicable Fiscal Year, or (B) a new Annual Plan is approved by the Members, with actual increases in non-discretionary expenses (e.g., real estate taxes, insurance, debt service, and Service Agreement fee escalations) and deletion of non-recurring items other than expenses for non-recurring items that have already been approved by the Members but have not yet been fully performed and/or funded. In addition to the foregoing, items approved by the Members, the cost of which the Members expected to be incurred over more than one year (and therefore to be included in more than one Annual Plan) shall also be deemed approved so as to continue to permit the Company to continue to undertake such item.

(b) The terms of each Annual Plan shall be subject to review and modification at the end of each calendar quarter upon the approval of both Members.

(c) Subject to the provisions of Section 4.5 hereof, Managing Member shall not, without the prior consent of the Non-Managing Member, rent or lease or commit the Company or the Property Company LLC to rent or lease, any space in the Property, except pursuant to leases which do not constitute a Major Decision.

(d) During each Fiscal Year in the performance of its duties provided for herein, the Managing Member and any Manager shall not expend any amounts not provided in the Operating Budget or Capital Budget set forth in the Annual Plan, except in an Emergency Situation (and notice of any emergency expenditures shall promptly be given to all Members); provided that the Managing Member or any Manager may exceed any line item in any Operating Budget or Capital Budget by not more than ten percent (10%) so long as the aggregate amount by which such Budget is exceeded (excluding any contingency provided for in such Budget) is not more than five percent (5%) of the total amount of such Budget. If the Managing Member becomes aware of the fact that there is not sufficient income to cover current operating expenses, each Member shall be promptly notified.

4.4 Affiliate Agreements; Employment and Termination.

(a) The terms of all Affiliate Agreements shall be subject to the prior written approval of both Members, which approvals shall not be unreasonably withheld, conditioned or delayed in the event that the terms of the services provided by such Affiliate under such Affiliate Agreement or pursuant to such transaction are comparable to the terms and level of service that would apply in a similar arrangement with an unaffiliated party and are on competitive market rates and terms. In any event, the Managing Member shall cause each Affiliate Agreement to provide that it may be terminated as contemplated by Section 4.4(c) below. Each Affiliate which is a party to an Affiliate Agreement shall be qualified to perform, and shall be capable of performing, its respective obligations under such Affiliate Agreement. Except as otherwise agreed in writing by both Members, the Managing Member shall enforce each Affiliate Agreement in accordance with its terms and the Managing Member shall not, nor shall it cause the Company or the Property Company LLC (y) to, amend or waive any rights under any Affiliate Agreement (including, without limitation, the Management Agreement), or (z) to amend or waive any rights of the Company or the Property Company LLC under any transaction with the Managing Member or an Affiliate of the Managing Member.

(b) For their respective services, each Affiliate that is a party to an Affiliate Agreement shall be compensated and shall be entitled to expense reimbursements as provided in any such Affiliate Agreement entered into in accordance with this Agreement. Other than as stated in this Section 4.4(b), no Affiliate shall be entitled to any compensation for its services to the Company or to the Property.

(c) Notwithstanding any other provision to the contrary in this Agreement, at any time that any Affiliate of any Member is a party to an Affiliate Agreement, the Member other than the Member whose Affiliate is a party to such Affiliate Agreement, shall have the right to cause the Company or the Property Company LLC, as applicable, to terminate the services of the Affiliate under the applicable Affiliate Agreement:

(i) upon the occurrence of any event entitling the Company or the Property Company LLC, as applicable, to terminate such Affiliate Agreement, if such event shall remain uncured after the delivery by the Company or the Property Company LLC, as applicable, to the Affiliate of any required notice of such event and the expiration of any applicable cure period thereunder (with such required notice to be delivered promptly upon the occurrence of any material breach or default); or

(ii) in the event that AA SPE is in Default and GEPT SPE has designated a Replacement Managing Member pursuant to Section 4.5(a) below.

(d) In the event that the Member, other than the Member whose Affiliate is a party to such Affiliate Agreement, shall have caused the termination of such Affiliate Agreement pursuant to this Section 4.4(c), then such Member shall be entitled to cause the Company or the Property Company LLC, as applicable, to enter into on behalf of the Company or the Property Company LLC, as applicable, a new agreement and to appoint the new other party thereunder, such appointment to be on commercially reasonable terms and conditions

4.5 Default of the Managing Member.

(a) Upon GEPT SPE’s determination that a Default has occurred with respect to AA SPE, GEPT SPE or a Person designated by it (“Replacement Managing Member”) shall automatically become the Managing Member and upon such replacement, but subject to Section 4.5(b), all management rights and obligations with respect to the Managing Member after such replacement of

AA SPE shall be exercised by the Replacement Managing Member (it being understood that in the event that the Replacement Managing Member shall not be GEPT SPE, such Replacement Manager shall have no Membership Interests in the Company), provided that in no event shall the Replacement Managing Member have any liability of any kind or nature whatsoever which in any way arises from, out of or related to acts or omissions which occurred, or facts, circumstances or conditions which existed, prior to such replacement.

(b) GEPT SPE shall have the right, effective upon its determination that a Default has occurred with respect to AA SPE and notwithstanding any other provision of this Agreement to the contrary: (i) to appoint a Replacement Managing Member until (if ever) AA SPE is reinstalled as the Managing Member by written agreement of the Members or by virtue of a court order; and (ii) regardless of whether GEPT SPE has appointed a Replacement Managing Member, to make unilaterally all decisions and approvals, other than Unanimous Decisions, which the Company or the Members are permitted to make (notwithstanding any provisions of this Agreement, including, without limitation, the provisions of this Article IV, to the contrary), such authority to continue until (if ever) AA SPE is reinstalled as the Managing Member as provided in clause (i) above; provided, however, that the foregoing is not intended to limit, and AA SPE shall retain, the right to deliver a Buy-Sell Notice under Section 10.4 hereof in accordance with the terms thereof and to enforce the provisions of this Agreement relating to such a buy/sell in accordance with Section 10.4 hereof. For a period of thirty (30) days after (x) GEPT SPE delivers a notice to AA SPE that GEPT SPE or its designee has become the Replacement Managing Member or (y) AA SPE otherwise becomes aware that GEPT SPE or its designee has become the Replacement Managing Member, GEPT SPE shall not cause the Company to cause the Property Company LLC to enter into an agreement to sell or to sell its undivided interest in the Property. If GEPT SPE has appointed a Replacement Managing Member, AA SPE shall be excused prospectively from performing its obligations under this Agreement as the Managing Member until (if ever) AA SPE is reinstalled as the Managing Member as provided in clause (i) above. If AA SPE is reinstalled as the Managing Member by virtue of a court order, then GEPT SPE shall be liable to the Company and AA SPE for any litigation costs (including reasonable attorneys’ fees) which the Company or AA SPE, as the case may be, incurred on account of GEPT SPE’s election. If a court order concludes that a Default had occurred with respect to AA SPE, then AA SPE shall be liable to the Company and GEPT SPE for any litigation costs (including reasonable attorneys’ fees) which the Company or GEPT SPE, as the case may be, incurred on account of GEPT SPE’s election.

4.6 Major Decisions.

(a) Except to the extent otherwise specifically provided for in this Agreement, no act shall be taken, sum expended, decision made, approval granted or obligation incurred by the Company or the Managing Member with respect to a Major Decision unless and until the same shall have been approved by both Members. Major Decisions may be proposed by the Managing Member or GEPT SPE at any time (provided that GEPT SPE may not propose a sale within two (2) years from the date of this Agreement unless (x) AA SPE is in Default, or (y) AA SPE has called for an Additional Capital Contribution). For so long as AA SPE is the Managing Member, if either Member shall decide to propose a Major Decision as provided aforesaid, such proposal shall be made to the other Member in writing (which writing shall include a statement to the effect that the proposed decision is a “Major Decision” under this Section 4.6), together with, to the extent then reasonably available to the proposing Member, any material information known to the proposing Member which is reasonably necessary for the other Member to make an informed decision (it being understood that following the removal of AA SPE as Managing Member and until AA SPE shall be reinstalled (if ever) as Managing Member, no such notice shall be required). Upon receipt of the proposed Major Decision and such information, the other Member shall have fifteen (15) days to either approve or disapprove, in its sole discretion, the proposed Major Decision. Failure to deliver a written approval within the applicable time limit shall be deemed a denial of approval. Each Member who disapproves (or is deemed to have disapproved) a proposed Major Decision shall notify the other Member promptly, in writing, of its reasons for such disapproval if requested to do so by the other Member (it being understood, however, that the foregoing is not intended to limit the discretion of a Member in determining whether to approve or disapprove a Major Decision).

(b) Except as otherwise provided in this Agreement, the Managing Member shall (and shall have the right and obligation to), in good faith, take any and all action which the Managing Member deems necessary or appropriate, in accordance with the provisions hereof, with regard to the operations of the Company, to effectuate Major Decisions approved by both Members, and GEPT SPE shall be bound thereby as if it had joined in such action.

The provisions of this Section 4.6 are subject to the limitations set forth in Section 13.28.

4.7 Approvals and Consents. Except as otherwise specifically provided in this Agreement, where the granting or withholding of approval or consent of any Member (other than the Managing Member acting in its capacity as Managing Member to effectuate any Major Decision approved pursuant to Section 4.6 and/or otherwise carrying out the day-to-day management of the Company in a manner consistent with the terms of this Agreement) is required, requested or contemplated pursuant to any provision of this Agreement or otherwise in connection with the business of the Company, including the approval or consent with respect to any Major Decision:

(a) The granting of such approval or consent shall be in writing (unless deemed given as provided for elsewhere in this Agreement); and

(b) such approval or consent shall be granted or withheld in the sole and absolute discretion of such Member.

4.8 Copies of Notices Affecting the Property. In the event that either Member or an Affiliate of either Member receives any service of process or any notice of (or similar document relating to) any action, omission, violation or circumstance which could have an adverse effect on the operation or value of the Company and/or the Company Assets, then the Person receiving such service, notice or other document shall deliver a copy of same to the other Member, as soon as practicable; provided, however, that if the Person receiving such notice or other document is not a party to this Agreement, then the party to this Agreement whose Affiliate received such notice shall cause such Affiliate to deliver a copy of same to the Members.

4.9 Bank Accounts. On behalf and at the expense of the Company and the Property Company LLC, as applicable, the Managing Member shall maintain or cause any Manager to maintain accounts in banks or trust companies in the U.S., for the deposit and disbursement of all funds relating to the Company and the Property Company LLC, respectively (provided, however, that AA SPE shall provide prior written notice to GEPT SPE of the banks or trust companies in which any funds of the Company or the Property Company LLC shall be deposited). The funds of the Company and the Property Company LLC shall not be commingled with the funds of any other Person. The Managing Member shall not employ any funds in such bank accounts in any manner except for the benefit of the Company or the Property Company LLC, as applicable, and in accordance with this Agreement. Notwithstanding the foregoing, the Managing Member shall maintain all such accounts in accordance with the requirements of any applicable Loan Documents.

4.10 UBTI. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member, the Company and the Property Company LLC shall use their best efforts, and the Managing Member shall cause any Manager to use its best efforts, to conduct the Company’s and the Property Company LLC’s business and manage the Company Assets in a manner necessary to avoid the realization of UBTI to any of the Members or their members or partners. In furtherance of the foregoing sentence, without first obtaining the consent of the other Member, the Managing Member will not permit the Company or the Property Company LLC to undertake any types of revenue-generating activity which have not been previously approved either pursuant to its approval of the Annual Plan (if the income from such new service is clearly indicated on such Annual Plan) or otherwise, that would cause UBTI.

4.11 Tax Exempt Status. Each Member is aware of the material limitations on the actions of the Company, due to the tax exempt status of General Electric Pension Trust (“GEPT”). Each Member hereby agrees that the Managing Member shall cause the Company to participate solely in activities that further the tax exempt purpose of GEPT and shall forego to take any action which would be inconsistent with such tax exempt purpose of GEPT.

4.12 Property Management.

(a) The Property has certain unique development opportunities that require material active management, including, without limitation: (i) the development of approximately 600,000 square feet of unimproved land at the Property; and (ii) the re-deployment of material space within the presently leased buildings at the Property of greater than 136,000 rentable square feet of which the existing tenant at the Property is not occupying so as to transform one or more of the buildings at the Property from a single-tenant space into a multi-tenant space. The potential utilization of any development opportunities at the Property are material to the decision by the Company to invest in the Property and the Managing Member shall be responsible for actively managing the successful realization of such opportunities. The Asset Management Agreement sets forth the steps in which AAI, as the Manager, shall undertake in order to enhance the likelihood of successful realization of the development opportunity.

(b) The Managing Member shall cause the Company or the Property Company LLC to retain, as an independent contractor, a property manager and a leasing broker (who may or may not be one and the same) qualified to manage or broker, as the case may be, properties similar to the Property (said manager and broker, collectively, “Manager”). The Manager shall be retained to provide such services as the Managing Member deems advisable, including, without limitation, building management, leasing and development. Any agreement or contract (the “Management Agreement”) between the Company or the Property Company LLC and Managing Member or an Affiliate of Managing Member shall be subject to the prior written approval of GEPT SPE (which approval shall not be unreasonably withheld, conditioned or delayed); provided that such Management Agreement shall include the terms set forth in clauses (i)-(ii) below) and shall provide that: (i) the fees payable to Manager shall be not greater than the fair market fees payable by owners of properties similar to the Property to managers or brokers similar to Manager in the market in which the Property is located; and (ii) any personnel required to perform the services contracted for under the Management Agreement shall be employees of a party other than the Company or the Property Company LLC. The Managing Member shall monitor the Manager in the performance of the active management of the development opportunities at the Property and the Managing Member shall enforce the provisions of the Asset Management Agreement setting forth such active management of the development opportunities at the Property. The Managing Member shall, directly and indirectly (by monitoring the performance of the Manager), work closely with the tenant at the Property in managing the Property, by establishing procedures for (A) the frequent inspection of the condition of the Property, and (B) the frequent review of the financial records pertaining to the management and maintenance of the Property. The Managing Member shall (1) plan for the re-deployment of the presently leased buildings at the Property upon the expiration of the Fireman’s Fund Lease, and (2) monitor the condition of the Property so as to permit the Company to promptly respond to any adverse circumstances affecting the Property or the financial condition of the Fireman’s Fund.

(c) The Managing Member shall monitor the Manager in the performance of the active management of the Property and the Managing Member shall enforce the provisions of the Asset Management Agreement setting forth such active management of the development opportunities at the Property.

(d) The Members hereby approve the Property Company LLC entering into that certain Asset Management Agreement with AAI, an Affiliate of AA SPE, the form of which is attached hereto as Exhibit D. Initially, (i) AAI shall be designated as the “Manager” under the terms of said Asset Management Agreement, and (ii) said Asset Management Agreement shall constitute the “Management Agreement” under the terms of this Agreement.

(e) The Managing Member agrees that it shall not deposit, and it shall not permit the Property Company LLC to deposit, any funds of the Company or the Property Company LLC into any bank, brokerage, or similar account unless the same first has been approved in writing by GEPT SPE.

4.13 Special Covenants of Managing Member.

(a) Managing Member shall, or shall cause the Manager to, comply, or cause tenant to comply pursuant to the Fireman’s Fund Lease, with the insurance requirements set forth on Exhibit C hereto.

(b) Managing Member shall cause the Company or the Property Company LLC, at Company expense, to retain legal counsel to institute all necessary legal action or proceedings for the collection of rent or other income from the Property, or for the eviction or dispossessing of tenants or other persons therefrom; provided that, subject to the provisions of Section 4.5 hereof, (i) Managing Member shall not terminate, amend or waive any material provisions of, or permit the Property Company LLC to terminate, amend or waive any material provisions of, any lease (including the Fireman’s Fund Lease) without the prior written approval of the Non-Managing Member, and (ii) Managing Member shall notify the Non-Managing Member of such counsel for its approval prior to retaining such counsel.

ARTICLE V

PARTITION

Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition in kind with respect to any Company Asset (including, without limitation, the Property).

ARTICLE VI

COVENANTS, WARRANTIES AND REPRESENTATIONS OF MEMBERS

6.1 Representations and Warranties of Members. In addition to the covenants, warranties and representations made elsewhere in this Agreement, each of AA SPE and GEPT SPE as to itself does hereby warrant and represent to the other and to the Company that, as of the date of this Agreement (and only as of the date of the Agreement):

(a) Such Member has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(b) All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken;

(c) This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general legal and equitable principles;

(d) Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material adverse affect on the Company or its assets;

(e) Such Member has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with its admission as a Member;

(f) Such Member is able to bear the economic risk of an investment in the Company and can afford to sustain a total loss on such investment. Such Member further acknowledges that there are substantial risks in the investment (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Membership Interest is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including, experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Membership Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment;

(g) Such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D, and (ii) is a partnership, corporation, limited liability company, trust or estate with total assets in excess of $5,000,000 and has not been formed for the specific purpose of acquiring the Membership Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D. Such Member, or each beneficial owner of such Member, is a “qualified purchaser” as such term is defined in Section 2(a)(51)(A) of the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the “Investment Company Act”) and, to the extent requested by the Company, has submitted information substantiating such individual qualification;

(h) (1) the Membership Interest acquired or to be acquired by such Member are being acquired solely for its own account as principal, for investment purposes only, and (2) such Member has not offered or sold the Membership Interest or any portion thereof nor does it have any present intention of dividing such Membership Interest with others or of selling, distributing or otherwise disposing of any portion of such Membership Interest either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act;

(i) Such Member understands that it is the position of the Securities and Exchange Commission that the statutory basis for an exemption under the Securities Act may not be present in connection with the issuance of the Membership Interest if its present intention were to acquire the Membership Interest with an intent to resell or to hold such securities for a short period, for a deferred sale, for a market rise, or for any other fixed period;

(j) Such Member understands and agrees that none of the Membership Interests in the Company have been registered under the Securities Act or applicable state securities laws, and are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such interests may not be resold unless such interests are subsequently registered under the Securities Act and such other laws or such resale is exempt from such registration. Such Member is aware that an exemption from the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder is not presently available, and the Company has no obligation to register the Membership Interests subscribed for hereunder or to make available an exemption from the registration requirements pursuant to such Rule 144 or any successor rule for resale of the Membership Interest. Such Member understands that there is no market for its Membership Interest and there can be no assurance that such a market will exist at any future time;

(k) All documents pertaining to the investment in the Membership Interest have been made available for inspection by such Member and such legal, tax, accounting and financial advisers as it has deemed necessary or desirable. Such Member and such advisors have had a reasonable opportunity to ask questions and receive information from a person or persons acting on behalf of the Company concerning such investment, the Company Assets, the Company, the Property Company LLC and such other matters as such Member and any of its advisors have deemed necessary or desirable. All such questions have been answered to the full satisfaction of such Member and any such advisors, and such Member has received all such information requested but such Member has in all events relied upon its own due diligence in evaluating this instrument. Such Member acknowledges and agrees that it has been represented by counsel in connection with its acquisition of its Membership Interest;

(l) Such Member further acknowledges that any projections or similar financial information provided to it with respect to the intended activities of the Company and the Property Company LLC are based upon assumptions that are subject to significant economic, competitive and other uncertainties, many of which are beyond the control of the Company and the Property Company LLC. The actual results of the Company and the Property Company LLC will differ from those projected because, among other reasons, some assumptions may not materialize and unanticipated events and circumstances may occur, and those differences may well be materially adverse to the Company or the Property Company LLC;

(m) In evaluating the suitability of an investment in the Company, such Member has carefully reviewed all information that it considers to be necessary or desirable in connection with such investment and is familiar with and understands the terms of such investment. Such Member has carefully considered and has, to the extent such Member believes such discussion necessary or desirable, discussed with its professional legal, tax, accounting and financial advisers the suitability of an investment in the Membership Interest for its particular tax and financial situation and has determined that the Membership Interest being subscribed for by it is a suitable investment for such Member. With respect to individual or other tax and other economic considerations involved in this investment, such Member is not relying on the Company, the Property Company LLC or any other person;

(n) Such Member hereby acknowledges that no federal or state agency has made any finding or determination as to the fairness of the terms of the purchase and sale of the Membership Interest for investment nor any recommendation or endorsement of the investment in the Membership Interest;

(o) The issuance of the Membership Interests to the Members is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act, and, if applicable, in the sole judgment of the Company, the provisions of Regulation D thereunder, which is in part dependent upon the truth, completeness and accuracy of the statements made by such Member herein and in any other documents furnished by such Member to the Company;

(p) It is understood that in order not to jeopardize the exempt status under Section 4(2) of the Securities Act of the purchase and sale of the Membership Interests and, if applicable, in the sole judgment of the Company, Regulation D thereunder and the status of the Company under Section 3(c)(7) of the Investment Company Act, any transferee of the Membership Interests (if such transfer is otherwise permitted hereunder) may be required to fulfill the investor suitability requirements thereunder, including, without limitation, the requirement that such transferee by a “qualified purchaser” as such term is defined in Section 2(a)(51)(A) of the Investment Company Act; and

(q) Neither Member is aware of any brokerage commission, finders fee or similar fee payable by the Company or the Property Company LLC in connection with the formation of the Company or the Property Company LLC or the Company’s or the Property Company LLC’s acquisition of the Property. AA SPE hereby agrees to indemnify, protect, defend and hold harmless GEPT SPE, GEPT SPE’s Affiliates, the Company and the Property Company LLC from any loss, claim, damage or liability for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with AA SPE’s acquisition of its interest in the Company, the formation of the Company or the Property Company LLC or the Company’s or the Property Company LLC’s acquisition of the Property, which arises from any commitment or other action in favor of a third party of AA SPE or any of its Affiliates. GEPT SPE hereby agrees to indemnify, protect, defend and hold harmless AA SPE from any loss, claim, damage or liability for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with GEPT SPE’s acquisition of its interest in the Company, the formation of the Company or the Property Company LLC or the Company’s or the Property Company LLC’s acquisition of the Property, which arises from any commitment or other action in favor of a third party of GEPT SPE or any of its Affiliates.

6.2 Representations and Warranties of AA SPE. In addition to the covenants, warranties and representations made elsewhere in this Agreement, AA SPE does hereby warrant and represent to GEPT SPE and the Company that, as of the date of this Agreement (and only as of the date of this Agreement), the following representations and warranties related to AA SPE are true and correct in all material respects:

(a) There have been no amendments to the Purchase and Sale Agreement, and the Purchase and Sale Agreement continues in full force and effect. Neither AAI nor AA SPE previously has assigned, pledged, or otherwise encumbered (or transferred to any other person or entity) any interest in the Purchase and Sale Agreement or the Property (other than as described in the Recitals).

(b) AA SPE is a limited partnership duly organized under the laws of the State of California. The Ernest Rady Trust (existing under a Declaration of Trust dated March 10, 1983) owns, directly or indirectly (and free and clear of any rights, claims, interests, liens or other encumbrances of any other party whatsoever), (i) 100% of the interests within the sole general partner within AA SPE, and (ii) at least 51% of the interests within the sole limited partner within AA SPE. Said limited partner holds, free and clear of any other claims of any other parties whatsoever, at least 75% of the interests within the profits and losses of AA SPE. AA SPE has provided GEPT SPE with an unaudited balance sheet for the Ernest Rady Trust, and the same is accurate as of the stated date thereof in all material respects (it being understood that the assets included in the unaudited balance sheet are reflected on a cost basis).

(c) AA SPE holds its Membership Interest within the Company free and clear of any rights, claims, interests, liens or other encumbrances of any other persons or entities whatsoever.

(d) AA SPE has provided GEPT SPE with copies of (or have made available to GEPT SPE for inspection) all material documents provided by the Seller under the Purchase and Sale Agreement to AAI and or any of its Affiliates, and neither AAI nor AA SPE have discovered additional information with respect to the Purchase and Sale Agreement or the Property which has not been disclosed in writing to GEPT SPE and which reasonably could be expected to have a material adverse impact on the Company or GEPT SPE. To the actual knowledge of AA SPE after due inquiry, the provision of such information and materials to GEPT SPE does not violate or result in a breach of any confidentiality obligations owed by AAI or any other person or entity arising out of the Purchase and Sale Agreement or any other agreements entered in connection therewith.

(e) To the actual knowledge of AA SPE after due inquiry, (i) the right of first offer included in Section 19.5 of the Fireman’s Fund Lease has been duly waived by the tenant thereunder, and (ii) the consummation of the sale of the Property to the Company pursuant to the Purchase and Sale Agreement on or before June 15, 2007 shall not violate the right of first offer or give rise to any claim in favor of the tenant under the Fireman’s Fund Lease (or any other person or entity) on account of any purported failure to comply with the terms of the right of first offer.

(f) As of the date of this Agreement, the Managing Member has operated the Company in accordance with the Initial Annual Plan approved per the Existing LLC Agreement.

(g) After giving effect to the supplemental Capital Contributions described in Section 3.1(b), and the closing of the purchase of the Property pursuant to the Purchase and Sale Agreement, the Company Assets shall include liquid working capital equal to at least $250,000.

6.3 Member Indemnity/Guaranties.

(a) Each of the Members shall indemnify and hold harmless the Company and the other Member from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and claims of any and every kind (collectively, “Losses”) which in any way arise from any breach by such Member of the representations and warranties set forth in this Agreement. The aforesaid indemnity and hold harmless shall in each case (i) be several, not joint, (ii) be recourse as between the indemnifying Members, only to each such Member’s Membership Interest, and (iii) be payable only to the extent of distributions to each such indemnifying Member, such that any amount to be otherwise distributed to such indemnifying Member shall be paid instead to such indemnified parties (pro rata among such indemnified parties in proportion to the total amounts owed to such indemnified parties).

(b) Subject to Section 3.2(e), if the Company, its Members or any Affiliates of such Members shall be required to provide a guaranty, assurances or indemnities in connection with any Loan, then both Members shall be obligated to provide such guaranty, assurances or indemnities and each Member hereby agrees that, except as provided below, each such Member’s share of liability under any such guaranties, assurances or indemnities, notwithstanding the characterization of such any such liability as several under the applicable Loan document, shall be in an amount equal to the Member’s respective Percentage Interests in the Company at the time such guaranty, assurance or indemnity is provided. Notwithstanding the foregoing, but subject to compliance with Code Section 514(c)(9)(E) and the Regulations promulgated thereunder as determined by GEPT SPE, to the extent the actions or inactions of only one of the Members results in liability under any of the aforementioned guaranties or indemnities to the other Member, the Member causing such liability shall bear the liability thereunder and shall indemnify and hold harmless the other Member from and against all damages, expenses and liabilities incurred by such Member under such guaranties and indemnities.

6.4 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Article VI shall survive the expiration or sooner termination of this Agreement.

ARTICLE VII

BOOKS AND RECORDS; STATEMENTS;

AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

7.1 Books and Records; Statements; Audits by Independent Certified Public Accountants.

(a) The Managing Member shall keep all books, records, reports and statements required to be kept or delivered by the Managing Member hereunder or by Manager under any Management Agreement. All books and records shall be kept in a manner consistent with appropriate accounting principles and procedures, consistently applied, that fully and accurately reflects the financial and other transactions with respect to the operation of the Company, the Property Company LLC and the Property. Each Member shall have access (and shall have the right to have its accountants and representatives have access) at all times to inspect and examine such books and records, accounts, reports, invoices, receipts and information related to the ownership and/or operation of the Company, the Property Company LLC and the Property upon reasonable advance written notice and each shall have the right to copy said books and records at the Company’s expense.

(b) The books, accounts and records of the Company shall be at all times maintained at the principal office of the Company or at the Manager’s office, as the case may be.

(c) As soon as practicable (but in no event later than fifteen (15) days after the end of each month of each Fiscal Year during the term of this Agreement), the Managing Member shall arrange for and furnish to the other Member unaudited balance sheets, an unaudited cash flow statement and an unaudited income statement for the Company and the Property Company LLC as at such month-end.

(d) As soon as practicable (but in no event later than thirty (30) days after the end of each quarter of each Fiscal Year during the term of this Agreement), the Managing Member shall arrange for and furnish to the other Member unaudited balance sheets, an unaudited cash flow statement and an unaudited income statement for the Company and the Property Company LLC as at such quarter-end.

(e) As soon as practicable (but in no event later than ninety (90) days after the end of each Fiscal Year during the term of this Agreement), the Managing Member shall use its best efforts to arrange for and furnish to the other Member audited financial statements certified by the Company Accountants (each, an “Annual Report”) for such Fiscal Year accurately reflecting the financial condition and the results of operation of the Company and the Property Company LLC, all prepared using fair value basis accounting and in accordance with the applicable provisions of this Agreement.

(f) The Managing Member shall cause to be prepared by the Company Accountants all returns which must be filed by the Company and the Property Company LLC with any taxing authority. The Company Accountants shall submit such returns in draft form to the Company and the Members for their approval at least thirty (30) days prior to the required filing date (as extended by all extensions available as of right); each Member shall review and comment thereon in a timely manner so as to enable the Company to meet all filing deadlines and all deadlines set forth in this Section 7.1 and no tax return may be filed without the approval of both Members. The Managing Member shall use its best efforts to cause the Company Accountants to deliver to the Company and each Member as soon as practicable, but in any event no later than fifteen (15) days prior to the filing deadline (as extended by all extensions available as of right) for the Company’s and the Property Company LLC’s tax returns for each Fiscal Year, (i) a copy of the Company’s and the Property Company LLC’s tax returns for such Fiscal Year and (ii) the Schedule K-1 thereto for such Member. In addition, the Managing Member shall cause to be made available to each Member such other information as any Member may reasonably require to enable such Member to prepare its own tax returns, and other filings required by law to be made by such Member, in a timely and accurate manner.

(g) The Managing Member shall deliver to GEPT SPE: (i) copies of monthly, quarterly and annual reports that the Company delivers to any lender under any Loan; and (ii) such other reports, statements and financial information concerning the Company, the Property Company LLC or the Property as may be requested by GEPT SPE.

(h) Except as otherwise expressly provided herein, the costs incurred in connection with Section 7.1(a)-(i) shall be expenses of the Company.

(i) Subject in all events to the provisions set forth in this Section 7.1(i), the Managing Member shall have full power and authority to act for the Company as Tax Matters Partner, as defined in Section 6231(a)(7) of the Code, with all the rights and responsibilities of that position described in Sections 6222-32 of the Code and to act in any similar capacity under applicable state or local law. The Tax Matters Partner covenants and agrees to observe and perform its duties and obligations in accordance with the following provisions:

(i) Subject to the provisions of Section 4.5 hereof, the Tax Matters Partner shall take no action in such capacity which may have a material effect upon the other Member without the authorization or consent of the Other Member, other than such action as the Tax Matters Partner may be required to take by law. The Tax Matters Partner shall use its best efforts to comply with the responsibilities outlined in Sections 6222 through 6232 of the Code.

(ii) Subject to the provisions of Section 4.5 hereof, the Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of the other Member.

(iii) Subject to the provisions of Section 4.5 hereof, the Tax Matters Partner shall not bind the Company or the Property Company LLC to a settlement agreement without obtaining the written concurrence of the other Member. For purposes of this clause (iii), the term “settlement agreement” shall include a settlement agreement at either an administrative or judicial level. Any Member that enters into a settlement agreement with respect to any Company items or the Property Company LLC items (within the meaning of Section 6231(a)(3) of the Code) shall notify the other Member of such settlement agreement and its terms within ninety (90) calendar days after the date of settlement.

(iv) With respect to any tax issue relating to UBTI, GEPT SPE shall have the right to approve all judicial and administrative proceedings in connection therewith, and (i) the Tax Matters Partner shall not take any action, including extending the Company’s statute of limitations and entering into a settlement agreement (as defined above), without the prior consent of GEPT SPE and (ii) the Tax Matters Partner, the Company and the Property Company LLC shall take any actions directed by GEPT SPE, subject to the consent of the Managing Member which may not be unreasonably withheld, delayed or conditioned.

(v) The provisions of this Section 7.1(i) shall survive the termination of the Company or the Property Company LLC or the termination of any Member’s Membership Interest in the Company or the Company’s interest in the Property Company LLC and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the United States Department of the Treasury any and all matters regarding the United States federal income taxation of the Company.

(vi) The Tax Matters Partner, in its capacity as the Tax Matters Partner, shall be reimbursed by the Company for any third party out-of-pocket costs and expenses reasonably incurred by it in the performance of its duties as Tax Matters Partner. No Member shall be reimbursed by the Company for any costs and expenses incurred by such Member in pursuing on its own behalf any of its rights to file petitions, seek judicial review, etc. under this Section 7.1(i) unless (y) the other Member, in its sole discretion, agrees to such reimbursement, or (z) such costs or expenses are incurred by GEPT SPE with respect to its activities pursuant to Section 7.1(i)(iv) hereof.

(vii) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby agrees that the Company will be subject to all provisions of Subchapter K of Chapter l of Subtitle A of the Code; provided, however, that the filing of partnership tax returns shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members. Except as otherwise provided in this Agreement, the Tax Matters Partner shall make such elections as the Tax Matters Partner shall reasonably determine, subject to compliance with Code Section 514(c)(9)(E) and the Regulation promulgated thereunder (as determined by GEPT SPE). Each Member will, upon request, supply the information necessary properly to give effect to such election. Subject to the provisions of Section 4.5 hereof, any election that the Tax Matters Partner wishes to make under the Code or, except as otherwise provided in this Agreement, any Treasury Regulation shall be subject to the consent of the other Member if such election could have an adverse tax or other effect on the other Member.

7.2 Property Records.

(a) Managing Member shall, or shall cause Manager to, render monthly reports for the preceding calendar month, on or before the twentieth (20th) day of each month, in form and with content satisfactory to GEPT SPE. Such monthly reports shall include, without limitation, the following:

(i) A current rent roll;

(ii) A tenant aged collection report;

(iii) A budget variance report, including a summary and detail variance analysis together with a narrative explanation of such variations; and

(iv) A leasing activity report.

(b) Managing Member shall, or shall cause Manager to, prepare and submit to the Members on or before October 15th of each year during the term of this Agreement, a ten (10) year discounted cash flow model for the Property in such form and incorporating such assumptions and projections as reasonably directed by GEPT SPE.

(c) Managing Member shall, or shall cause Manager to, deliver to the Members such other reports in such formats and with such supporting information GEPT SPE may from time to time reasonably request. Managing Member shall, or shall cause Manager to, maintain at the Property all documentation necessary to support the information included on the reports set forth in Section 7.2(a) and 7.2(b).

ARTICLE VIII

CAPITAL ACCOUNTS; DISTRIBUTIONS

8.1 Capital Accounts. There shall be established on the books and records of the Company a capital account (a “Capital Account”) for each Member.

8.2 Adjustments. As of the last day of each Period, the balance in each Member’s Capital Account shall be adjusted by (a) increasing such balance by such Member’s (i) allocable share of Net Profit (allocated in accordance with Section 8.5) for such Period, (ii) Capital Contributions made by such Member during the Period (reduced by any liabilities encumbering assets other than cash contributed by such Member during the Period, which liabilities the Company is considered to assume or take subject to under Code Section 752), and (b) decreasing such balance by (y) the amount of cash or the fair market value of other assets distributed to such Member (net of any liabilities encumbering the distributed assets that such Member is considered to assume or take subject to under Code Section 752), and (z) such Member’s allocable share of Net Loss (allocated in accordance with Section 8.5). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to this Article VIII. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.514(c)-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

8.3 Distributions. Subject to the provisions of Section 9.2 and the terms of any Loan, undistributed Cash Flow, if any, shall be distributed quarterly (no later than the earlier of the fifteenth (15th) day after the end of each quarter or the fifth (5th) business day after the receipt by the Company of any net proceeds from any Disposition) to the Members as follows:

(i) First, to AA SPE to the extent of any contributions made by it pursuant to Section 3.2(e)(ii) hereof;

(ii) Second, to the Members in proportion to and to the extent of their respective amounts of Unrecovered Capital;

(iii) Third, to the Members in the proportion and to the extent necessary for each Member to recognize an 8% Internal Rate of Return taking into account all prior distributions pursuant to Sections 8.3(ii) and (iii); and

(iv) Fourth, to the Members in accordance with their respective Residual Distribution Percentages.

8.4 Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.

8.5 Allocations of Net Profit and Net Loss.

(a) Subject to and after application of Sections 8.5(c), 8.5(d) and 8.9 hereof, Net Profit for each Period shall be allocated as follows:

(i) First, to the Members in amounts sufficient to offset, in reverse order, all prior allocations of Net Losses pursuant to the second sentence of Section 8.5(b)(ii) hereof;

(ii) Second, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 8.5(b)(i);

(iii) Third, to the Members, in proportion to their Percentage Interests, until the Adjusted Capital Account balance of each Member is equal to an amount which, if distributed on the Calculation Date and taking into account all prior distributions pursuant to Sections 8.3(ii) and (iii), would allow such Member to recognize an 8% Internal Rate of Return through the end of the Calculation Period;

(iv) Fourth, to the Members in the proportion to and to the extent of any distributions made to them pursuant to Section 8.3(iv); and

(v) Thereafter, to the Members in accordance with their respective Residual Distribution Percentages.

(b) (i) Subject to and after application of Sections 8.5(c), 8.5(d) and 8.9 hereof, Net Loss for each Period shall be allocated to the members in accordance with their respective Percentage Interests.

(ii) Notwithstanding Section 8.5(b)(i) hereof, Net Loss allocated pursuant to Section 8.5(b)(i) to any Member for any Period shall not exceed the maximum amount of Net Loss that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such Period. Any Net Loss in excess of the limitation in this Section 8.5(b)(ii) shall be specially allocated solely to the other Member to the maximum extent permitted by this Section 8.5(b)(ii).

(c) If, despite the Managing Member’s best efforts to the contrary, the Adjusted Capital Accounts of the Members do not have balances which, if distributed, would result in the Members receiving distributions in the order of priorities set forth in Section 8.3 hereof, then the Managing Member shall allocate Net Profit or Net Loss or items of income, gain, loss and deduction among the Members in such manner as shall, in the Managing Member’s reasonable discretion (but subject to compliance with Code Section 514(c)(9)(E) and the Treasury Regulations thereunder), eliminate as rapidly as possible the disparity between such Adjusted Capital Accounts and the balances required to conform with the priorities of such Section 8.3. An allocation of Net Profit or Net Loss to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss and deduction that is taken into account in computing such Net Profit or Net Loss, as the case may be.

(d) Notwithstanding Sections 8.5(a), (b) or (c), the following special allocations shall be made in the following order prior to the application of Sections 8.5(a), (b) or (c) (as the case may be):

(i) If there is a net decrease in Partnership Minimum Gain (as such decrease is determined as provided in Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)) during any Period, certain items of income and gain, including gross income or gain, shall be allocated to the Members in the amounts and manner described in Treasury Regulations Section 1.704-2(f). The allocations otherwise required pursuant to this Section 8.5(d)(i) shall, however, not apply to a Member to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations. This Section 8.5(d)(i) is intended to comply with the minimum gain chargeback requirement relating to partnership non-recourse liabilities (as defined in Treasury Regulations Section 1.704-2(f)) and shall be so interpreted.

(ii) If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt (determined pursuant to Treasury Regulations Section 1.704-2(i)) during any Period, certain items of income and gain, including gross income or gain, shall be allocated as quickly as possible to those Members which had a share of the Minimum Gain Attributable to Partner Nonrecourse Debt (such share to be determined pursuant to Treasury Regulations Section 1.704-1(i)(5)) in the amounts and manner described in Treasury Regulations Sections 1.704-2(i) and (j). The allocations otherwise required pursuant to this Section 8.5(d)(ii) shall, however, not apply to a Member to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations. This Section 8.5(d)(ii) is intended to comply with the minimum gain chargeback requirement relating to Partner Nonrecourse Debt set forth in Treasury Regulations Section 1.704-2(i)(4)) and shall be so interpreted.

(iii) Deductions attributable to obligations with respect to which a Member bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(b)(4) shall be allocated to the Member or Members that bear the economic risk of loss for such debt in accordance with the requirements of Treasury Regulation Section 1.704-2(i)(1). “Nonrecourse Deductions” (as such term is defined in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c)) of the Company shall be allocated to the Members in proportion to their Percentage Interests.

(iv) If one or more of the Members unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 8.5(d)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8.5 have been tentatively made as if this Section 8.5(d)(iv) were not in this Agreement. This provision is intended to qualify as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(v) If a Member has an Adjusted Capital Account Deficit at the end of any Period, such Member shall be specially allocated items of Company income and gain to bring such Member’s Adjusted Capital Account balance to zero; provided that an allocation pursuant to this Section 8.5(d)(v) shall be made only if and to the extent that (x) such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8.5 have been made as if Section 8.5(d)(iv) hereof and this Section 8.5(d)(v) were not in the Agreement and (y) such allocation complies with the requirements of Code Section 514(c)(9)(E) and the Treasury Regulations thereunder.

(vi) The allocations set forth in Section 8.5(d)(i)-(v) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.5(d)(vi). Therefore, the Managing Member shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner it reasonably determines to be appropriate, subject to compliance with the requirements of Code Section 514(c)(9)(E) and the Treasury Regulations thereunder, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 8.5(a), (b) and (c). In exercising its discretion, the Managing Member shall take into account future Regulatory Allocations pursuant to Sections 8.5(d)(i) and (ii) hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.5(d)(iii) hereof.

(e) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company and Company property revalued pursuant to the definition of “Gross Asset Value” herein shall, solely for federal income tax purposes, be allocated to the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value under any permitted method under Treasury Regulations Section 1.704-3 selected by the Managing Member. Allocations pursuant to this Section 8.5(e) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(f) Solely for purposes of determining a Member’s proportionate share of excess non-recourse liabilities of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), a Member’s interest in the Company’s profits shall be equal to its Percentage Interest.

8.6 Other Allocation Rules.

(a) For purposes of determining the profits, losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder which is approved by both Members.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.

8.7 Withholding. The Managing Member is authorized to withhold from allocations or distributions to the Members any amounts required to be so withheld pursuant to the Code or any other applicable foreign, federal, state or local law and to pay over to foreign, federal, state or local government authorities such amounts. Any amounts so allocated to a Member shall be treated as an amount distributed to such Member pursuant to this Article VIII for all purposes of this Agreement. If the Company makes a distribution in kind to a Member and such distribution is subject to withholding in the manner described above, the Managing Member shall notify such Member as to the extent of the amount of such withholding and such Member shall promptly pay the Company such amount.

8.8 Final Distribution. The final distributions following dissolution shall be made in accordance with the provisions of Section 9.2.

8.9 Section 514(c)(9)(E). Notwithstanding any other provision of this Agreement, if any provision of this Agreement would result in a violation of the rules of Code Section 514(c)(9)(E) and the Treasury Regulations thereunder, such provision will be deemed amended hereby to the minimum extent necessary to cause the Company to continue to be in strict compliance with Code Section 514(c)(9)(E) and the Treasury Regulations thereunder.

ARTICLE IX

DISSOLUTION

9.1 Dissolving Events. The Company shall be dissolved in the manner hereinafter provided promptly following the happening of any of the following events:

(a) upon December 31, 2017; provided that the Members may, by mutual written agreement (but in each party’s sole discretion), extend the term for up to three (3) successive one (1) year periods;

(b) the unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

(c) the disposition by the Company of all or substantially all of the Company Assets and the collection of all amounts derived from any such disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness derived by the Company from any such disposition;

(d) any other event which under applicable law would cause the dissolution of the Company, provided, however, that, unless required by law, the Company shall not be liquidated as a result of any such event and the Company shall be reconstituted;

(e) the delivery of a notice by GEPT SPE pursuant to Section 4.2(b) to require that the Company Assets be sold and the Company liquidated; and

(f) the dissolution of, or a Bankruptcy Event with respect to, either Member, unless the other Member elects within ninety (90) days after the occurrence of any such event to continue the business of the Company.

9.2 Methods of Liquidation. If the Company is dissolved and not reconstituted, an accounting of the Company assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Company Accountants, and the affairs of the Company shall be wound up and terminated. The Managing Member shall serve as the liquidating trustee of the Company unless the Managing Member has caused the dissolution pursuant to a Bankruptcy Event of the Managing Member or the Managing Member is the Non-Contributing Member, in which case the other Member shall designate a liquidating trustee. The liquidating trustee shall be responsible for winding up and terminating the affairs of the Company and shall determine all matters in connection therewith (including, without limitation, the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems advisable and proper; provided, however, that all decisions of the liquidating trustee shall be made in accordance with the fiduciary duty owed by the liquidating trustee to the Company and each of the Members; provided further that any action which would constitute a Major Decision under this Agreement shall require the approval of both Members to the extent required pursuant to Article IV of this Agreement. The liquidating trustee thereafter shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with the following:

(a) First, to the payment of the debts and liabilities of the Company, other than to the Members, and to the expenses of liquidation in the order of priority as provided by law; then

(b) Second, to the establishment of, or addition to, any reserves deemed necessary by the liquidating trustee, for any contingent or unforeseen liabilities or obligations of the Company; provided, however, that any such reserves established hereunder shall be paid over to a bank or other escrow agent to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the liquidating trustee deems advisable, of distributing the balance of such reserves in the manner provided hereinafter in this Section 9.2; then

(c) Third, to the repayment of any liabilities or debts of the Company to any of the Members pro rata to the respective outstanding balances of such liabilities or debts; and then

(d) Fourth, to the Members with positive Capital Account balances, in proportion to and to the extent thereof.

9.3 Adjustment of Distributions. The Members intend that the allocations of Profit and Loss pursuant to this Agreement will result in the Capital Account balances of the Members being such that all distributions upon dissolution will be the same as if such distributions were made pursuant to Section 8.3. However, if the Manager reasonably determines that there is a reasonable possibility that this result would not occur, the Manager may adjust the allocations of Net Profit and Net Loss (or items thereof) otherwise provided for herein in order to attempt to achieve such result, subject to the condition that the Manager has obtained an opinion of counsel or a nationally-recognized accounting firm that such adjusted allocations would be considered to have substantial economic effect under Section 704(b) of the Code and would not result in this Agreement violating Section 514(c)(9)(E)(i) of the Code. The Members agree to amend this Agreement to reflect such adjustments, if required by the Manager upon the advice of such counsel or accounting firm.

9.4 Reasonable Time for Liquidating. A reasonable time shall be allowed for the orderly liquidation of the Company Assets pursuant to Section 9.2 above in order to minimize the losses normally attendant upon such a liquidation; provided, however, that such liquidation shall comply in all events with the timing requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(b).

9.5 Date of Liquidation. The Company shall be liquidated and terminated when all Company Assets have been converted into cash, all promissory notes or other evidences of indebtedness derived by the Company from such conversion of the Company Assets have been collected or otherwise converted into cash, and all such cash has been applied and distributed in accordance with the provisions of Section 9.2 above. The establishment of any reserves shall not have the effect of extending the term of the Company, but such reserves shall be distributed in accordance with Section 9.2 and in the manner and within the time period as the liquidating trustee deems advisable and appropriate.

9.6 Withdrawals. The Members do hereby covenant and agree that they shall not withdraw or retire from the Company except as a result of a permitted Transfer of their entire respective Membership Interests and that they shall carry out their duties and responsibilities hereunder while Members and until the Company is terminated, liquidated, and dissolved under this Article IX.

9.7 Filing of Articles of Dissolution. If the Company is dissolved, the Members shall promptly file a Certificate of Dissolution with the Delaware Secretary of State. If there are no remaining Members, the Certificate of Dissolution shall be filed by the last Person to be a Member; or if neither, the Certificate of Dissolution shall be filed by the legal or personal representatives of the Person who last was a Member.

ARTICLE X

SALE, ASSIGNMENT, TRANSFER

10.1 Transfers of Membership Interests.

(a) General. Except as permitted in this Article X or pursuant to Article XI hereof, no Member may sell, transfer, assign, convey or otherwise dispose of or subject to a security interest or otherwise charge or encumber, either directly or indirectly, voluntarily or by operation of law (collectively, “Transfer”) all or any part of its Membership Interest. Any such act in violation of this Section 10.1(a) shall be void. The approval of any such Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. All Transfers hereinafter permitted are subject to Sections 10.5, 10.6 and 10.7.

(b) Permitted Transfers. Notwithstanding the foregoing, subject to the satisfaction of Sections 10.5, 10.6 and 10.7 (but not subject to the requirements of Section 10.2 hereof), the following Transfers (each, a “Permitted Transfer”) shall be permitted: (i) Transfers of all or any portion of a Member’s Membership Interest in the Company to an Affiliate of such Member; (ii) Transfers of all or any portion of a Member’s Membership Interest in the Company to the other Member or an Affiliate of the other Member; and/or (iii) in the case of a Member which is a trust funding one or more employee benefit plans, or which is directly or indirectly beneficially owned by one or more trusts funding one or more employee benefit plans, Transfers to a successor trustee or trustees of any such trust or to a trustee or trustees of one or more trusts which evolve or devolve from any such trust. GEPT SPE may make no Transfer the result of which would be to jeopardize the status of the Company as a REOC.

10.2 Additional Transfer Terms.

(a) Right of First Offer on Membership Interests.

(i) At any time, with respect to any Transfer other than a Permitted Transfer, any Member wishing to Transfer its Membership Interest (or any portion thereof) (the “Transferring Member”) will be required to provide not less than sixty (60) days’ prior written notice (the “ROFO Notice”) to the other Member (the “Non-Transferring Member”). The ROFO Notice shall set forth the proposed terms of a Transfer (including the price payable in cash, but subject to (and without reduction with respect to) any outstanding Loans, at which the Transferring Member would be willing to sell its Membership Interest (or such portion thereof), the “ROFO Price”). The proposed terms shall contemplate that the ROFO Price shall be calculated with the assumption that all items of pre-closing income and expense shall be received and paid as of the closing of the proposed transfer, and that all such items attributable to post-closing periods shall not have been received or paid (and that no reserves shall have been established therefor); the terms further shall provide that if this assumption is not true as of the closing, then appropriate prorations adjustments shall be made at closing with respect to the cash required to be delivered by the buyer. The Non-Transferring Member will have a right of first offer with respect to the Membership Interest of the Transferring Member at the ROFO Price. The Non-Transferring Member may exercise the right of first offer by: (A) advising the Transferring Member in writing (the “ROFO Election”) that such Non-Transferring Member has elected within forty-five (45) days after receipt of the ROFO Notice to purchase the Membership Interest of the Transferring Member at the ROFO Price; (B) depositing within forty-five (45) days after receipt of the ROFO Notice with a mutually acceptable escrow agent a deposit in cash (the “ROFO Deposit”) equal to five percent (5%) of the ROFO Price for such Membership Interest being acquired by such Non-Transferring Member (which deposit shall be credited against the applicable portion of the ROFO Price if the purchase closes); and (C) closing the purchase within thirty (30) days after the election by the Non-Transferring Member(s) to purchase the Membership Interest of the Transferring Member by payment of the remaining portion of the ROFO Price in cash (subject to any prorations adjustments, as described above), or as otherwise agreed by the parties hereto. If the Non-Transferring Member either (X) fails to deliver the ROFO Election (and the ROFO Deposit) to the Transferring Member within forty-five (45) days after receipt of the ROFO Notice, (Y) waives in writing its right to purchase the Membership Interest being offered by the Transferring Member under this Section 10.2(a) or (Z) defaults in consummating the acquisition of the Membership Interest offered by the Transferring Member in accordance with clause (C) above (each a “ROFO Termination Date”), the Membership Interest offered by the Transferring Member may be sold by the Transferring Member, for not less than ninety-five (95%) percent of the ROFO Price offered to the Non-Transferring Member, at any time during the next one hundred eighty (180) day period subsequent to ROFO Termination Date.

(ii) If a Non-Transferring Member shall have exercised its right to purchase the Membership Interest that was the subject of the ROFO Notice and shall have then defaulted in consummating the transaction, the Transferring Member shall have the right to sell the applicable Membership Interest as described in the preceding paragraph, and the Transferring Member may, as its exclusive remedy, retain the ROFO Deposit as liquidated damages, and not as a penalty. A Non-Transferring Member who exercised its right to purchase the applicable Membership Interest and then defaulted in consummating the transaction shall not be entitled to a return of any portion of the ROFO Deposit.

10.3 Put/Call.

(a) Either Member, for a period of thirty (30) days following the occurrence of a Trigger Event (as hereinafter defined), by written notice (the “Offer Notice”) to the other Member (the Member entitled to give, and giving, the Offer Notice being hereinafter called the “Notifying Party” and the Member receiving the Offer Notice being hereinafter called the “Notified Party”), may declare that it intends either (i) to purchase the Interest of Notified Party, or (ii) to sell its Membership Interest to Notified Party, in either case for a price (the “Purchase Price”); provided that if a Default has occurred with respect to AA SPE, AA SPE shall not be permitted to deliver an Offer Notice under this Section 10.3(a) (except with respect to a Trigger Event under clause (2) of the definition thereof as a consequence of a transfer by GEPT SPE, in which case AA SPE shall have a right to deliver an Offer Notice notwithstanding such Default) (it being understood that the foregoing is not intended to limit in any way AA SPE’s right to deliver a Buy/Sell Notice under Section 10.4(a) hereof). As soon as reasonably possible after the Offer Notice has been received by the Notified Party, the Members shall jointly direct the Company Accountants to determine, at Company expense, the Purchase Price for each of the Interest of the Non-Purchasing Member and the Purchasing Member (as such terms are defined below) as soon as reasonably practicable (but in no event after fifteen (15) days after receipt of the Offer Notice by the Notified Party), which, in each case, shall equal the amount each such Member would receive in liquidation of its Interest pursuant to Section 9.2(d) hereof assuming the Company Assets were sold (in an all-cash transaction and all known debts and obligations of the Company were immediately paid in full) for an amount identified by the Notifying Party in the Offer Notice (the “Designated Value”). The Designated Value shall be deemed to take into account all economic terms relevant to the value of the Company Assets, including, without limitation, deferred maintenance and contingent liabilities or obligations. The Designated Value shall be calculated with the assumption that all items of pre-closing income and expense shall be received and paid as of the closing of the hypothetical sale, and that all such items attributable to post-closing periods shall not have been received or paid (and that no reserves shall have been established therefor); if this assumption is not true as of the closing of the transfer contemplated by this Section 10.3, then appropriate prorations adjustments shall be made at closing with respect to the cash required to be delivered by the buyer. As soon as either Member has been informed of such Purchase Price calculations, it shall, if the other Member has not been so notified, provide written notice of same to the other Member. Within ten (10) days after the date of the Offer Notice, each Member shall give written notice to the other Member and the Company Accountants as to whether or not (A) such Member has actual knowledge of any pending or threatened litigation against the Company or relating to the Property of which the Company or such Member has not previously notified such other Member in writing and, if so, listing and describing such litigation, and (B) such Member has taken any action as of the date of its notice in material violation of this Agreement or not in the ordinary course of business since the date of the most recent financial statement of the Company, and if so, giving a description thereof. If Notified Party’s notice discloses any matter which, in the reasonable judgment of Notifying Party, materially affects the value or marketability of the Company or the Property or the Notified Party’s Membership Interest, Notifying Party shall have the right, at its option, to withdraw its Offer Notice within ten (10) days after the effective date of Notified Party’s notice under this Section 10.3(a) by giving written notice thereof to Notified Party. For purposes of this Section 10.3, a “Trigger

Event” shall mean (1) a disagreement as to any Major Decision which is still continuing, in which case either Member may be the Notifying Party; provided that such Member shall have provided written notice to the other Member setting forth the Major Decision that is the subject of the disagreement and identifying such disagreement as a potential Trigger Event for purposes of this Agreement, and shall have made good faith efforts to resolve any disputes or disagreements with the other Member prior to the giving of the Offer Notice, or (2) the discovery by a Member of a Transfer by the other Member in violation of the terms of this Agreement, in which case only the non-transferring Member may be the Notifying Party, or (3) the discovery by a Member of the occurrence of a Default by the other Member, in which case only the non-defaulting Member may be the Notifying Party, or (4) in the event that the Members do not approve an Annual Plan for the Company by June 30 of the applicable Fiscal Year, or (5) in the event that, at any time that AA SPE is the Managing Member, GEPT SPE delivers a written notice (the “Sale Proposal”) to AA SPE proposing a sale of the Property by the Property Company LLC and AA SPE does not provide, within twenty (20) days of receipt of the Sale Proposal, a written response to GEPT SPE committing to sell Property by the Property Company LLC in accordance with the terms set forth in the Sale Proposal, or (6) with respect to AA SPE only, in the circumstances described in Section 4.2(b); provided that under no circumstances shall a Trigger Event be deemed to have occurred with respect to the circumstances described in clause (1) or (5) above until the expiration of two (2) years after the date of this Agreement.

(b) Within one hundred eighty (180) days after the effective date of any Offer Notice, the Notified Member shall declare that it intends to purchase the Interest of the Notifying Party (in which case the Notified Party shall be referred to as the “Purchasing Member” and the Notifying Party shall be referred to as the “Non-Purchasing Member”) or to sell its Membership Interest to the Notifying Party (in which case the Notifying Party shall be referred to as the “Purchasing Member” and the Notified Party shall be referred to as the “Non-Purchasing Member”), provided, however, that the failure by the Notified Party to make an election within such one-hundred eighty (180) day period shall be deemed to be an election by such Notified Party to sell its Membership Interest to the Notifying Party. Upon the delivery of an Offer Notice with respect to its Membership Interest, no Member shall have any further right to deliver a ROFO Notice under Section 10.2(a) hereof during the period prior to the Put/Call Closing (as defined below) or the default of either party to consummate the transactions contemplated pursuant to this Section 10.3. If either Member Transfers any of its Membership Interest following the giving by the Notifying Party of the Offer Notice to any transferee, such transferee shall be bound by the transferor’s election (or deemed election) with respect to the Offer Notice.

(c) The closing (the “Put/Call Closing”) of the transactions contemplated by this Section 10.3 shall occur within thirty (30) days after the earlier to occur of the election by Notified Party pursuant to Section 10.3(b) or the end of the period within which the Notified Party is to make the election contemplated thereby, shall be consummated through an escrow with a national title company selected by the Purchasing Member subject to the approval of the Non-Purchasing Member (which approval shall not be unreasonably withheld or delayed) and shall take place during normal business hours at the principal place of business of the Purchasing Member or its counsel, or at such other place as the Members may mutually agree. The time and date of the Put/Call Closing shall be specified by the Purchasing Member by at least ten (10) days prior notice to the Non-Purchasing Member.

(d) The following events will take place simultaneously at the Put/Call Closing:

(i) the Purchasing Member shall pay the Purchase Price to the Non-Purchasing Member (subject to any prorations adjustments required by Section 10.3(a));

(ii) the Non-Purchasing Member shall assign to the Purchasing Partner (or its nominee) all of the Non-Purchasing Member’s right, title and interest in, to and under the Company, including, without limitation, the Non-Purchasing Member’s Membership Interest;

(iii) No call for an Additional Capital Contribution may be made to provide the Company with funds necessary to satisfy any obligation of the Company which becomes due as a result of the transactions contemplated by this Section 10.3 (it being understood, however, that the foregoing is not intended to exculpate either Member from liability for causing the Company or any Company Assets to become liable for any obligations in a manner that violates the terms of this Agreement); and

(iv) the Purchasing Member shall pay or cause to be paid in full, by wire transfer of immediately available funds, all loans made by the Non-Purchasing Member or any of its Affiliates to either the Company or the Purchasing Member or any of its Affiliates, whether or not the terms and provisions of such loans expressly provide that such loan is due and payable at the Put/Call Closing.

All instruments executed in connection with the Put/Call Closing shall be without recourse, representation or warranty whatsoever, except that each Member shall represent that the notices given by such party under Sections 10.3(a) and 10.3(b) were true and correct and that, since the date of such notice, it has not taken any action in violation of this Agreement or not in the ordinary course of business and the Non-Purchasing Member shall represent and warrant that it holds title to its Membership Interest free and clear of any liens and encumbrances. Each Member shall pay the fees and expenses of its own attorneys, accountants and advisors in connection with the transaction contemplated by this Section 10.3, and all other expenses of said transactions, including, without limitation, all transfer taxes, recording fees and other costs in connection with such conveyance and transfer, shall be paid by the Purchasing Member.

(e) The Purchase Price and all other amounts payable in connection with the transactions contemplated by this Section 10.3 (subject to any required prorations adjustments) shall be payable at the Put/Call Closing by federal wire of immediately available funds.

(f) On or before the fifteenth (15th) day after the Purchasing Member has been determined pursuant to this Section 10.3, the Purchasing Member shall deposit in escrow with a bank or trust company designated by the Non-Purchasing Member an amount equal to five percent (5%) of the Purchase Price (the “Put/Call Deposit”), such amount to be credited to the Purchase Price at the Put/Call Closing. In the event of a default by the Purchasing Member of the provisions of this Section 10.3, the Non-Purchasing Member shall be entitled to the following remedies, which shall be the sole remedies available to the Non-Purchasing Member as a consequence of such default of the provisions of this Section 10.3 (it being expressly acknowledged and agreed that the Non-Purchasing Member shall retain any and all other remedies which it may have as a result of the Trigger Event or any Default):

(i) The Non-Purchasing Member may terminate the sale and retain the Put/Call Deposit as liquidated damages and not as a penalty. THE PARTIES AGREE THAT IT WOULD BE IMPRACTABLE OR EXTREMELY DIFFICULT TO QUANTIFY THE ACTUAL DAMAGES TO THE NON-PURCHASING MEMBER IN THE EVENT OF A BREACH BY THE PURCHASING MEMBER AND THAT THE AMOUNT OF THE PUT/CALL DEPOSIT IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES GIVEN THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF.

/s/ BB	/s/ RVS
Initials of AA SPE	Initial of GEPT SPE

(ii) Further, and in addition to the remedy described in clause (i) above, the Non-Purchasing Member shall have the right, but not the obligation, exercisable by written notice to the Purchasing Member within thirty (30) days from the date the Non-Purchasing Member learns of such default, to elect to purchase the former Purchasing Member’s Membership Interest for the applicable Purchase Price determined pursuant hereto and otherwise in accordance with the provisions of this Section 10.3, including the provisions related to the timing of the Put/Call Closing. In the event that, after default of the former Purchasing Member of the provisions of this Section 10.3, the former Non-Purchasing Member elects to purchase the Membership Interest of the former Purchasing Member, the former Purchasing Member shall have no right to make a counter-offer for, and no further right to elect to purchase, the Membership Interest of the former Non-Purchasing Member on account of the Put/Call Notice which initially triggered this Section 10.3.

(g) If any Member which is a Non-Purchasing Member fails to perform its obligations contained in this Section 10.3, the Purchasing Member may, in addition to its other remedies set forth in this Agreement (but subject to the limitation on liability contained herein) enforce its rights under this Section 10.3 by an action for specific performance. Furthermore, if any Member fails to perform its obligations contained in this Section 10.3, such Member shall be in Default for purposes of Article XI hereof.

10.4 Buy/Sell.

(a) Following a Default or an alleged Default by AA SPE under Section 11.1(a)(iii) and provided that an Offer Notice that is still effective has not been given pursuant to Section 10.3, AA SPE may, by written notice (the “Buy/Sell Notice”) to GEPT SPE within thirty (30) days after receipt of notice from GEPT SPE of such Default or alleged Default, declare that it intends either (i) to purchase the Interest of GEPT SPE, or (ii) to sell its Membership Interest to GEPT SPE, in either case for a price (the “Buy/Sell Price”). As soon as reasonably possible after the Buy/Sell Notice has been received by GEPT SPE, the Members shall jointly direct the Company Accountants to determine, at Company expense, the Buy/Sell Price for the Interest of each of GEPT SPE and AA SPE as soon as reasonably practicable (but in no event later than fifteen (15) days after receipt of the Buy/Sell Notice by GEPT SPE), which in each case shall equal the amount each such Member would receive in liquidation of its Interest pursuant to Section 9.2(d) hereof assuming the Company Assets were sold (in an all-cash transaction and all known debts and obligations of the Company were immediately paid in full) for an amount identified by AA SPE in the Buy/Sell Notice (the “Designated Buy/Sell Value”). The Designated Buy/Sell Value shall be deemed to take into account all economic terms relevant to the value of the Company Assets, including, without limitation, deferred maintenance and contingent liabilities or obligations. The Designated Buy/Sell Value shall be calculated with the assumption that all items of pre-closing income and expense shall be received and paid as of the closing of the hypothetical sale, and that all such items attributable to post-closing periods shall not have been received or paid (and that no reserves shall have been established therefor); if this assumption is not true as of the closing of the transfer contemplated by this Section 10.4, then appropriate prorations adjustments shall be made at closing with respect to the cash required to be delivered by the buyer. As soon as either Member has been informed of such Buy/Sell Price calculations, it shall, if the other Member has not been so notified, provide written notice of same to the other Member. In the Buy/Sell Notice, AA SPE shall give written notice to GEPT SPE and the Company Accountants as to whether or not (A) AA SPE has actual knowledge of any pending or threatened litigation against the Company or relating to the Property of which the Company or AA SPE has not previously notified GEPT SPE in writing and, if so, listing and describing such litigation, and (B) AA SPE has taken any action as of the date of the Buy/Sell Notice in material violation of this Agreement or not in the ordinary course of business since the date of the most recent financial statement of the Company, and, if so, giving a description thereof. Within ten (10) days after receipt of the Buy/Sell Notice by GEPT SPE, GEPT SPE shall give written notice to AA SPE and the Company Accountants as to whether or not (1) GEPT SPE has actual knowledge of any pending or threatened litigation against the Company or relating to the Property of which the Company or GEPT SPE has not previously notified AA SPE in writing and, if so, listing and describing such litigation, and (2) GEPT SPE has taken any action as of the date of the Buy/Sell Notice in material violation of this Agreement or not in the ordinary course of business since the date of the most recent financial statement of the Company, and, if so, giving a description thereof.

(b) Within seventy-five (75) days after the effective date of any Buy/Sell Notice, GEPT SPE shall declare that it intends to purchase the Interest of AA SPE (in which case GEPT SPE shall be referred to as the “Buying Member” and AA SPE shall be referred to as the “Selling Member”) or to sell its Membership Interest to AA SPE (in which case AA SPE shall be referred to as the “Buying Member” and GEPT SPE shall be referred to as the “Selling Member”), provided, however, that the failure by GEPT SPE to make an election after written request therefore within such seventy-five (75) day period shall be deemed to be an election by GEPT SPE to sell its Membership Interest to AA SPE. Upon the delivery of a Buy/Sell Notice, no Member shall have any further right to deliver a ROFO Notice under Section 10.2(a) hereof during the period prior to the Buy/Sell Closing (as defined below) or the default of either party to consummate the transactions contemplated pursuant to this Section 10.4. If either Member Transfers any of its Membership Interest following the giving by AA SPE of the Buy/Sell Notice, the transferee shall be bound by the transferor’s election (or deemed election) with respect to the Buy/Sell Notice.

(c) The closing (the “Buy/Sell Closing”) of the transactions contemplated by this Section 10.4 shall occur as follows:

(i) If GEPT SPE is the Selling Member, the closing shall take place within ninety (90) days after the earlier to occur of the election by GEPT SPE pursuant to Section 10.4(b) or the end of the period within which GEPT SPE is to make the election contemplated thereby, shall be consummated through an escrow with a national title company selected by the GEPT SPE and shall take place during normal business hours at the principal place of business of AA SPE or its counsel, or at such other place as the Members may mutually agree. The time and date of the Buy/Sell Closing shall be specified by AA SPE by at least ten (10) days prior notice to GEPT SPE; or

(ii) If GEPT SPE is the Buying Member, the closing shall take place within ninety (90) days after the election by GEPT SPE pursuant to Section 10.4(b), shall be consummated through an escrow with a national title company selected GEPT SPE and shall take place during normal business hours at the principal place of business of GEPT SPE or its counsel, or at such other place as the Members may mutually agree. The time and date of the Buy/Sell Closing shall be specified by GEPT SPE by at least ten (10) days prior notice to AA SPE.

(d) The following events will take place simultaneously at the Buy/Sell Closing:

(i) the Buying Member shall pay the Buy/Sell Price to the Selling Member (subject to any prorations adjustments required by Section 10.4(a));

(ii) the Selling Member shall assign to the Buying Member (or its nominee) all of the Selling Member’s right, title and interest in, to and under the Company, including, without limitation, the Selling Member’s Membership Interest;

(iii) No call for an Additional Capital Contribution may be made to provide the Company with funds necessary to satisfy any obligation of the Company which becomes due as a result of the transactions contemplated by this Section 10.4 (it being understood, however, that the foregoing is not intended to exculpate AA SPE from liability for causing the Company or any Company Assets to become liable for any obligations in a manner that violates the terms of this Agreement); and

(iv) the Buying Member shall pay or cause to be paid in full, by wire transfer of immediately available funds, all loans made by the Selling Member or any of its Affiliates to either the Company or the Buying Member or any of its Affiliates, whether or not the terms and provisions of such loans expressly provide that such loan is due and payable at the Buy/Sell Closing.

All instruments executed in connection with the Buy/Sell Closing shall be without recourse, representation or warranty whatsoever except that each Member shall represent that the notices given by such party under Sections 10.4(a) and 10.4(b) were true and correct and that, since the date of such notice, it has not taken any action in violation of this Agreement or not in the ordinary course of business and the Selling Member shall represent and warrant that it holds title to its Membership Interest free and clear of any liens and encumbrances. Each Member shall pay the fees and expenses of its own attorneys, accountants and advisors in connection with the transaction contemplated by this Section 10.4, and all other expenses of said transactions, including, without limitation, all transfer taxes, recording fees and other costs in connection with such conveyance and transfer, shall be paid by the Buying Member.

(e) The Buy/Sell Price and all other amounts payable in connection with the transactions contemplated by this Section 10.4 (subject to any required prorations adjustments) shall be payable at the Buy/Sell Closing by federal wire of immediately available funds.

(f) On the fifteenth (15th) day after the Buying Member has been determined pursuant to this Section 10.4, the Buying Member shall deposit in escrow with a bank or trust company designated by the Selling Member an amount equal to five percent (5%) of the Buy/Sell Price (the “Buy/Sell Deposit”), such amount to be credited to the Buy/Sell Price at the Buy/Sell Closing. In the event of a default by the Buying Member of the provisions of this Section 10.4, the Selling Member shall be entitled to the following remedies, which shall be the sole remedies available to the Selling Member as a consequence of such default of the provisions of this Section 10.4 (it being expressly acknowledged and agreed that the Selling Member shall retain any and all other remedies which it may have as a result of any Default):

(i) The Selling Member may terminate the sale and retain the Buy/Sell Deposit as liquidated damages and not as a penalty. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO QUANTIFY THE ACTUAL DAMAGES TO THE SELLING MEMBER IN THE EVENT OF A BREACH BY THE BUYING MEMBER AND THAT THE AMOUNT OF THE BUY/SELL DEPOSIT IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES GIVEN THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF.

/s/ BB	/s/ RVS
Initials of AA SPE	Initial of GEPT SPE

(ii) Further and in addition to the remedy described in clause (i) above, the Selling Member shall have the right, but not the obligation, exercisable by written notice to the Buying Member within thirty (30) days from the date the Selling Member learns of such default, to elect to purchase the former Selling Member’s Membership Interest for the applicable Buy/Sell Price determined pursuant hereto and otherwise in accordance with the provisions of this Section 10.4, including the provisions related to the timing of the Buy/Sell Closing. In the event that, after default of the former Buying Member of the provisions of this Section 10.4, the former Selling Member elects to purchase the Membership Interest of the former Buying Member, the former Buying Member shall have no right to make a counter-offer for, and no further right to elect to purchase, the Membership Interest of the former Selling Member on account of the Buy/Sell Notice which initially triggered this Section 10.4.

(g) If any Member which is a Selling Member fails to perform its obligations contained in this Section 10.4, the Buying Member may, in addition to its other remedies set forth in this Agreement (but subject to the limitation on liability contained herein) enforce its rights under this Section 10.4 by an action for specific performance. Furthermore, if any Member fails to perform its obligations contained in this Section 10.4, such Member shall be in Default for purposes of Article XI hereof.

10.5 Restraining Order/Specific Performance/Other Remedies.

(a) If any Member shall attempt to Transfer all or any portion of any Membership Interest in the Company in violation of the provisions of this Agreement and any rights hereby granted, then any other Member, in addition to all rights and remedies available hereunder, at law and/or in equity, shall be entitled to a decree or order restraining and enjoining such Transfer and the offending party shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law shall be an inadequate remedy for a breach or threatened breach or violation of the provisions concerning Transfers set forth in this Agreement.

(b) In addition, except as to a failure by the applicable Non-Transferring Member to consummate the purchase contemplated by Section 10.2(a), which failure shall have the exclusive remedy specified in Section 10.2(a)(ii), it is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Article X is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply fully with each of said obligations, and (ii) the uniqueness of each Member’s business and assets and the relationship of the Members. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

10.6 Compliance with Law and Loan Documents. The Members hereby agree that no sale or other Transfer of any interest in the Company shall be made which would result in the violation of any applicable law, order, rule, or regulation to the extent applicable to such sale or other Transfer, including without limitation, the Securities Act, which violation has or might be reasonably deemed to have an adverse impact on the Company, any of the Company Assets or any of the Members. The Members hereby further agree that no sale or other Transfer of any interest in the Company (and no transfer of any direct or indirect interest in any Member) shall be made which would result in the violation of or default under the terms of any Loan Documents.

10.7 Substitute Members. In the event any Member Transfers its Membership Interest in compliance with the other provisions of this Article X, the transferee thereof shall have the right to become a substitute Member (a “Substitute Member”) of the Company only upon satisfaction of the following (with the failure to satisfy the following rendering any such attempted Transfer null and void ab initio):

(a) the transferee of any Member’s Membership Interest (or such portion thereof) accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement;

(b) the transferring Member and the transferee each provide a certificate to the effect that (i) the proposed Transfer will not be effected on or through (A) a U.S. national, regional or local securities exchange, (B) a foreign securities exchange, or (C) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (including, without limitation, the National Association of Securities Dealers Automated Quotation System), and (ii) it is not,

and its proposed Transfer will not be made by, through or on behalf of, (A) a Person, such as a broker or a dealer, making a market in interests in the Company, or (B) a Person who makes available to the public bid or offer quotes with respect to interests in the Company;

(c) the transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Treasury Regulations Section 1.7704-1;

(d) the proposed Transfer will not result in the Company having more than 100 Members, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3));

(e) the proposed Transfer shall not (i) be or result in a non-exempt “prohibited transaction” under ERISA, (ii) be subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to “employee benefit plans”, as defined in Section 3(3) of ERISA, “plans”, as defined in Section 4975(e) of the Code, or “governmental plans” within the meaning of Section 3(32) of ERISA, or (iii) cause the Company’s assets to become “plan assets” subject to ERISA;

(f) the proposed transferees shall be “qualified purchasers” as such term is defined in Section 2(a)(51)(A) of the Investment Company Act.

The Members in their sole discretion may agree to waive any or all of the conditions set forth in paragraphs (b) and (c) of this Section 10.7. In addition, a certificate from any transferring Member and the transferee of such transferring Member certifying that the conditions specified in Sections 10.6 and 10.7(b), (c), (d) and (f) are satisfied, shall, absent fraud or bad faith, be deemed conclusive evidence that such conditions are satisfied. In addition, upon being admitted as a Member, either the transferor or the transferee shall pay a transfer fee to the Company equal to all actual and reasonable third-party expenses, including, without limitation, attorneys’ and accountants’ fees, lenders’ fees and expenses, transfer taxes and expenses incurred by the Company or its Members in connection with the admission of such Person as a Member, including, without limitation, the amendment to this Agreement.

10.8 Overall Transfer Prohibitions.

(a) Notwithstanding anything to the contrary herein contained, no interest in the Company may be transferred if giving effect to such proposed Transfer would result in a default under any Loan (provided, however, that the provisions of this Section 10.8(a) may be waived by a Purchasing Member under Section 10.3 or a Buying Member under Section 10.4).

(b) The Member whose interest in the Company is to be the subject of any Transfer shall, if not otherwise required pursuant to any other provision of this Article X, give the other Member at least fifteen (15) days’ prior written notice before attempting to effect any such Transfer.

10.9 Section 754 Election. Upon the request of a Member transferring substantially all of its interest in the Company pursuant to this Agreement, or upon the request of the transferee, the Company shall file an election pursuant to Section 754 of the Code to adjust the basis of the Property in the manner provided in Section 743 of the Code. The incremental cost of making such an election shall be borne by the requesting party; provided that if the requesting party is the transferor and such transferor is not a Member immediately after such transfer, or subsequently ceases to be a Member, such cost shall be borne by the transferee.

10.10 Release of Liability. In the event any Member shall sell its entire Membership Interest in the Company (other than in a sale of the Property or the entire Membership Interests of all Members), in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly, then the selling Member shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

10.11 Single Member. For the purposes of this Article X, if a Member transfers less than its entire Membership Interest in the Company to any Person in accordance with this Agreement and such Person shall become a Substituted Member, such Member and such Substitute Member(s) shall be considered a single Member for purposes of this Agreement, and any election, decision, action or approval required to be made by such Member shall be made by such Member and such Substitute Member(s), jointly, and any conflict or dispute between or among such Member and such Substitute Member(s) shall be resolved pursuant to a separate written agreement between such Member and such Substitute Member(s).

10.12 Reimbursement Agreement. It shall be a condition precedent for the benefit of AAI to the closing of a transaction contemplated by (a) Section 10.2 hereof where GEPT SPE is the Non-Transferring Member, (b) Section 10.3 hereof where GEPT SPE is the Purchasing Member, or (c) Section 10.4 hereof where GEPT SPE is the Buyer Member, that GEPT SPE shall execute a reimbursement agreement in the form attached hereto as Exhibit F (the “Reimbursement Agreement”).

ARTICLE XI

DEFAULTS

11.1 Defaults.

(a) A Member shall be in “Default” hereunder upon the occurrence of any of the following events:

(i) if such Member withdraws from the Company in violation of this Agreement;

(ii) if such Member effects a Transfer which, immediately following the consummation thereof, is in violation of this Agreement and fails to cure same within ten (10) Business Days after notice is given of such default by or on behalf of the Company or any Member;

(iii) if such Member, or any of its Affiliates, is in breach of, or in default under, any material provision of this Agreement or any Affiliate Agreement (it being understood that with respect to any provision pertaining to an action or inaction of the Managing Member or any of its Affiliates, if (A) such action or inaction is not a Major Decision, such fact shall not be determinative that such action or inaction is not material, and (B) if such action or inaction is a Major Decision, such fact shall not be determinative that such action or inaction is material); provided that if such breach did not cause a non-curable default under any of the Company’s financing documents or leases, such event may be cured within thirty (30) days after notice of such breach or default is given by or on behalf of the Company or any Member; provided further that, if any non-monetary breach (other than a breach that caused a non-curable default under any of the Company’s financing documents or leases) is susceptible of cure but not within the above-specified cure period, the period of time for cure shall be extended as is reasonably necessary to permit cure, but in no event to a date later than sixty (60) days after the breaching Member is notified of the breach, and only so long as the breaching Member is diligently pursuing the cure to completion at all times during such period; provided further that, if any such breach causes a non-curable default under any of the Company’s financing documents or leases, then such breach shall not cause a Default hereunder if such breach is disclosed to the other Member promptly after discovery thereof by the breaching Member, but only for so long as the lender or tenant under the applicable agreement does not indicate an intent to exercise any remedies it may have as a consequence of such breach;

(iv) if such Member is found to have committed fraud, misappropriation, theft or other willful misconduct against the Company or the Property Company LLC; provided that, if any of the foregoing events is committed (A) by an employee of a Member or its Affiliate who is not an officer, director or direct or indirect equity holder with respect to such Member or Affiliate, and (B) without the actual prior knowledge of any Person who is an officer, director or direct or indirect equity holder with respect to such Member or Affiliate, such event may be cured if it did not cause a non-curable default under any of the Company’s financing documents or leases and, within ten (10) days after being notified of such event, such Member makes full restitution to the Company of all damages caused by such event and promptly takes all appropriate actions necessary to remediate the situation and protect the interests of the Company and the other Members;

(v) if any Member knowingly makes a material misrepresentation or knowingly breaches any material representations and/or warranties hereunder; or

(vi) if a Bankruptcy Event shall occur with respect to such Member or any managing member or general partner in a Member.

(b) A Member shall be deemed to be in “Default” hereunder during any period of time that such Member shall be a Non-Contributing Member (as defined below).

(c) In the event of a Member’s Default hereunder (a “Defaulting Member”), the other Member who is not a Defaulting Member (“Non-Defaulting Member”), in addition to all other claims for damages, rights and remedies provided herein or otherwise available at law or in equity, including, without limitation, specific performance, shall have all the rights and remedies set forth in this Article XI.

11.2 Defaulting Member.

(a) During the continuation of a Default by a Member, such Defaulting Member and its Affiliates will lose its right to vote on Major Decisions and such Defaulting Member shall not have the right to approve matters pertaining to the Company’s or the Property Company LLC’s business, or in any way to participate in the control or management of the business of the Company or the Property Company LLC.

(b) A Defaulting Member shall remain obligated from and after such Default to make Additional Capital Contributions in accordance with Article III.

(c) The Non-Defaulting Member shall have the right to terminate all agreements between the Company or the Property Company LLC and Defaulting Member or any Affiliate of Defaulting Member.

(d) In the event that the Defaulting Member is the Managing Member, the Defaulting Member shall be deemed to have automatically resigned as the Managing Member.

11.3 Contribution Remedies.

(a) If a Member fails to fund its entire required share of an Additional Capital Contribution (a “Non-Contributing Member”), the Contributing Member may elect, by written notice of such election to the Non-Contributing Member, at any time following the failure of the Non-Contributing Member, to fund the amount of any Additional Capital Contribution which the Non-Contributing Member has failed to contribute (with rights and remedies specified below in this Section 11.3(a) being the sole and exclusive rights and remedies available to the Contributing Member arising from the Non-Contributing Member’s failure to fund its required share of an Additional Capital Contribution):

(i) Unless the Contributing Member has required the return of its Additional Capital Contributions pursuant to clause (ii) below, the Contributing Member may elect, by notice to the Non-Contributing Member, to advance the unfunded portion of such Additional Capital Contribution required of the Non-Contributing Member (the Contributing Member so advancing being hereinafter referred to as an “Electing Member”). Each advance by the Electing Member shall constitute a recourse loan (a “Contribution Loan”) by each Electing Member to the Non-Contributing Member. Each such Contribution Loan shall bear interest at the rate, compounded quarterly, equal to the lesser of (A) fifteen percent (15%) per annum, or (B) the highest rate permitted by applicable law. Prior to the repayment of such Contribution Loan in full together with interest, any amount otherwise distributable to the Non-Contributing Member hereunder, if any, shall instead be paid to the Electing Member in repayment of the Contribution Loan. Contribution Loans shall be repaid on a “last in”, “first out” priority. Any Electing Member who made a Contribution Loan shall be entitled at any time following the date that is one hundred eighty (180) days after the making of the Contribution Loan by such Electing Member, to elect, by the delivery of written notice to the Non-Contributing Member, to have that Contribution Loan treated as a Capital Contribution by the Electing Member and to cause a corresponding portion of the Membership Interest of the Non-Contributing Member to be transferred in the manner set forth in Section 11.4 below as of the date of such election (a “Reallocation Right”). If such election is made and upon delivery of notice of such election, the Electing Member shall, for purposes of effectuating the transfer of such portion of the Non-Contributing Member’s Membership Interest and maintaining the Members’ respective Capital Accounts, be treated as having made a Capital Contribution on its own behalf to the capital of the Company, and its Capital Account balance shall be increased and its Percentage Interest increased, and the Non-Contributing Member’s Capital Contribution shall be reduced, and its Capital Account balance shall be reduced by the same amount and its Percentage Interest reduced, as provided for in Section 11.4 below.

(ii) The Contributing Member may, but shall not be obligated to, require that all or any portion of the Capital Contribution advanced to the Company by such Member pursuant to Article III in connection with the capital call that resulted in there being a Non-Contributing Member be returned to the Contributing Member (with a corresponding debit to such Members’ Capital Accounts). To the extent that the Contributing Member has required the return of its Capital Contribution by the Company as provided above, the Contributing Member may not exercise its remedies under subparagraph (i) of this Section 11.3(a). In the event that the Contributing Member has exercised any of its remedies set forth in Section 11.3(a)(i), it may not thereafter require return of its Capital Contribution pursuant to this Section 11.3(a)(ii).

11.4 Transfer of Membership Interest. If a portion of a Non-Contributing Member’s Membership Interest is transferred pursuant to Section 11.3(a)(i) above, then the Percentage Interests of the Electing Member shall be adjusted (without duplication of the adjustment described in Section 11.3(a)(i)) and Schedule A hereto shall be amended in order to reflect an increase in such Member’s Percentage Interest by a percentage equal to (i) the principal amount of the applicable Contribution Loan plus the accrued and unpaid interest owed thereon divided by (ii) the total Capital Contributions made by all Members through and including the date the Electing Member made the Capital Contribution pursuant to Section 11.3(a)(i). The Percentage Interest of the Non-Contributing Member shall be reduced by the sum of all Percentage Interests transferred to the Electing Member(s) pursuant to the preceding sentence. After the date that an Electing Member elects to acquire the portion of the Membership Interest pursuant to Sections 11.3(a)(i) above, there shall be no right on the part of the Non-Contributing Member to cure or repay the Contribution Loan or to reverse the Reallocation Right.

11.5 Exclusive Remedies. Except as set forth in Section 11.6, no Member, Affiliate of any Member or any Person owning a beneficial interest in such Member shall have any personal obligation to fund the Initial Capital Contribution or Additional Capital Contribution and the specific rights and remedies provided for in this Agreement are and shall be deemed to be the sole and exclusive rights and remedies of the Contributing Members and/or Non-Defaulting Members.

11.6 Further Actions. A Defaulting Member will cooperate with the Non-Defaulting Members and act in good faith to execute any and all documents reasonably necessary to effectuate the transfers of Membership Interests contemplated by this Article XI.

ARTICLE XII

NOTICES

12.1 In Writing; Address. All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in Section 12.2 and if intended for the Company, shall be delivered to the Company’s principal office determined pursuant to Section 2.3 hereof, and if intended for either Member to the address of such Member set forth on Schedule A hereto or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days’ prior written notice to the other Members.

12.2 Method. Such notice or other communication may only be delivered by personal delivery, sent by United States express mail, postage prepaid, sent by nationally recognized overnight courier service or by facsimile transmission and confirmed by letter and will be deemed properly given (a) if sent by United States express mail, one Business Day after posting, (b) if sent by nationally recognized overnight courier service providing evidence of the date of delivery, one Business Day after delivery to such service, (c) if sent by facsimile transmission, on the date sent or, if not a Business Day, on the first Business Day thereafter; provided that confirmatory notice is sent by first-class mail, postage prepaid, and (d) if delivered by hand, on the date of delivery or, if not a Business Day, on the first Business Day thereafter. Rejection or other refusal to accept or the inability to give or serve such notice because of changed address of which no notice was given shall be deemed to be the giving of the notice, demand or request sent. Notice shall be effective if given in accordance with the methods hereinabove set forth in this Section 12.2.

ARTICLE XIII

MISCELLANEOUS

13.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

13.2 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

13.3 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the formation and continuing operations of the Company. Representatives of all parties have participated equally in the negotiation and drafting of this Agreement, and accordingly, this Agreement shall not be more strictly construed against any party hereto on account of the role played by such party’s representative in the negotiation and drafting hereof.

13.4 References to this Agreement. Numbered or lettered Articles and Sections herein contained refer to Articles and Sections of this Agreement unless otherwise expressly stated.

13.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

13.6 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

13.7 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

13.8 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed and with the unanimous written approval of both Members.

13.9 Exhibits and Schedules. All Exhibits and Schedules attached hereto are made a part hereof by this reference.

13.10 Severability. Every provision of this Agreement is hereby declared to be independent of, and separable from, every other provision of this Agreement. If any such provisions shall be held to be invalid or unenforceable, that holding shall be without effect upon the validity or enforceability of any other provision of this Agreement. It is the intention of the parties hereto that in lieu of each provision of this Agreement which is determined to be invalid or unenforceable, there shall be added, as part of this Agreement, such an alternative Section or provision as may be valid or enforceable but otherwise as close to the applicable original provision as possible.

13.11 Waiver; Modification. Failure by any Member to insist upon or enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such Member’s right to insist upon strict compliance with the provisions hereof. Any Member may waive the benefit of any provision or condition for its benefit contained in this Agreement.

13.12 Third Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

13.13 Reliance on Authority of Person Signing Agreement; Designated Representatives.

(a) In the event that a Member is a partnership, limited partnership, limited liability company, joint venture, corporation, or any entity other than a natural person, the Members and the Company (i) shall not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person, (ii) shall not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement or any document executed in connection herewith on behalf of such entity, and (iii) shall be entitled to rely on the authority of the person signing this Agreement or any document in connection herewith with respect to the voting of the interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement or any document in connection herewith.

(b) In dealing with the Managing Member and its duly appointed agents (including any Manager), no Person shall be required to inquire as to its authority to bind the Company. Any act of the Managing Member within the scope of the Managing Member’s authority purporting to bind the Company shall bind the Company. Within the scope of the Managing Member’s authority, the Managing Member shall have the full right and authority to execute and deliver any and all agreements, contracts, documents and instruments relating to the business and affairs of the Company, without the joinder of the other Members, or any other Person. Any Person dealing with the Company may rely upon the Managing Member’s execution and delivery of any agreement, contract, document or instrument as the act and deed of the Company, without the necessity for further inquiry and notwithstanding any other provision of this Agreement.

13.14 Exculpation. Except as specifically set forth elsewhere in this Agreement to the contrary, or as otherwise required by law (including, without limitation, ERISA), no Member nor any of its successors, assigns, transferees or any of their respective shareholders, partners, managers, members, officers, trustees, directors, employees, agents or representatives (each of whom is an “Indemnitee”) shall be liable, responsible or accountable in damages or otherwise to the other Member or the Company for any act performed by Indemnitee within the scope of the authority conferred upon him or it by this Agreement, or for any failure or refusal by Indemnitee to perform any act, unless such act or failure or refusal to act constitutes willful misconduct, gross negligence, fraud, or breach in the performance of Indemnitee’s obligations to the Company or the Members. The doing of any act or the failure to do any act by any Indemnitee, the effect of which may cause or result in loss or damage to the Company or the other Members, shall not subject Indemnitee to any liability under this Agreement if done or omitted pursuant to a favorable opinion of law issued by counsel of recognized standing engaged by the Company and experienced in the matters at issue.

13.15 Indemnification. To the full extent permitted by the Delaware Act or other applicable law (including, without limitation, ERISA), the Company shall indemnify, defend and hold harmless each Indemnitee from and against any direct claim, action, suit or proceeding brought or threatened against such Indemnitee, and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnitees or the Company) and all costs of investigation in connection therewith incurred by such Indemnitee (“Damages”) by reason of any act performed, or failure or refusal to act, by him or it for and on behalf of the Company within the scope of his or its authority under this Agreement; provided that, in the case of a criminal proceeding, such Indemnitee had no reasonable cause to believe its conduct was unlawful, and provided further that in each case the act or failure or refusal to act did not constitute willful misconduct, gross negligence, fraud, or breach of any obligations of such Indemnitor under this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or its conduct was unlawful. Expenses (including reasonable out-of-pocket attorneys’ fees and direct expenses) incurred by an Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he or it is not entitled to be indemnified by the Company as authorized in this Section.

13.16 Cooperation of the Managing Member. In the event of a Transfer of all or any portion of an interest in a Member or a Transfer of a Membership Interest in accordance with the terms hereof, the Managing Member shall, and shall cause any Manager to, upon reasonable notice, (a) make available to the prospective transferee at reasonable hours all books of account, correspondence, leases and all other information related to the Property and to the management thereof at the request and expense of the requesting Member, or copies thereof, and (b) cause the management personnel involved directly or indirectly in the affairs of the Company to cooperate reasonably with the requesting Member and its proposed transferee or designees of either of them and furnish information requested by such persons as to the status of the affairs of the Company.

13.17 Herein. Wherever used in this Agreement, the words “herein”, “hereof” or words of similar import shall be deemed to refer to this Agreement in its entirety and not to a specific Section unless otherwise stated.

13.18 Including. Wherever used in this Agreement, the word “including” shall be deemed to mean “including, without limitation”.

13.19 Cost of Counsel. In any judicial action between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement, in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses, incurred therein by the prevailing party in connection with such action.

13.20 Days. Unless otherwise stated, a day shall be deemed to mean a calendar day.

13.21 Time of Essence. Time is the essence of each and every provision of this Agreement.

13.22 Confidentiality.

(a) Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement (as opposed to the existence of this Agreement and the parties hereto) without the prior written consent of the other Member; provided that such disclosure may be made: (i) to any Person who is a direct or indirect Member, Affiliate, officer, director or employee of such Member or to counsel to or accountants or consultants or bankers of the foregoing persons; (ii) to potential Members and/or purchasers of all or any portion of any Member’s Membership Interest or all or any portion of the Company Assets; (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official; (iv) if required by any applicable statute or law, or any rule or regulation promulgated thereunder; or (v) by the rules and regulations governing any recognized stock exchange. No press release with respect to the entering into of this Agreement shall be issued by any Member without the approval of the other Member.

(b) In the event that a Member shall receive a request to disclose any of the terms of this Agreement under a subpoena or order, such Member shall (i) promptly notify the other Member thereof, (ii) consult with the other Member on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required or deemed advisable, cooperate with the other Member in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

13.23 Governing Law. The terms and provisions of this Agreement and the rights, remedies, liabilities and obligations of the Parties hereunder and all disputes arising hereunder shall be governed by, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

13.24 Liability of Members. No Member nor any partners or members of any Member shall be personally liable for any obligations of the Company except to the extent of such Member’s interest in the Company or as otherwise required by the Delaware Act. Each Member agrees that in seeking payment or satisfaction or any obligation hereunder of any other Member, it shall look solely to the Member’s Membership Interest in the Company.

13.25 No Employees. Notwithstanding anything to the contrary in this Agreement, the Members agree that the Company shall have no employees. Managing Member shall itself and/or shall cause any Manager, through the employees of the Managing Member and/or Manager or by independent contractors hired pursuant to contracts and or Affiliate Agreements permitted in accordance with this Agreement, to provide all personnel necessary to develop, operate and maintain the Company and/or the Property and provide any other services required by the Company. Notwithstanding that such personnel shall not be employees of the Company, all wages, salaries, fringe benefits and other costs of such employment or contracts shall be costs of the Company (to be borne by it through reimbursement of the appropriate Person(s)) to the extent included in the Annual Plan approved by the Members or as otherwise approved in writing by the Members.

13.26 Jurisdiction; Choice of Forum. Each party hereby (a) irrevocably submits to the non-exclusive jurisdiction of any California State or Federal Court sitting in the County of Los Angeles (California), (b) agrees that any such courts in which a proceeding arising out of or relating to this Agreement, the relations between the parties with any matter, action or transaction contemplated hereunder “first commenced” shall have exclusive jurisdiction over such actions or proceedings, (c) waives the defense of inconvenient forum to the maintenance and continuation of such action or proceedings, (d) consents to the service of any and all process in any such action or proceedings by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 12.1, and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.27 WAIVER OF JURY TRIAL. EACH MEMBER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

13.28 Unanimous Decisions. The following decisions (“Unanimous Decisions”) shall not be taken by the Managing Member (or GEPT SPE pursuant to its authority granted by Section 4.5(b)(ii) hereof) without the written consent of each Member which would be adversely affected by the decision:

(a) Committing a Member to act as a surety, guarantor or accommodation party, or to provide other credit enhancement to any obligation;

(b) Causing the Company to enter into Affiliate Agreements or any other transactions with an Affiliate of a Member.

(c) Extending the term of the Company;

(d) Causing the Company to become an entity other than a Delaware limited liability company, or permitting the Company to merge with or into another entity;

(e) Changing the purposes of the Company;

(f) Entering into, or causing the Company to enter into, any agreement (i) which would cause such Member or its Affiliates to become a guarantor or to otherwise become personally liable for any indebtedness of the Company or (ii) which is recourse to such Member or its Affiliates;

(g) Causing the Company to redeem or purchase all or any portion of the Membership Interest of a Member;

(h) Causing the Company to borrow money from a Member or its Affiliates; or

(i) Acquiring any property or other material asset other than property that was approved for acquisition by the Members prior to AA SPE being removed as Managing Member, or taking any action on behalf of the Company that is not within the scope of the Company purposes as set forth in this Agreement.

13.29 Arm’s Length Transactions. All terms of every contract or other business arrangement entered into by the Company, either with its Members or with third parties, shall be at arm’s length and priced at fair market value for comparable goods or services.

[Signature page follows.]

IN WITNESS WHEREOF, the Members have caused this Agreement to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.

Novato FF PT Investor, LLC,
a Delaware limited liability company

By:	/s/ Roland Siegl
Roland Siegl
Its Authorized Officer

Pacific Novato Holdings, LP, a California limited partnership

By:	Pacific Novato Assets, Inc., a California corporation
Its general partner

	By:	/s/ John Chamberlain
John Chamberlain
President

	By:	/s/ Robert Barton
Robert Barton
Chief Financial Officer

EXHIBIT A

Legal Description of the Property

Real property in the City of Novato, County of Marin, State of California, described as follows:

PARCEL A:

PARCEL ONE:

PARCEL 2, AS SHOWN UPON THAT CERTAIN PARCEL MAP ENTITLED, “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE, REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4, 1984 AS RECORDER’S SERIAL NO. 84-047231 AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-058411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-031686, MARIN COUNTY RECORDS, OVER THAT PORTION OF PARCEL 1 DESIGNATED “COMMON AREA EASEMENT APPURTENANT TO PARCEL 2 & 3”, AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL THREE:

A NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES OVER THOSE AREAS OF PARCEL 1 DESIGNATED “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 2 & 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 1 (22 P.M. 36) AS CONVEYED IN THAT CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85-029843, MARIN COUNTY RECORDS.

PARCEL B:

PARCEL ONE:

PARCEL 3, AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORDS OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS

PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4, 1984 AS RECORDER’S SERIAL NO. 84-47231, AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-58411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-31686, MARIN COUNTY RECORDS, OVER THAT PORTION OF PARCEL 1 DESIGNATED “COMMON AREA EASEMENT APPURTENANT TO PARCEL 2 & 3”, AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL THREE:

NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES OVER THOSE AREAS OF PARCEL 1 DESIGNATED “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 2 & 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

NON-EXCLUSIVE EASEMENT FOR ACCESS AND PUBLIC UTILITY PURPOSES, WATER LINE AND SANITARY SEWER PURPOSES OVER THAT PORTION OF PARCEL 1 DESIGNATED “ACCESS & PUBLIC UTILITY EASEMENT & W.L.E. & S.S.E. APPURTENANT TO PARCEL 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FIVE:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 1 (22 P.M. 36) AS CONVEYED IN THAT CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85029843, MARIN COUNTY RECORDS.

PARCEL C:

PARCEL ONE:

PARCEL 1, AS SHOWN UPON THAT CERTAIN PARCEL MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE, REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4,1984 AS RECORDER’S SERIAL NO. 84-047231 AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-058411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-031686, MARIN COUNTY RECORDS.

PARCEL THREE:

AN EASEMENT FOR THE COOLING TOWER, COOING TOWER PIPELINE AND ACCESS TO THE COOLING TOWER OVER THOSE CERTAIN EASEMENTS DESIGNATED “COOLING TOWER EASEMENT APPURTENANT TO PARCEL 1”, “C COOLING TOWER PIPELINE EASEMENT (10’ WIDE) APPURTENANT TO PARCEL 1”, AND “COOLING TOWER ACCESS EASEMENT APPURTENANT TO PARCEL 1”, ALL LYING WITHIN THE BOUNDARIES OF PARCEL 3 AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

A NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES, 10 FEET WIDE, OVER THOSE PORTION OF PARCELS 2 AND 3 DESIGNATED “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 1 & 2” AND “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 1 & 3” AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

EXCEPTING THEREFROM THAT PORTION THEREOF CONTAINED IN THE QUITCLAIM DEED RECORDED NOVEMBER 5,1993 AS RECORDER’S SERIAL NO. 93-093959, MARIN COUNTY RECORDS.

PARCEL FIVE:

NON-EXCLUSIVE EASEMENTS FOR FIRE MAIN PURPOSES AS CONTAINED IN THE DEED FROM 775/779 SAN MARIN ASSOCIATES, L.P. RECORDED NOVEMBER 15,1993 AS RECORDER’S SERIAL NO. 93-093960, MARIN COUNTY RECORDS.

PARCEL SIX:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 2 (22 P.M. 36) AS CONVEYED I N THAT CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85-029843, MARIN COUNTY RECORDS.

EXHIBIT B

Calculation of Internal Rate of Return

The term “Internal Rate of Return” means, as to each Member, a non-modified internal rate of return which equals the discount rate that equates (a) the present value of the actual distributions received from time to time by such Member pursuant to Sections 8.3 and 9.2 to (b) the capital contributions made by such Member pursuant to Sections 3.1 and 3.2. For the purposes of calculating such Internal Rate of Return:

(i) Capital contributions shall be deemed to be made on the last day of the month in which they were actually received by the Company (other than (A) the capital contributions made pursuant to Section 3.1(a), which shall be deemed to have been made on March 7, 2007, and (B) the capital contributions made pursuant to Section 3.1(b), which shall be deemed to have been made as of the date upon which such funds were wired to the escrow agent under the Purchase and Sale Agreement, for use in connection with the purchase of the Property);

(ii) A distribution shall be deemed to be made on the last day of the month in which such distribution is received by the Members;

(iii) An assignee of a Member’s interest in the Company shall be deemed to have made the capital contribution of its predecessor(s) in interest and to have received the distributions received by its predecessor(s) in interest;

(iv) Neither the allocation of Profits and Losses, nor the payment of any taxes by a Member, shall affect the calculation of the Internal Rate of Return;

(v) The number of periods to be used in calculating the Internal Rate of Return shall be the number of months occurring during the period which commences on the date as of which the initial capital contributions are made to the Company by the Member and ending with (and including) the month during which the calculation is being made; and

(vi) The Internal Rate of Return shall be computed using Excel software or any similar commercial spreadsheet software readily convertible into Excel (including Quattro Pro, or similar software).

EXHIBIT C

Insurance Requirements

As used herein, the term “Managing Manager” shall mean the Managing Member or the Manager acting at the direction of the Managing Member

Managing Member shall obtain and maintain, on or before the Effective Date, the insurance required to be maintained pursuant to that certain $190,458,087 loan (the “Bank Loan”; the Bank Loan together with any amendments, modifications or supplements thereto or replacements and/or refinancings thereof, a “Loan”) from Bank of America, N.A., a national banking association (together with its successors and assigns, “Lender”) to the Company secured by an encumbrance on the property (the encumbrance, together with any modifications, supplements, replacements or assignments thereof, the “Mortgage”) or as otherwise approved by the Members in the Company’s name insuring the Company and the Property.

Managing Member shall deliver promptly to the Company all certificates of insurance issued by the company or companies providing such insurance and shall be an additional named insured on all liability policies. Managing Member shall notify the Members within twenty-four (24) hours of Managing Member’s knowledge of any personal injury or property damage occurring to or claimed by any tenant or other person on or with respect to the Property. In the case of any fire, accident or other casualty to the Property, Managing Member shall also, within twenty-four (24) hours of being notified thereof, telephone notice thereof to the Company’s insurance agent so that an insurance adjuster can view the damage before repairs are started, and complete all customary loss reports. Managing Member shall promptly forward to the Company’s insurance carrier any summons, subpoena, or other like legal documentation served upon or received by Managing Member relating to actual or alleged potential liability of the Company, the Property Company LLC, Managing Member or the Property. Managing Member shall concurrently send to the Company copies of all correspondence, notices, claims and documents given to the Company’s insurance carriers. Managing Member shall furnish the Company with certificates evidencing such insurance, bearing an endorsement indicating that the Company must be notified in writing at least thirty (30) days before any such policy or any applicable endorsement thereto is canceled, within five days of request by the Company.

Managing Member shall maintain minimum limits of (A) $5,000,000 per occurrence professional liability insurance and such policy shall not be canceled without notifying the Company in writing at least thirty (30) days prior thereto, and (B) insurance against loss, theft, embezzlement, or other fraudulent acts on the part of all of Managing Member’s employees with respect to the Property (including, without limitation, all employees of Managing Member or the Property who have access to or are responsible for the Company’s funds or the Property), in an amount not less than $1,000,000. Managing Member shall furnish the Company, within five days after request therefor by the Company, with certificates evidencing such insurance (i) bearing an endorsement indicating that the Company must be notified in writing at least thirty (30) days before any such policy or any applicable endorsement thereto is canceled, and (ii) showing the Company as a loss payee thereunder.

Managing Member shall cause all contractors, subcontractors and suppliers prior to performing work on or providing supplies to the Property to maintain insurance coverage at such parties’ expense, in the following minimum amounts:

(a) Worker’s Compensation — in an amount required by applicable law;

(b) Employer’s Liability — where required, $100,000;

(c) Commercial General Liability —$1,000,000 bodily injury per person and per occurrence; $1,000,000 property damage; and $2,000,000 annual aggregate limit;

(d) Business Auto Liability — $1,000,000 bodily injury and property damage combined single limit, per accident, to cover owned, leased, hired or non owned vehicles; and

(e) Excess and Umbrella Liability — $3,000,000.

Liability limits specified herein may be adjusted by Managing Member in its reasonable business judgment, taking into account the nature of the services being performed. Certificates of insurance policies shall name the Members and Managing Member as additional named insureds and shall include provisions to the effect that the Members and Managing Member will be given at least thirty (30) days’ prior written notice of cancellation, non renewal or material change in coverage of any of the aforesaid policies.

Managing Member shall obtain an Owner’s ALTA Title Policy with respect to the Property for the Property Company LLC. Said title policy shall have a face amount at least equal to the Purchase Price and shall assume that the Property Company LLC owns fee title to the Property subject only to commercially reasonable exceptions.

Managing Member understands and agrees that the insurance coverage required herein by this Agreement shall not limit the extent of Managing Member’s responsibilities and liabilities otherwise imposed by this Agreement or by any Federal, State or local law.

EXHIBIT D

Asset Management Agreement

ASSET MANAGEMENT AGREEMENT

by and between

NOVATO FF PROPERTY, LLC,

a Delaware limited liability company,

as Owner

and

AMERICAN ASSETS, INC.,

a California corporation,

as Manager

Dated: As of May 15, 2007

TABLE OF CONTENTS

EXHIBITS

Exhibit A	-	Legal Description
Exhibit B	-	Manager’s Certificate
Exhibit C	-	Existing Loan Documents
Exhibit D	-	Certain Bank Accounts
Exhibit E	-	Additional Duties of Manager

- i -

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”), made as of this May 15, 2007, by and between NOVATO FF PROPERTY, LLC, a Delaware limited liability company (“Owner”), having an office at 11455 El Camino Real, Suite 200, San Diego, CA 92130, and AMERICAN ASSETS, INC., a California corporation (“Manager”), having an office at 11455 El Camino Real, Suite 200, San Diego, California 92130.

RECITALS

A. Substantially concurrently herewith, Owner obtained record ownership of that certain project located at 775-779 San Marin Drive, Novato, California (the “Project”), and located on the real property more particularly described in Exhibit A attached hereto (the “Land”). The Project is located within Marin County in Novato, California (the “Project Area”). The Project, the Land, all other rights appurtenant thereto and all personal property owned by Owner and located at the Project are collectively referred to as the “Property”.

B. Substantially concurrently herewith, Owner became the current “landlord” under the following leases at the Property: (i) a lease pertaining to “San Marin I” dated November 4, 1992, as amended by a First Amendment, dated August 5, 2005; and (ii) a lease pertaining to “San Marin II” and “San Marin III”, dated November 4, 1992, as amended by a First Amendment, dated August 5, 2005 (collectively, the “Fireman’s Fund Lease”).

C. Owner wishes to engage Manager to perform certain services with respect to the development and management of the Property and Manager has agreed to perform such services in accordance with, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereto agree as follows.

ARTICLE I

Appointment of Manager

SECTION 1.01. Appointment. Owner hereby appoints Manager as an independent contractor to supervise the management, operation, maintenance and repair of the Project, and hereby authorizes Manager to exercise such powers with respect to the Project as may be necessary for the performance of Manager’s obligations under this Agreement, and Manager accepts such appointment on the terms and conditions hereinafter set forth. Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein.

ARTICLE II

Management Duties

SECTION 2.01. General Duties. Manager shall devote all commercially reasonable efforts in good faith to serve Owner in the supervision of the management, operation, maintenance and repair of the Project and shall perform to the best of its ability, conforming with the professional standards of office properties of similar size, age and construction in the Project Area, all duties pertaining to such supervision of the management, operation, maintenance and repair of the Project. Manager, on behalf of Owner, shall implement, or cause to be implemented, the decisions of Owner and shall otherwise supervise the management, operation, maintenance and repair of the Project, subject to the terms of this Agreement (including, without limitation, the additional duties of Manager described in Exhibit E, prepared so as to facilitate the successful exploitation of certain unique potential development opportunities at the Property). Manager shall at all times conform to the policies and programs established by Owner and the scope of Manager’s authority shall be limited as set forth herein. Manager shall act in a fiduciary capacity with respect to the proper protection and accounting for Owner’s assets. Manager shall perform its duties hereunder in a diligent, careful and professional manner to maximize revenues and minimize expenses and losses.

SECTION 2.02. Employment of Personnel.

(a) Except for personnel employed by independent contractors engaged by Manager pursuant to Section 2.03 below, Manager shall investigate, select, train, hire, employ, pay, supervise, direct and discharge all full-time personnel necessary to properly perform Manager’s obligations under this Agreement. Such full-time personnel shall in every instance be deemed employees of Manager (and shall not be employees of Owner) and shall be employed by Manager at Manager’s expense; provided, however, that such expenses shall be subject to reimbursement by Owner to the extent set forth in the Approved Budget (hereinafter defined) then in effect. The costs of such full-time employees, to the extent set forth in the Approved Budget then in effect, shall be reimbursed to Manager by Owner weekly, bi-weekly or monthly, as incurred. The cost of any full-time, on-site building employee shall include (to the extent set forth in the Approved Budget then in effect), but not be limited to: (i) all wages and other compensation; (ii) fringe benefits; (iii) contributions and severance pay required by any applicable collective bargaining agreement; (iv) uniforms; (v) applicable income and sales taxes; (vi) insurance; (vii) training/educational reimbursement; and (viii) any and all liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Manager on claims made by or against such on-site building personnel regarding the performance of their duties at the building or arising out of Manager’s operation and management of the building, whether such claim is against Owner or Manager or both. Manager shall employ at all times a sufficient number of competent employees to enable it to properly and efficiently perform its duties hereunder or, subject to the Approved Budget, Manager shall engage such independent contractors as Manager deems necessary to complement Manager’s employees and properly and officially perform its duties under this Agreement.

(b) All matters pertaining to the employment, supervision, compensation, promotion and discharge of Manager’s employees and others engaged by Manager for the operation and maintenance of the Project are the exclusive responsibility of Manager. Manager shall fully comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, pension plans, working conditions, employment discrimination, handicapped accessibility and other employer-employee related subjects in connection with the Project. In the event solicitation of labor union representation in addition to that currently in existence at the Project is made at the Project, Manager shall promptly give Owner notice thereof.

SECTION 2.03. Service Contracts. Manager shall contract, for periods not in excess of one year, in the name and at the expense of Owner, for gas, electricity, water, landscape maintenance, security services, vending, telephone, trash removal, extermination, and such other services as are necessary to own, operate and maintain the Project as a first class office property; except that where any of such services are the obligation of the tenant under the Fireman’s Fund Lease, Manager shall routinely monitor and ensure that such tenant has made adequate provisions for the rendering of such service so that the Project will at all times be operated and maintained as a first class office property. Manager shall use due care in the selection of all persons and entities selected to provide services to or for the benefit of the Project. Manager shall have the right, without the prior written consent of Owner, to execute any contracts in compliance with the competitive bidding procedures set forth in Section 2.05 and otherwise within the guidelines set forth in the then applicable Approved Budget; provided, however, Manager shall not, without the prior written consent of Owner, execute any service contract or other agreement for all or any portion of the Project which (a) does not permit Owner, without cause and without payment of any penalty or premium, to terminate same (i) upon no more than thirty (30) days prior written notice, and (ii) upon the sale of all or any portion of the Project, and/or (b) requires the payment or expenditure of any amount in excess of the respective amount set forth on the then applicable Approved Budget. Manager shall not borrow any money or enter into any lease as lessee for or on behalf of Owner without Owner’s prior written consent. Manager shall disclose to Owner any relationships which Manager has with any persons or entities selected to provide services to or for the benefit of the Project pursuant to this Section 2.03.

SECTION 2.04. Inventories and Supplies. Manager shall supervise and purchase, or arrange for the purchase, at the expense of Owner, in an economical manner, all inventories, provisions, supplies and operating equipment which, in the normal course of business, are necessary and proper to maintain and operate the Project in a manner consistent with the express plan of Owner and the then applicable Approved Budget. Manager shall use its good faith reasonable efforts to qualify for any cash and trade discounts, refunds, credits, concessions or other incentives available, and such discounts, refunds, credits, concessions or other incentives shall inure to, and belong to, Owner and Owner shall receive the benefit thereof, except to the extent that such discounts, refunds, credits, concessions or other incentives reduce common area maintenance expenses, in which case they shall inure to, and belong to, the tenants responsible for such common area maintenance expenses.

SECTION 2.05. Competitive Bids. Manager shall not enter into any agreement or arrangement for the furnishing to, or by, Owner of goods or services (including employment) unless the price, compensation or other consideration paid for any such goods or services shall not exceed the amount ordinarily paid for such goods or services in the Project Area and shall not exceed expenditures authorized pursuant to an Approved Budget. Except for contracts expressly provided for in the Approved Budget as not requiring competitive bids, any purchase, contract, agreement or arrangement anticipated to have a cost in excess of Ten Thousand Dollars ($10,000) shall be competitively bid by Manager. When taking bids, issuing purchase orders or otherwise arranging for any such goods or services, Manager shall act at all times in the best interests of Owner and shall use all reasonable efforts to secure for, and credit to, Owner any rebates, discounts or commissions obtainable with respect to such purchases or other transactions. Manager shall not accept or allow any of Manager’s employees, agents, representatives, or related or affiliated entities to accept any gift or gratuity from any supplier of goods or services above a de minimus value.

SECTION 2.06. Maintenance.

(a) General Standards. Manager shall (i) provide regular, systematic inspections of buildings and grounds in order to comply with any agreement affecting the Property or Project including, without limitation, any and all license agreements, mortgages and reciprocal easement agreements affecting the Property, and (ii) use all commercially reasonable efforts to cause and ensure that each of the tenants of the Project comply with the provisions and obligations of their respective leases. Manager shall maintain, or cause to be maintained, the Project in accordance with standards reasonably acceptable to Owner, including within such maintenance, without limitation thereof, interior cleaning and janitorial service, exterior grounds and landscaping services, restroom supplies, repairs to improvements and common areas, enforcement of construction warranties (excluding those of tenants that perform their own tenant improvement work), maintenance of mechanical systems and equipment, maintenance of safety and security of tenants and the property of both Owner and the tenants and such other normal maintenance, alteration and repair work as may be reasonably advisable or necessary to maintain the Project in a manner consistent with maintenance of office properties of similar size, age and construction in the Project Area; provided that no single expenditure described in this Section 2.06(a) shall exceed the sum of Twenty-Five Thousand Dollars ($25,000) without Owner’s prior written approval.

(b) Emergencies. In the event of an emergency (i) for which repairs are immediately necessary for the preservation and safety of the Project, (ii) to avoid the suspension of any essential services to the Project, or (iii) to avoid danger to life or property (each of which shall constitute an “emergency”), such emergency repairs shall be made by Manager on behalf of Owner at Owner’s cost (except to the extent such costs, expenses or charges are to be paid or reimbursed by tenants, in which event such emergency repair cost shall be paid by Manager, at Owner’s expense, and Manager shall seek payment or reimbursement of such emergency costs, expenses or charges directly from such tenants) without the prior approval of Owner; provided that such emergency expenditure shall not exceed the sum of Twenty-Five Thousand Dollars ($25,000) per emergency. Manager shall promptly, and in no event later than twenty-four (24) hours from the time Manager learns of any such emergency, provide Owner with notice in reasonable detail of such emergency.

(c) Compliance. Manager shall, at Owner’s expense, further use all reasonable efforts to cause all things to be done with respect to the Project which are necessary and/or desirable to comply with any and all regulations of any governmental authority having jurisdiction over the Project.

SECTION 2.07. Enforcement of Leases and Contracts.

(a) Enforcement. Manager shall, subject to being reimbursed by Owner for out-of-pocket expenses approved by Owner or in the Approved Budget, take all proper and necessary action reasonably required to enforce the terms of all leases and contracts and to collect and account for all revenue, rent and other charges including, without limitation, additional rent as and when due from or payable by such tenants and others. Owner authorizes Manager, subject to being reimbursed by Owner for out-of-pocket expenses approved by Owner or in the Approved Budget, to request, collect and receive all such rent and other charges. Upon obtaining Owner’s approval, Manager may, subject to being reimbursed by Owner for out-of-pocket expenses approved by Owner or in the Approved Budget, retain counsel on behalf of Owner, collection agencies and such other persons and firms as Manager shall deem appropriate or advisable to enforce the rights and remedies of Owner against any tenant in default in the performance of its obligations under its lease by such actions as are directed or approved by Owner. Notwithstanding any provision of this Agreement to the contrary, Owner shall have the sole right at all times to control or direct its representation in any such legal action and to determine whether to terminate the lease of a tenant in default.

(b) Tenant Supervision. Manager shall (i) supervise all dealings with tenants of the Project on behalf of Owner and receive and consider service requests, (ii) receive and use all commercially reasonable efforts to resolve any complaints, disputes or disagreements among tenants, (iii) monitor the activities of tenants to ensure their compliance with terms and conditions of their respective leases and use all reasonable efforts to notify the respective tenants and Owner of any non-compliance with such leases, (iv) supervise the moving in and out of all tenants of the Project and to arrange the dates thereof so that there shall be a minimum of disturbance to the operation of the Project and of inconvenience to the other tenants, and (v) work closely with the tenants in order to enhance the entry and inspection rights of the landlord at the Property.

(c) Notices. Manager shall be responsible for the giving of all notices and statements required to be given to tenants of the Project under the terms of the respective tenants’ leases and for the giving of all other notices necessary relating to management of the Project.

(d) Rules and Regulations. Manager shall consider and advise Owner from time to time as to appropriate or desirable rules and regulations or any additional rules and regulations Manager may deem appropriate or desirable to be made under the leases with tenants of the Project or for the better or more efficient operation of the Project. Manager shall see that all tenants of the Project are informed with respect to such rules, regulations and notices as may be promulgated by Owner or Manager.

(e) Security. Manager shall, at Owner’s expense, place and maintain a contract or contracts to provide security for the physical protection of the Property; except that where such security is an obligation of the tenant under the Fireman’s Fund Lease, Manager shall routinely monitor and ensure that such tenant has made adequate provisions for such security service.

(f) Compliance. Except to the extent that Owner may otherwise direct Manager, Manager, subject to being reimbursed by Owner for out-of-pocket expenses approved by Owner or in the Approved Budget, (i) shall use all commercially reasonable efforts to secure compliance by the other party or parties, if any, to each agreement, mortgage, lease, reciprocal easement agreement, operating agreement, rule, regulation and other instrument to which Owner is or shall hereafter become a party, and (ii) shall use all commercially reasonable efforts to cause the obligations of Owner under such agreements, mortgages, leases, reciprocal easement agreements, operating agreements, rules, regulations and other instruments to be performed in accordance with the terms thereof (including, without limitation, such obligations of Owner to deliver notifications of events and to respond to notices received).

(g) Additional Duties. Manager shall undertake such additional duties as Owner may reasonably request from time to time and as are usual and customary for managers of first class office properties in the Project Area and are consistent with Manager’s employment to supervise the management and operation of the Project under the terms and provisions of this Agreement without additional compensation therefor.

SECTION 2.08. Compliance with Laws. Insofar as any of the following enumerated matters relate to or affect the condition, use or occupancy of the Project, unless Owner has affirmed its intention to contest the same (in which event Manager, at Owner’s sole cost and expense, shall participate in such contest to the extent requested by Owner), Manager shall use all reasonable efforts to comply with and cause the Project, at Owner’s expense, to be kept, maintained, used and occupied in compliance with the following, as now in effect or as may be hereafter in effect,: (a) all applicable laws, statutes and ordinances; (b) all applicable rules, regulations and orders of any governmental authority (specifically including, but not by way of limitation, building codes, fire regulations and, subject to Section 2.10, environmental rules and regulations); (c) any direction or occupancy or use certificate issued pursuant to any law, regulation or rule by any public officer; and (d) the provisions of any agreement, mortgage, lease, reciprocal easement agreement, operating agreement, rule, regulation or other instrument to which Owner is a party or by which the Project is bound. Promptly upon receipt thereof, Manager shall submit to Owner a copy of each notice or statement received from any governmental agency together with any other notices or statements received by Manager which threaten or might have a material effect upon the Project. All of the provisions of this Section shall be further subject to the limitations and restrictions on the authority of Manager set forth in this Agreement.

SECTION 2.09. Handicapped Accessibility Law Compliance. Upon request by Owner, Manager shall, at Owner’s expense, contract with a qualified independent contractor to prepare an inspection report on behalf of Owner to determine whether the Project is in compliance with the Americans with Disabilities Act of 1990 (as such Act may be amended from time to time), and any other applicable federal, state or local laws, rules and regulations applicable to the Project and pertaining to handicapped accessibility. If the Project is not in compliance, then Manager, with such independent contractor, shall propose a plan and budget in order to attain such compliance. If such plan and budget are approved in writing by Owner, such compliance shall be undertaken at Owner’s expense. If such compliance is the obligation of tenant under the Fireman’s Fund Lease, then Manager shall enforce the terms of the Fireman’s Fund Lease so as to cause such tenant to attain such compliance.

SECTION 2.10. Hazardous Materials, Toxic Wastes and Asbestos. If during the term of this Agreement, Manager becomes aware of the existence of hazardous materials or wastes, toxic substances or wastes, asbestos or asbestos bearing materials and the like at, in, on or under the Project, Manager shall immediately notify Owner of the condition, both orally and in writing. Owner shall exclusively determine such further course of action with respect to such hazardous condition. Manager shall not supervise or oversee any work involving remediation of any hazardous or potentially hazardous wastes or conditions unless specifically hired by Owner to do so pursuant to a separate agreement between Owner and Manager. Manager shall always use its good faith commercially reasonable efforts to prevent and detect the occurrence or existence of any hazardous condition at the Project and shall reasonably cooperate with Owner, at no additional fee or cost to Owner, in abating and remedying any hazardous condition at the Project; provided, however, (i) the actual costs of abatement or remedial action shall be borne by Owner, (ii) remediation shall be undertaken only at the direction of Owner or a third party environmental consultant hired by Owner, and (iii) Owner acknowledges that Manager is not qualified to evaluate any hazardous condition at the Project and Owner agrees that in no event will Manager be required to make an independent determination as to the presence or absence of any hazardous condition at the Project or whether or not any particular tenant space is in compliance with all applicable rules, regulations and orders of any governmental authority, including, but not by way of limitation, environmental rules and regulations. Notwithstanding anything to the contrary set forth in this Section 2.10, Manager shall comply with the terms of any asbestos operations and maintenance program, mold management program or other operations and maintenance program (“O&M Program”) in effect or which shall become effective with respect to the Project at the Property’s expense, provided that Manager has been provided with a copy of such O&M Program.

SECTION 2.11. Taxes and Assessments. Manager, at Owner’s request, shall annually review and submit, or cause to be submitted, to Owner a written report on all real estate and personal property taxes and assessments affecting the Project. In addition, if so requested, Manager shall advise Owner as to the use and selection of third party tax consultants and shall file all personal property tax returns, state and local sales tax reports, and form 1099’s relating to the Project, if required and if requested by Owner, after consulting with Owner concerning the contents thereof. Manager shall not be required to prepare on behalf of Owner any state or federal income tax return relating to the Project. Manager shall promptly furnish Owner with copies of all real estate and personal property tax and assessment notices received by Manager.

SECTION 2.12. Reports on Insurance Claims. Manager shall promptly notify Owner of any casualty and promptly investigate and make (subject to Owner’s approval) a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the development, ownership, operation and maintenance of the Project, any damage or destruction to the Project and the estimated cost of repair thereof and shall prepare (for Owner’s approval) any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved and a final copy of such report shall be furnished to Owner. Notwithstanding any provision of this Agreement to the contrary, Manager shall not settle any claim against insurance companies without the prior approval of Owner.

SECTION 2.13. Assistance with Proposed Sale, Financing, Refinancing. Manager shall cooperate with and assist Owner from time to time in any attempt(s) by Owner to sell, finance or refinance the Project. Such cooperation shall not entitle Manager to any additional compensation and Manager shall not be deemed to be acting as a broker unless Owner and Manager enter into a separate written agreement engaging Manager as broker with respect to the Project. Such cooperation shall include, without limitation, answering prospective purchasers’ and lenders’ questions about the Project, preparing rent rolls, notifying tenants about the sale of the Project and obtaining estoppel certificates and other documents from all tenants of the Project in the form required by the prospective purchaser or lender.

SECTION 2.14. Property Transition. Manager shall assist Owner in coordinating with any prior manager of the Project to ensure a smooth transition from such prior manager to Manager. Such transition responsibilities will include, without limitation, assistance in transferring of bank accounts and security deposits, obtaining all files and personal property with respect to management of the Project, notifying tenants and other interested parties, and collecting such other information required by Owner and imputing the same into a software program designated by Owner. In addition, upon termination of this Agreement, Manager shall reasonably assist Owner in coordinating with any successor manager of the Project to ensure a smooth transition from Manager to such successor property manager.

SECTION 2.15. Inspections. Manager acknowledges that, during the term of this Agreement, designated representatives of firms other than Owner or affiliated companies, may have reason to review and examine during normal business hours the accounting books and records, the lease files, revenue, operating expenses, and other property data that is under the control of Manager and is maintained at Manager’s on-site office facilities, regional offices and/or principal offices with respect to the Project, and Manager will cooperate with these designated representatives. Manager further acknowledges that these services are included within the scope of this Agreement and that no additional fees are required over and above the basic asset management fee contained within this Agreement unless recoverable by Manager from such designated representatives.

SECTION 2.16. Limitation of Authority. Notwithstanding any provision of this Agreement to the contrary, Manager shall not, without prior approval by Owner: (a) convey or otherwise transfer or pledge or encumber any property or other asset of Owner; (b) retain attorneys on behalf of Owner; (c) institute or defend lawsuits or other legal proceedings on behalf of Owner; (d) enter into any dealings concerning the Project or with tenants of space at the Project for Manager’s own account in its capacity as property manager; provided, however, that if Manager shall enter into any dealings with tenants of space at the Project in its capacity as a tenant representative or otherwise in a leasing capacity, Manager shall give Owner prior written notice thereof, but shall not require Owner’s approval of such activities, (e) pledge the credit of Owner, except for purchases made in the ordinary course of business of operating the Project or as otherwise contemplated pursuant to this Agreement in conformity with an Approved Budget; (f) borrow money or execute any promissory note or other obligation or mortgage, security agreement or other encumbrance in the name of or on behalf of Owner; (g) execute any leases or any contracts for construction, remodeling, rehabilitation, landscaping or other work to be done on the Property unless previously approved in writing by Owner or in conformity with an Approved Budget. The limitations set forth in this Section 2.16 shall be in addition to all other restrictions on the authority of Manager set forth in this Agreement.

SECTION 2.17. Development. Manager shall use diligent and professional efforts to carry out any development work at the Property requested by Owner in a timely manner in accordance with the requirements set forth by Owner, and shall perform all general management functions necessary to procure, coordinate, administer and implement any such development work. In connection therewith, Manager shall, if requested by Owner, (a) apply for and obtain all applicable governmental approvals, (b) procure, coordinate, administer and implement all aspects of the development work planning, preparation, design and engineering, (c) act as a liaison with all governmental authorities having jurisdiction over the development work, (d) conduct and prepare preliminary construction cost analyses and preliminary construction cost estimates, and (e) bid and use diligent professional efforts to negotiate, administer and coordinate a construction contract between Owner and a general contractor for the construction of the development work.

ARTICLE III

Banking, Recordkeeping and Reporting Duties

SECTION 3.01. Operating Account.

(a) General. Manager shall, and shall cause any person or entity engaged to collect or handle monies received from the operation of the Project pursuant to Section 2.03 hereof to, handle all monies received from operation of the Project in accordance with any applicable restrictions of which it becomes aware that may be imposed pursuant to any loan documents evidencing or securing any loans for which the Project serves as security (“Project Loan Documents”). In this regard, Manager acknowledges that it has received and reviewed the Project Loan Documents presently encumbering the Project as described in Exhibit C to this Agreement. Owner has informed Manager that Owner has established the first bank account described in Exhibit D to this Agreement in order to comply with certain provisions of the Project Loan Documents described in Exhibit C. Owner has informed Manager that Owner has established the second bank account described in Exhibit D to this Agreement as a separate special account for the Project (the “Operating Account”) and, subject to applicable requirements under the Project Loan Documents, Manager shall deposit, no later than one (1) business day after receipt, all monies received by Manager from the operation of the Project into the Operating Account, and Manager shall not commingle such monies with funds of Manager or with funds received from the operation of any other property. Manager represents and warrants to Owner that Manager shall not change the Operating Account (or establish additional accounts to serve as part of the Operating Account) except with the prior written approval of Owner. All monies received by Manager for or on Owner’s account shall be received and held by Manager in trust for Owner. Manager shall, subject to Section 3.01(b), use funds deposited in the Operating Account to pay operating expenses for the Project. The Operating Account shall be styled in a manner approved by Owner. Manager shall regularly transfer excess funds to the money-market type account to serve as part of the Operating Account (such account listed as the third account in Exhibit D to this Agreement), with any material excess funds being invested temporarily in interest-bearing investments permitted by the terms of any Project Loan Documents executed by Owner and the permitted investment guidelines established by Owner. Upon request of Owner, Manager shall change the accounts and depository institutions utilized by Manager for the Operating Account.

(b) Payments. Unless otherwise directed by Owner, Manager shall timely pay all taxes, insurance premiums, debt service payments and other operating expenses authorized pursuant to the then applicable Approved Budget, but not otherwise (other than as provided in Section 3.06); except that where the payment of any of such operating expenses are the obligation of tenant under the Fireman’s Fund Lease, Manager shall routinely monitor and ensure that such tenant has timely made such payment. Manager shall submit to Owner for approval, not more than once per month, a list of all operating expenses by major account (e.g., payroll, repairs and maintenance, and general and administrative) that are not then authorized pursuant to the then applicable Approved Budget and, to the extent approved by Owner in writing, Manager shall pay such operating expenses. Owner shall approve or disapprove such expenses within five (5) business days after submission thereof. Manager shall make no payment from the Operating Account, without Owner’s prior written consent, for any expense which, under the provisions of this Agreement, requires Owner’s prior written approval or consent (unless within the Approved Budget) or for any expense not related to the operation of the Project. Manager shall disburse to Owner its share of net revenues quarterly, no later than the earlier of the fourteenth (14th) day after the end of each quarter or the fifth (5th) business day after the receipt by Manager of any net proceeds from any disposition of the Property; provided, however, that a working capital balance, in an amount reasonably determined by Owner from time to time, will be maintained in the Operating Account.

(c) Insufficient Funds. Manager shall monitor the cash flow of the Project and shall provide to Owner a monthly report detailing such cash flow and a forecast of such cash flow for the next succeeding month. If, at any time, funds in the Operating Account shall be projected to be or are insufficient to pay such expenditures, Manager shall notify Owner and request a sufficient amount to satisfy same so that Manager will have sufficient funds in the Operating Account to prevent any delinquency in payment for such expenditures. Notwithstanding any other provision of this Agreement, Manager shall not be obligated to advance any of its own funds to or for the account of Owner or in the Approved Budget, nor to incur any liability unless Owner shall have furnished Manager with funds necessary for the discharge thereof. If Manager advances any additional funds in payment of an expense in the maintenance or operation of the Project which was authorized by Owner, Owner shall reimburse Manager within five (5) days after Owner’s receipt of itemized invoices or bills thereof.

(d) Signature Requirements. Checks or other documents of withdrawal on the Operating Account in excess of Ten Thousand Dollars ($10,000) shall require co-signature by a representative of Owner, except to the extent for an item in the Approved Budget or otherwise approved in writing by Owner. The designation of the authorized representatives of Manager may be made by any one of Manager’s officers. All such representatives of Manager shall be bonded or otherwise insured (at Manager’s sole expense) in accordance with Section 4.02 or otherwise in a manner reasonably satisfactory to Owner. Owner shall have the right to withdraw any funds deposited in the Operating Account or otherwise invested pursuant to this Agreement on the basis of its signature alone and without the joinder of Manager. Manager’s authority to make disbursements pursuant to this Agreement and draw checks or make withdrawals from the Operating Account or other bank accounts established, held or maintained by Manager in the name of or on behalf of Owner shall immediately terminate upon the expiration or earlier termination of this Agreement and/or during any period in which Manager is in default of this Agreement.

SECTION 3.02. Security Deposit Account. To the extent required under the laws of the state in which the Project is located, all security deposits collected by Manager shall be segregated from other funds received in connection with the Project and deposited immediately upon receipt in a special separate interest-bearing account for the Project (the “Security Deposit Account”), maintained in a federally insured banking institution acceptable to Owner. The Security Deposit Account shall be styled as follows: [Manager Name], as Manager for [Owner’s Name] for [Property Name]—[Property Number]. Manager shall maintain accurate records of all security deposits held by Owner, including the amount of each security deposit, the party from whom each security deposit is collected, interest earned on each security deposit (if the particular lease requires payment of interest thereon), the amount of such interest required (if so required by applicable law) to be paid to each tenant with respect to such tenant’s security deposit, and the date(s) upon which Manager collected each security deposit. Manager shall deliver a monthly report to Owner which indicates when a refund of all or any portion of a security deposit is required and has been approved by Manager, and Manager shall keep an accurate record of all refunds. Manager is solely responsible for complying with all applicable state, local and other laws, rules and regulations regarding security deposits held in a segregated account, including laws, rules and regulations regarding the payment of interest thereon and the return thereof. All interest earned on such security deposits that is not required to be paid to tenants shall be deposited monthly by Manager in the Operating Account. Owner shall have the right to withdraw any funds deposited in the Security Deposit Account or otherwise invested pursuant to this Agreement on the basis of its signature alone and without the joinder of Manager.

SECTION 3.03. Books and Records. Manager shall maintain separate and complete books and records in connection with its management and operation of the Project. Such books and records shall be kept in a manner sufficient to respond to Owner’s reasonable financial information requirements and shall show, without limitation, the actual financial information for the Project for each month and each calendar year to date as compared to the budgeted information for such month and calendar year. Manager shall use certain computer software programs designated by Owner from time to time to prepare and maintain the books, records and reports required pursuant to this Agreement. Manager acknowledges that Owner has initially designated the MRI computer software program. Manager will make the books of account and all other records relating to or reflecting the operation of the Project readily available to Owner and its representatives at the Project (or at Manager’s principal office) at all reasonable times for examination, audit, inspection and transcription. Manager shall prepare and keep current a list of all personal property owned by Owner and used at the Project or in its operation. Upon Owner’s reasonable request, Manager shall deliver to Owner the copies of any source materials utilized by Manager in preparing the records, books and accounts. All books and records at all times shall be the property of Owner. Upon termination of this Agreement, Manager shall turn over all such books and records to Owner, but Manager may retain copies thereof to the extent necessary to satisfy any legal reporting requirements applicable to Manager.

SECTION 3.04. Reporting Requirements.

(a) Monthly Reports. Manager agrees to render monthly reports for the preceding calendar month, on or before the twentieth (20th) day of each month, in form satisfactory to Owner and that meet the reporting obligations set forth in that certain Amended and Restated Limited Liability Company Agreement of Novato FF Venture, LLC, dated as May [__], 2007, between Novato FF PT Investor, LLC and Pacific Novato Holdings, LP (the “LLC Agreement”). The monthly reports to be furnished by Manager to Owner hereunder shall be in such formats as designated by Owner from time to time, and shall include, without limitation, the following:

•	Management Report Summary (a narrative summary of property operations and issues);

•	Cash Flow Report, including a comparison of projected versus budgeted year-to-date Gross Receipts and expenses;

•	Current Rent Roll

•	Tenant Aged Collection Report;

•	Budget Variance Report, including a summary and detail variance analysis together with a narrative explanation of such variations;

•	Leasing Activity Report;

•	Cash Reconciliation Report and corresponding bank statements;

•	Security Deposit Report;

•	Occupancy Report; and

•	Project Summary Report.

In addition, Manager shall deliver to Owner such other reports in such formats and with such supporting information as Owner may from time to time reasonably request. Manager agrees to maintain at the Project or at Manager’s principal office all documentation necessary to support the information included on the foregoing reports, including, without limitation, all bank statements, bank deposit slips, canceled checks, comprehensive bank reconciliations, detailed cash receipts and disbursement records, operating expense invoices and payroll supporting documentation.

(b) Quarterly and Semi-annual Reports. In addition to the foregoing, Manager agrees to deliver to Owner, within sixty (60) days after the end of each calendar quarter and the end of each calendar year during the term hereof, (i) an unaudited profit and loss statement and balance sheets (in summary and detail fashion) for the Project prepared with respect to the then immediately preceding calendar quarter or calendar year, as appropriate, (ii) a current rent roll, and (iii) a narrative explanation of any budget variances.

(c) Annual Reports. Manager shall cause to be prepared and furnished to Owner, within sixty (60) days after the close of each calendar year, annual financial statements prepared on an accrual basis of accounting, including a balance sheet and a statement of income, and otherwise in a format reasonably designated by Owner; provided, however, at the option of Owner, Manager shall, at Owner’s expense, cause these annual financial statements to be audited and prepared by a certified public accounting firm selected and approved by Owner. In addition, within ninety (90) days after the end of each calendar year, at the option of Owner, Manager shall, at Owner’s expense, cause such accountants to prepare and deliver to Owner a report setting forth in sufficient detail all such information and data with respect to business transactions affected by or involving Owner during such calendar year as shall enable Owner and its constituent partners to prepare their respective federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. Finally, on or before October 15th of each year during the term of this Agreement, Manager shall cause to be prepared and delivered to Owner a ten (10) year discounted cash flow model for the Property in such form and incorporating such assumptions and projections as directed by Novato FF PT Investor, LLC and using the software program designated by Novato FF PT Investor, LLC from time to time.

(d) Other Reports. Manager shall cause to be prepared such other financial reports and budget requirements as are required under any loan now or hereafter secured by the Project. Manager shall cause to be prepared such other reports as required to meet the reporting obligations set forth in the LLC Agreement. Manager shall maintain an inventory of the personal property owned or leased by or on behalf of Owner; provided, however, that such inventory may exclude office supplies and other expendable items. Said inventory shall be available for review by Owner and shall be updated by Manager upon the request of Owner. Manager shall furnish Owner and/or Owner’s agents, representatives or affiliates such other reports with respect to the Property as may reasonably be requested by Owner and/or Owner’s agents, representatives or affiliates. In addition to the foregoing, Manager agrees to prepare and deliver to Novato FF Venture, LLC, within sixty (60) days after the end of each calendar quarter during the term hereof, a report providing information on the progress by Manager of those certain duties described in Exhibit E.

(e) Certification. All information contained in all reports, statements and other data required under this Section shall be certified to as accurate by Manager based upon Manager’s actual knowledge.

(f) Accounting Policies and Procedures. Manager shall prepare and deliver all reports in accordance with, and shall otherwise comply with, Owner’s accounting policies and procedures as adopted from time to time. Manager acknowledges receipt of a copy of Owner’s current accounting policies and procedures.

SECTION 3.05. Audit Rights. Owner reserves the right and Manager hereby agrees that Owner, at Owner’s expense, shall have the right to conduct examinations and/or audits of the books and records maintained by Manager for Owner. Owner may perform any and all audits relating to Manager’s activities either at the Project or at the local office of Manager. Manager will cooperate with and give reasonable assistance to any independent certified public accountant or other agent retained by Owner to examine such books and records. Should Owner’s employees or appointees discover either weaknesses in internal control or errors in record keeping, Manager, at its sole cost and expense, shall correct such discrepancies either upon discovery or within a reasonable period of time thereafter. Manager shall inform Owner in writing of the action taken to correct such audit discrepancies. Any and all audits conducted either by Owner’s employees or appointees will be at the sole expense of Owner unless such audit reveals that the annual net cash flow (as determined on a cash basis method of accounting) for the Project is misrepresented or incorrect by an amount greater than five percent (5%), in which case Manager will bear such expense, not to exceed the amount of the discrepancy. In addition, if any audit discloses a deficiency in the amount of funds which Manager should have delivered to Owner during the period covered by the audit, Manager shall immediately deliver such deficiency to Owner, together with interest thereon at the rate of ten percent (10%) per annum. Such interest shall be paid by Manager from funds other than those generated by the Project. No audit shall be performed by anyone working on a contingency fee basis.

SECTION 3.06. Budgets. Manager will prepare and submit to Owner proposed budgets pursuant to and in accordance with the provisions of Section 4.3 of the LLC Agreement. The process for review and approval of the proposed budget by the Owner shall be as set forth in Section 4.3 of the LLC Agreement. Manager shall not make expenditures relating to the Project in any year except within the categories and amounts contained in the Approved Budgets for the Project for that year, unless such variance is in accordance with the terms of Section 4.3 of the LLC Agreement. Manager shall have no right to approve any budget or any revisions suggested by Owner thereto. As used herein, the term “Approved Budget” means any budget approved by Owner pursuant to the terms of this Section 3.06.

ARTICLE IV

Insurance, Indemnity and Ethical Conduct

SECTION 4.01. Manager’s Insurance. Manager shall, at the expense of Manager, maintain in full force and effect insurance policies with respect to Manager’s duties hereunder issued by insurance companies with an A.M. Best service rating of not less than AVII, which are licensed in the state in which the Project is located. Such policies shall provide at least the following coverages:

(a) Workers’ Compensation Insurance in an amount in compliance with applicable statutory limits in the state in which the Project is located for Manager’s employees. Manager shall provide Owner with a certificate evidencing such coverage with the following provisions: (i) coverage for injury, death or occupational disease of Manager’s employees arising out of or in the scope of employment; and (ii) Employers’ Liability Insurance with a limit of Five Hundred Thousand Dollars ($500,000) per each accident and per each employee; and

(b) Comprehensive automobile liability insurance for all owned, hired and non-owned vehicles used in connection with Manager’s performance under this Agreement with limits of One Million Dollars ($1,000,000) combined single limits per occurrence for bodily injury and property damage liability.

All insurance policies required pursuant to this Section shall provide for thirty (30) days’ written notice to Owner prior to cancellation or material change by endorsement of the coverage and, with respect to insurance policies required pursuant to clause (b) above, shall be endorsed to include Owner as an additional insured. Certificates of all insurance required under this Section shall be provided by Manager to Owner at least thirty (30) days prior to the expiration date of the then effective insurance policy. Manager shall deliver copies of all insurance certificates required of Manager signed by authorized representatives of the insurance companies, to Owner, prior to the effective date hereof. Manager shall also use all commercially reasonable efforts to obtain copies of insurance policies or certificates of insurance evidencing insurance required of its subcontractors and shall keep such documents in Manager’s files available for inspection upon request by Owner.

SECTION 4.02. Fidelity and Comprehensive Crime Bond. Manager shall maintain, pay for and keep in full force fidelity, employee dishonesty or comprehensive crime bond or insurance coverage on all of its employees, agents, officers and directors who are involved in or employed in connection with the performance of Manager’s obligations under this Agreement, which coverage shall be in a dollar amount equal to One Million Dollars ($1,000,000). Evidence of such coverage will be provided to Owner at Owner’s request. The cost of such bond or insurance shall be the expense of Manager and shall not be reimbursable by Owner.

SECTION 4.03. Owner’s Insurance. Manager shall obtain and maintain the insurance set forth in Section 4.12(a) of the LLC Agreement at the expense of Owner.

SECTION 4.04. Manager’s Indemnity. In addition to, but not in lieu of Manager’s other indemnification obligations under this Agreement, Manager shall indemnify, protect, defend (with counsel acceptable to Owner) and hold harmless Owner, its partners and their respective stockholders, directors, officers, trustees, employees, agents, successors and assigns (each an “Owner Party”) from and against any and all claims, actions, suits, proceedings, losses, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by or otherwise asserted against any Owner Party to the extent arising out of or resulting from any acts or omissions of Manager or its directors, officers, employees, contractors, subcontractors and agents (a) in violation of this Agreement, (b) outside the scope of Manager’s authority hereunder, or (c) otherwise constituting gross negligence, fraud, malfeasance, breach of fiduciary duty or willful, reckless or criminal misconduct, except for any indemnity provided to Manager under the liability insurance provided in Section 4.03. The terms of this Section 4.04 shall survive the expiration or earlier termination of this Agreement, whether with or without cause.

SECTION 4.05. Owner’s Indemnity. Owner shall indemnify, defend and hold harmless Manager, and its affiliates, and each of their respective partners, directors, officers, employees and agents (each a “Manager Party”) from and against any and all claims, actions, suits, proceedings, losses, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of or resulting from the acts or omissions of Manager and any such other Manager Party in connection with this Agreement, the performance of Manager’s duties hereunder or arising out of or resulting from the acts or omissions of Owner, its partners and their respective stockholders, directors, officers, trustees and employees, except that such indemnification shall not apply (a) in the case of the acts or omissions of Manager or its directors, officers, employees, contractors, subcontractors, or agents in violation of this Agreement, outside the scope of Manager’s authority hereunder or otherwise constituting gross negligence, fraud, malfeasance, breach of fiduciary duty or willful, reckless or criminal misconduct, (b) if, and to the extent, Manager and the matter is defended and paid for by the insurance maintained by Owner under Section 4.03, (c) any matter for which Manager has agreed to indemnify Owner under this Agreement, or (d) to the extent Manager shall have failed to maintain the fidelity bond or insurance required to be maintained by Manager under Section 4.02 and such bond or insurance would have defended and paid for such matter. The terms of this Section 4.05 shall survive the expiration or earlier termination of this Agreement, whether with or without cause.

SECTION 4.06. Conditions of Indemnification. The obligations of the parties under Section 4.04 and Section 4.05 are subject to the following conditions: (a) the party to be indemnified shall deliver a notice to the indemnifying party with respect to the matter promptly after the party to be indemnified becomes actually (and not constructively) aware of the same; and (b) the party to be indemnified shall not take any actions, including any admission of liability, which would bar the indemnifying party from enforcing any applicable coverage under policies of insurance or prejudice any defense and related legal proceedings or otherwise prevent such indemnifying party from defending itself with respect to the matter.

SECTION 4.07. Confidential Information. Manager agrees, for itself and all persons retained or employed by Manager in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Manager, including, but not limited to, any data, information, plans, programs, processes, costs, operations, or names of tenants which may come within the knowledge of Manager in the performance of, or as a result of, its services (the “Confidential Information”), except where Owner specifically authorizes Manager to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Manager’s duties hereunder or is required by law or by court proceedings. The provisions of this Section shall survive the termination of this Agreement. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by Manager, (b) was available to Manager, or known by Manager on a non-confidential basis prior to its disclosure by Owner, or (c) becomes available to Manager on a non-confidential basis from a person other than Owner, who is not known by Manager to be bound by a confidentiality agreement or otherwise under any obligation to keep such information confidential. If Manager is required by statute, government regulation, legal process, or judicial decree to disclose any Confidential Information, Manager may disclose such Confidential Information without liability to Owner. However, Manager agrees: (i) to give Owner prompt notice of any proceedings taken or initiated by others to obtain such an order or decree; (ii) to cooperate fully with Owner’s counsel in response thereto (at Owner’s expense); and (iii) to disclose only such portion[s] of the Confidential Information as are specifically required by such order or decree, once it is final and non-appealable.

SECTION 4.08. Business Conduct. The maintenance of extremely high standards of honesty, integrity, impartiality and conduct by Manager and its employees and agents is essential to assure the proper performance of business and the maintenance of public confidence in Owner. Owner expects Manager to uphold and meet these high standards and to use its best judgment to avoid misconduct and conflicts of interest and to require the same of its employees and agents. In general, Manager shall avoid using its position for private gain, giving preferential treatment to any person, losing complete independence or impartiality or making Owner’s decisions outside authorized channels. Manager shall not take any action that would reasonably be believed to adversely affect the confidence of the public in the integrity of Owner and shall not engage in conduct prejudicial to Owner, including, without limitation, criminal, dishonest or immoral conduct. Manager shall not (a) misuse Owner’s property, (b) use inside information obtained as a result of retention by Owner for private gain for Manager or another person, particularly one with whom Manager (or its officers, directors, employees or agents) has family, business or financial ties, (c) use its retention by Owner to coerce or give the appearance of coercing a person to provide financial benefit to any employee or another person, particularly one with whom Manager (or its officers, directors, employees or agents) has family, business or financial ties, or (d) because of such retention, receive or solicit from a person known by Manager to conduct business with Owner anything of more than de minimus value as a gift, gratuity, loan, entertainment or favor for Manager or another person. As a condition to performing any service at the Project, Manager agrees to request that each of Manager’s employees, agents and representatives acknowledge that they have read and understood this Section. Any violation of this Section by Manager or its employees, agents and representatives will constitute a breach of this Agreement by Manager.

ARTICLE V

Fees, Commissions and Expenses

SECTION 5.01. Asset Management Fee. As an asset management fee for the services performed pursuant to this Agreement, Owner agrees to pay Manager, during the initial term of this Agreement, an amount equal to one and one quarter percent (1.25%) of Gross Receipts, payable monthly in arrears (with such asset management fee subject to annual reconciliation based upon actual Gross Receipts). Manager may withdraw an amount equal to such monthly asset management fee, on or before the last day of each month during the term of this Agreement, from the Operating Account. In the event Owner is obligated to refund to any tenant any amount included in Gross Receipts for any prior month, Manager shall promptly pay to Owner or credit against the next succeeding fee owed Manager, the amount of all fees or other compensation paid to Manager with respect to such refunded amount. Manager shall not be entitled to any fees, leasing commissions, or other sums for its services hereunder, except pursuant to this Article V, and Manager specifically acknowledges and agrees that, unless otherwise agreed in writing by Owner, Manager shall not be entitled to any fees, commissions, or other sums in connection with any leasing, sale, transfer, exchange, financing, refinancing, or other disposition or encumbrance of all or any portion of the Project, or any interest therein. Nothing contained herein shall affect Manager’s right to receive reimbursement for certain items as and to the extent set forth in this Agreement. The asset management fee provided for in this Section 5.01 shall only be payable by Owner to Manager for so long as American Assets, Inc. is the Manager pursuant to this Agreement.

SECTION 5.02. Gross Receipts. As used herein, the term “Gross Receipts” means, as to any period, the gross income from the Project actually collected by Manager during such period and payable to Owner, including (a) “Base Rent” received pursuant to the Fireman’s Fund Lease, (b) forfeited security and other deposits, (c) rental interruption insurance proceeds, and (d) late charges and interest; provided that Gross Receipts shall not include (i) contributions to the capital of Owner, amounts deposited by Owner into the Operating Account to cover operating deficits, or interest thereon, (ii) proceeds of any sale, transfer, exchange, financing, refinancing, or other disposition or encumbrance of all or any portion of the Project, or any interest therein, (iii) insurance proceeds (other than from loss of rents), (iv) condemnation proceeds and awards or payments in lieu thereof, (v) any and all security or other deposits, unless and to the extent forfeited and applied against delinquent rent or operating expenses (as opposed to applied against repair costs or other expenses), (vi) tax reduction or abatement proceeds, (vii) discounts, rebates or dividends on insurance policies, (viii) interest and other investment income earned on monies held or managed by Manager, (ix) prepaid rent prior to the occurrence of the month for which such rent was prepaid, (x) any payments received by Owner in connection with the early termination of any lease to the extent such payments are applied by Owner against unamortized capital costs, (xi) income which is not directly related to the operation, leasing and management of the Project, or (xii) reimbursements from any tenant of any operating expenses, taxes or insurance premiums pursuant to any lease (including, without limitation, the Fireman’s Fund Lease). Gross Receipts is intended to reflect a net income concept, after deduction of expenses (e.g., amounts reimbursed to Manager pursuant to Section 5.04, and any other amounts paid to suppliers or subcontractors from funds of the Owner) paid in connection with the ownership and operation of the Property (other than the Property Acquisition Fee pursuant to Section 5.03 or the asset management fee pursuant to Section 5.01).

SECTION 5.03. Property Acquisition Fee. As a fee for the services performed by Manager in acquiring the Property, Owner agrees to pay Manager, a fee (the “Property Acquisition Fee”) in an amount equal to One Million Five Hundred Sixty Thousand Dollars ($1,560,000) payable on the closing of the acquisition of the Property (it being understood that no such Property Acquisition Fee shall be payable by Owner to Manager unless and until the closing of the acquisition of the Property has occurred).

SECTION 5.04. Reimbursable Expenses. The costs of gross salaries, payroll taxes, insurance, worker’s compensation and other employee benefits of full-time, on-site employees shall be reimbursed by Owner to Manager only to the extent reflected in the then applicable Approved Budget. Owner shall have no obligation, unless otherwise agreed to by Owner in writing, to reimburse Manager for and Manager shall be solely responsible for the payment of the costs of payroll taxes, insurance, worker’s compensation and other employee benefits granted to any part-time employee or any full-time on-site employee in excess of the amount set forth in the then applicable Approved Budget except as provided in Section 3.06. Any costs or fees payable to any subcontractor hired to provide management services to the Property shall be reimbursed by Owner to Manager only to the extent reflected in the then applicable Approved Budget.

SECTION 5.05. Non-Reimbursable Expenses. The following expenses or costs incurred by or on behalf of Manager in connection with the operation of Manager’s business shall be the sole cost and expense of Manager and shall not be reimbursable by Owner:

(a) Cost of gross salary and wages, payroll taxes, insurance, worker’s compensation, pension benefits, and any other benefits of Manager’s principal office or regional office personnel.

(b) General accounting and reporting services using MRI accounting and reporting software, unless otherwise specifically set forth in the Approved Budget.

(c) Cost of forms stationery, ledgers, and other supplies and equipment used in Manager’s principal office or regional office.

(d) Cost, or pro-rata cost of telephone and general office expenses incurred at the Project by Manager for the operation and management of properties other than the Project.

(e) Cost or pro-rata cost of electronic data processing, for data processing provided by computer service companies (unless specifically set forth in the Approved Budget), except as provided in Section 3.06.

(f) Cost of all bonuses, incentive compensation, profit sharing, or any pay advances by Manager to Manager’s employees, except to employees located at the Project, and then only to the extent approved under the then applicable Approved Budget, except as provided in Section 3.06.

(g) Cost attributable to losses arising from criminal acts or from negligence or fraud on the part of Manager or Manager’s affiliates or employees.

(h) Cost of comprehensive crime insurance purchased by Manager for its own account.

(i) Costs for meals, travel and hotel accommodations for Manager’s principal office or regional office personnel who travel to and from the Project, except as provided for in the Annual Budget.

(j) Costs attributable to Manager’s failure to comply with its obligations under this Agreement including, for example, compliance with laws as set forth in Section 2.08.

ARTICLE VI

Duration, Termination and Default

SECTION 6.01. Term. This Agreement shall become effective on the date set forth above, and shall terminate on the first anniversary of the effective date, unless extended or earlier terminated as hereafter provided. The term of this Agreement shall be automatically renewed for successive one-year periods thereafter, unless either party delivers notice of termination to the other at least thirty (30) days prior to the commencement of the then next succeeding renewal period or unless this Agreement is earlier terminated by Owner in accordance with Section 6.03 below.

SECTION 6.02. Sale, Demolition, Foreclosure, Condemnation or Casualty. In the event of (a) a bona fide sale or demolition of all or a substantial portion of the Project, or (b) foreclosure or deed in lieu of foreclosure with respect to any mortgage encumbering the Project, or (c) the Project is entirely or substantially either taken by eminent domain or deed in lieu thereof, or (d) the Project is entirely or substantially damaged by fire or other casualty, or (e) a sale of all or substantially all of the ownership interests in Owner or in the partners of Owner, Owner or Manager may terminate this Agreement without penalty upon not less than thirty (30) days’ notice to the other (except in connection with a third party sale, such termination shall be effective upon the date of sale, even if there is less than thirty (30) days’ notice).

SECTION 6.03. Termination by Owner. This Agreement may be terminated (a) without cause by Owner at any time on at least thirty (30) days prior written notice to Manager, and (b) for cause (as hereinafter defined) by Owner at any time (i.e., whether before or after the first anniversary of the effective date). As used herein, the term “for cause” shall mean the occurrence of any one or more of the following:

(i) if Manager or any of its directors, officers, employees, contractors, subcontractors or agents shall be guilty of any gross negligence, willful misconduct, fraud, malfeasance or breach of fiduciary duty;

(ii) if Manager shall assign this Agreement or delegate its duties hereunder without the consent of Owner, except as provided under Article VII;

(iii) if Manager’s corporate existence shall be dissolved without the consent of Owner;

(iv) if any material license held by Manager and necessary for the performance of its duties or services hereunder shall be terminated or suspended, and Manager does not arrange for the reinstatement of such license immediately after its termination or suspension;

(v) if Manager, or any of its directors, officers, employees or agents, shall misappropriate any funds of Owner and Manager shall not (A) make full restitution thereof within two business (2) days after Manager’s discovery thereof, and (B) thereafter permanently bar the director, officer, employee, agent or other representative who misappropriated such funds from acting in any capacity with respect to the Project and any other property owned by Owner or any affiliate or agent thereof;

(vi) if Manager shall fail to pay any amount payable to Owner under this Agreement when due and such default shall continue for ten (10) days after written notice thereof to Manager;

(vii) (A) if Manager shall fail to comply with any provision of this Agreement (other than as a result of any action or occurrence set forth elsewhere in this subsection) and such failure shall continue for thirty (30) days after written notice of such failure given by Owner to Manager, or (B) if such failure cannot reasonably be cured within such thirty (30) day period, if Manager shall fail to commence the curing of such default within such thirty (30) day period (and to notify Owner within such thirty (30) day period that Manager has commenced such cure and will prosecute such cure diligently and complete the same, which notice shall specify Manager’s estimate of the time period within which such cure will be completed) or, thereafter, shall fail to prosecute such cure diligently and complete the same within a reasonable period of time not to exceed in any event sixty (60) days after delivery of such notice, or (C) if Owner is subject to any criminal liability or unbonded civil liability, the Project is subject to any unbonded lien or Owner or the Project are subject to any material risk of loss by reason of Manager’s failure to comply with any provision of this Agreement, unless such failure to comply resulted from Owner’s failure to provide sufficient funds to enable Manager to so comply after written request for funds by Manager;

(viii) (A) if Manager shall fail to follow any reasonable written direction of Owner with respect to the Project and such failure shall continue for five business (5) days after written notice of such failure given by Owner to Manager, or (B) if such failure cannot reasonably be cured within such five (5) business day period, if Manager shall fail to commence the curing of such failure within such five (5) day period (and to notify Owner within such five (5) day period that the Manager has commenced such cure and will prosecute such cure diligently and complete the same, which notice shall specify Manager’s estimate of the time period within which such cure will be completed) or, thereafter, shall fail to prosecute such cure diligently and complete the same within a reasonable period of time not to exceed in any event sixty (60) days after delivery of such notice, or (C) if Owner is subject to any criminal liability or unbonded civil liability, the Project is subject to any unbonded lien or Owner or the Project is subject to any material risk of loss by reason of Manager’s failure to comply with such direction of Owner, unless such failure to comply resulted from Owner’s failure to provide sufficient funds to enable Manager to so comply after written request for funds by Manager;

(ix) (A) if Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment of the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or (B) if an involuntary case or other proceeding shall be commenced against Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days, or (C) if an order for relief shall be entered against Manager under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; or

(x) If the Manager’s Certificate attached hereto as Exhibit A is untrue on the date given and/or hereinafter becomes untrue at any time.

The right and ability of Owner to terminate this Agreement for cause shall be in addition to (and shall not waive or limit) the rights and remedies available to Owner as a result of the act or occurrence giving rise to such for cause termination.

SECTION 6.04. Thirty Day Termination Fee. In any instance in which Owner is required to provide Manager with thirty (30) days prior written notice of termination, Owner shall pay to Manager the Thirty Day Fee (hereinafter defined) and shall have the right upon payment to Manager of the Thirty Day Fee to require Manager to immediately vacate the Project and, in such event, Manager’s authority hereunder shall immediately cease and Manager shall have no further right to act for Owner or draw checks on the Operating Account. As used herein, the term “Thirty Day Fee” shall mean an amount equal to the asset management fee paid to Manager for the calendar month immediately preceding the date of Owner’s request for Manager to immediately vacate the Project.

SECTION 6.05. Termination by Manager. Manager shall have the right to terminate this Agreement, (a) if Owner shall fail to comply with any provision of this Agreement and such failure shall continue for thirty (30) days after written notice of such failure has been given by Manager to Owner, or if such failure cannot reasonably be cured within such thirty (30) day period, if Owner shall fail to commence the curing of such failure within such thirty (30) day period (and to notify Manager within such thirty (30) day period that Owner has commenced such cure and will prosecute such cure diligently and complete the same, which notice shall specify Owner’s estimate of the time period within which such cure will be completed) or, thereafter, shall fail to prosecute such cure diligently and complete the same within a reasonable period of time, or (b) with or without cause upon at least sixty (60) days prior written notice to Owner. In the event of any such termination, Manager shall be entitled, as its sole and exclusive remedy, to the payment of its reimbursable expenses and, subject to the limitations contained in Section 5.03, accrued but unpaid asset management fees and through the effective date of any such termination, but not otherwise.

SECTION 6.06. Effect of Termination.

(a) Deliveries. Upon termination of this Agreement for any reason, Manager shall deliver the following to Owner, or Owner’s duly appointed agent, as soon as reasonably possible, but in no event, except as noted below, later than five (5) business days following the termination date:

(i) A preliminary accounting, reflecting the balance of income and expenses for the Project as of the date of termination, with final accounting to be prepared and submitted to Owner as soon as reasonably possible, but in no event later than fifteen (15) days following the termination date;

(ii) Any balance and monies due to Owner or tenant security deposits, or both, held by Manager with respect to the Project;

(iii) All books, records, contracts, leases, receipts for deposits, unpaid bills then in the possession of Manager, the then current rent roll, and all other papers or documents (including, without limitation, all computer tapes, disks and software) which pertain to the Project; and

(iv) All keys, to any locks on the Project, then in the possession of Manager, together with any plans and specifications pertaining to the Project then in the possession of Manager.

(b) Authority. Upon termination of this Agreement for any reason, Manager’s authority under this Agreement shall immediately cease and Manager shall have no further right to act for Owner nor to draw checks on the Operating Account.

(c) Assignment. Upon the expiration or earlier termination of this Agreement, (i) Owner shall assume and Manager shall assign all future obligations under contracts entered into by Manager on behalf of Owner pursuant to this Agreement, (ii) Owner shall pay for the costs of all services, materials and/or supplies, if any, which have been ordered by Manager as a result of its obligations hereunder, and (iii) Manager shall relinquish control and assign to Owner all of its rights in and to the Operating Account, the Security Deposit Account and any other bank accounts established, held or maintained by Manager in the name of or for the benefit of Owner.

(d) Fees. Except as set forth below, in the event of any termination (including expiration) of this Agreement, Manager shall be entitled, subject to the limitations contained in Section 5.03, to the payment of any asset management fees and reimbursable expenses due to Manager through the effective date of any such termination, but not otherwise. In the event Owner requires Manager to prepare reports relating to matters or operations after the termination of this Agreement, Manager shall be reimbursed for the reasonable cost incurred in providing any such reports.

ARTICLE VII

Assignment

SECTION 7.01. Assignment. This Agreement has been entered into by Owner on the basis, inter alia, of the reputation and expertise of Manager in the management of first-class office properties. As a result, this Agreement shall not be assigned by Manager without the prior written consent of Owner, except by merger, consolidation or a sale of substantially all of Manager’s assets. This Agreement may be assigned by Owner without Manager’s prior written consent and, except for any liability of Owner which expressly survives the expiration or earlier termination of this Agreement, Owner shall be released from liability hereunder upon any transfer of its interest in the Project; provided, however, if this Agreement is to continue following any such transfer, Owner shall only be released upon the assumption by the transferee of Owner’s obligations hereunder from and after the date of any such transfer, but not otherwise, and if this Agreement is not to continue following any such transfer, the release of Owner shall be subject to the provisions of Section 6.03.

SECTION 7.02. Notification. Manager shall promptly notify Owner, if, at any time during the term of this Agreement, Manager is: (a) a corporation that is not publicly traded and any part or all of the shares of Manager shall be transferred by sale, assignment, bequest, inheritance, operation of law or other disposition so as to result in a change in effective voting control of Manager; or (b) a partnership or association or otherwise not a natural person (and not a corporation) and there shall occur any change in the identity of any of the persons who are general partners of such partnership or members of such association or who comprise Manager on the date of this Agreement. Any change set forth under the subparagraph (a) and/or (b) above, or any assignment under Section 7.01, without Owner’s prior written consent (if required), shall constitute a breach by Manager of the provisions hereof, and Owner may terminate this Agreement at any time after such change or assignment without such prior written consent by giving Manager five (5) days’ prior written notice of such termination.

ARTICLE VIII

Notices

SECTION 8.01. Notices. Any notice, demand or other communication which may or is required to be given under this Contract shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Owner and Manager as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Any notice may be given on behalf of either party by such party’s legal counsel. Owner and Manager may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Manager:	American Assets, Inc.
11455 El Camino Real, Suite 200
San Diego, CA 92130

If to Owner:	Novato FF Property, LLC
c/o American Assets, Inc.
11455 El Camino Real, Suite 200
San Diego, CA 92130

with a copy to:	GE Asset Management Incorporated
One Century Plaza
2029 Century Park East, Suite 2000
Los Angeles, CA 90067-3006
Attn: Roland Siegl
Fax: (310) 556-0144

with a copy to:	GE Asset Management Incorporated
3001 Summer Street
Stamford, CT 06904
Attn: Leanne Dunn
Fax: (203) 356-4608

with a copy to:	Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
Attn: Finance Department Notices
GEPT – Fireman’s Fund – BPS)
Fax: (619) 696-7419

ARTICLE IX

Miscellaneous

SECTION 9.01. Qualification/Licenses. Manager shall, at its sole cost and expense, qualify to do business in the state where the Project is located and obtain and maintain such licenses as may be required for the performance by Manager and each of Manager’s employees, agents and representatives of their respective services under this Agreement.

SECTION 9.02. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

SECTION 9.03. Attorneys’ Fees. In the event either of the parties hereto shall institute any action or proceeding against the other party relating to this Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees.

SECTION 9.04. No Waiver. No consent or waiver, express or implied, by either party hereto or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

SECTION 9.05. Governing Law; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The venue of any action or proceeding brought by either party against the other arising out of this Agreement shall, to the extent legally permissible, be in Los Angeles County, California. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the person or entity against whom enforcement is sought.

SECTION 9.06. Interpretation. Unless otherwise specified herein, (a) the singular includes the plural and the plural the singular, (b) words importing any gender include the other gender, (c) references to persons include their permitted successors and assigns, (d) words and terms which include a number of constituent parts, things or elements shall be construed as referring separately to each constituent part, thing, or element thereof, as well as to all of such constituent parts, things or elements as a whole, (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to, (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms, (g) the words “approve”, “consent” and “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein, the prior approval, consent or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require”, “judgment” and “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who or which may make a requirement or exercise judgment or who or which must be satisfied, which approval, consent, agreement, requirements, judgment or satisfaction shall be in the sole and absolute discretion of the person or entity holding the right to approve, consent or agree, or who may make a requirement or judgment, or who must be satisfied, (h) the words “include” or “including” or words of similar import, shall be deemed to be followed by the words “without limitation”, (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder”, or words of similar import, refer to this Agreement in its entirety, (j) unless otherwise expressly provided herein, all references to Articles and Sections are to the Articles and Sections of this Agreement, (k) in computing any time period hereunder, the day of the act, event or default after which the designated time period begins to run is not to be included, and the last day of the period so computed is to be included, unless any such last day is not a business day in which event, such time period shall run until the next day which is a business day, and (l) the headings of Articles and Sections contained in this Agreement are inserted as a matter of convenience and shall not affect the construction of this Agreement. Owner and Manager have each jointly, with the advice and assistance of their respective legal counsel, participated in the negotiation and drafting of all of the terms and provisions of this Agreement, and, accordingly, it is agreed that no term or provision of this Agreement shall be construed in favor of or against any party by virtue of the authorship or purported authorship thereof by any party. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT TIME IS OF THE ESSENCE WITH RESPECT TO THIS AGREEMENT AND THE RESPECTIVE RIGHTS, OBLIGATIONS AND DUTIES OF THE PARTIES HERETO.

SECTION 9.07. Estoppel Certificates. Manager agrees to execute and deliver, at Manager’s sole cost, to Owner, the holder of any lien, now or hereafter, against the Project or any prospective purchaser of the Project, a certificate pursuant to which (a) Manager discloses whether Owner is then in default hereunder, (b) Manager discloses whether this Agreement has been modified and, if so, enclosing a copy of such modification, and (c) Manager discloses such other and further matters as may be reasonably requested by Owner or such other person or entity.

SECTION 9.08. Representations and Warranties. Manager represents and warrants to Owner that:

(a) Manager is a corporation, duly organized and validly existing and in good standing under the laws of the State of California and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform this Agreement;

(b) the execution, delivery and performance by Manager of this Agreement are within its power, have been authorized by all necessary action and do not contravene any provision of its formation or other governing documents;

(c) this Agreement has been duly executed and delivered by an authorized representative of Manager and represents a valid and binding obligation of Manager enforceable in accordance with its terms;

(d) the execution, delivery and performance of this Agreement does not conflict with or result in a breach of any of the provisions of or constitute a default under any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any lease or any other material agreement or contract by which Manager, its activities or, to the best of Manager’s knowledge, the Project is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Manager, its activities or, to the best of Manager’s knowledge, the Project;

(e) Manager has obtained all licenses and permits necessary to legally and validly execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, any and all necessary brokerage or similar licenses under the laws of the state where the Project are located; and

(f) no order, permission, consent, approval, license, authorization, registration or filing by or with any governmental authority having jurisdiction over Manager, its activities or, to the best of Manager’s knowledge, the Project is required for the execution, delivery or performance by Manager of this Agreement.

SECTION 9.09. No Partnership, Etc. Nothing in this Agreement shall be construed as making Owner or Manager partners, joint venturers or members of a joint enterprise or as creating between Owner and Manager any employer-employee relationship.

SECTION 9.10. Subordination. This Agreement shall be subject and subordinate to any financing or refinancing by debt, sale and leaseback or any other form of financing, relating to the Project and any deed of trust, mortgage or other instrument securing any financing hereinafter constituting a lien upon the Project or any part thereof other than a lien held by a party related to Owner. The subordination provided in this Section shall be self-operative and shall not require any further instrument or document. However, upon the request of Owner, Manager shall promptly execute, acknowledge and deliver to the holder of such financing or refinancing an instrument in form and substance satisfactory to Owner and such holder confirming such subordination and containing such other provisions as Owner or such holder shall reasonably request. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, it is understood and agreed that, in the event of a sale or in lieu of foreclosure of any deed of trust, mortgage or other instrument to which this Agreement is subordinated pursuant to this Section, the purchaser or other transferee of the Project shall have no obligation which it might otherwise have to pay or perform any of Owner’s obligations hereunder and the Project shall not be subject to any lien or other encumbrance for such obligations which it might otherwise be subject to. In the event Manager fails to execute, acknowledge and deliver an instrument required above within ten (10) business days after Owner’s request for such an instrument, Owner shall have the right as attorney-in-fact for Manager to execute, acknowledge, deliver and record such an instrument on behalf of Manager, and Manager hereby irrevocably appoints Owner as Manager’s attorney-in-fact coupled with an interest (with full power to substitute any other person in its place as such attorney-in-fact) to execute, acknowledge, deliver and record such an instrument or take any other action incidental thereto as Owner shall deem appropriate in its discretion, and Manager hereby irrevocably authorizes and directs any person to act upon the foregoing appointment and a certificate of Owner (or any person acting in Owner’s place) that it is entitled to act as such attorney-in-fact for such purpose.

SECTION 9.11. Limitation of Liability. Manager acknowledges and agrees that Owner, each partner or shareholder thereof and their respective officers, directors, employees, trustees, successors and assigns shall have no personal liability for the payment or performance of any obligations hereunder. Notwithstanding anything to the contrary contained herein, if Manager shall recover any judgment against Owner in connection with this Agreement, Manager shall look solely to Owner’s interest in the Project and the proceeds thereof and to any insurance on which Manager is named as additional insured for the collection or enforcement of any such judgment, and no other assets of Owner or such other persons and entities shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment, and neither Owner nor any person or entity having an interest, directly or indirectly, in Owner shall be liable for any deficiency.

SECTION 9.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original with the same effect as if the signatures thereto and hereto were on the same instrument.

SECTION 9.13. Waiver of Liens. To the extent the law of the state in which the Project is located provides Manager with any right to file a lien against the Project for the sums due Manager under this Agreement, Manager hereby irrevocably and unconditionally waives its right to assert or file such a lien.

SECTION 9.14. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY LAW, MANAGER AND OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER MANAGER OR OWNER.

SECTION 9.15. Additional Remedies. The rights and remedies of Owner and Manager under this Agreement shall not be mutually exclusive, that is, the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is entitled to nor shall it limit or affect any right or rights at law or by statute or otherwise of either party aggrieved as against any other party for breach or threatened breach of any provisions of this Agreement, it being the intention of this Section 9.15 to make clear the agreement of Owner and Manager that the respective rights and obligations of Owner and Manager under this Agreement shall be enforceable in equity as well as at law or otherwise.

SECTION 9.16. Manager’s Employees. Owner agrees not to solicit for hire any employee of Manager during the term of this Agreement and for a period of one hundred eighty (180) days after the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of (but not necessarily on) the date first above written.

OWNER:

NOVATO FF PROPERTY, LLC, a Delaware limited liability company

By:

Name:	Robert Barton
Title:	CFO

MANAGER:

AMERICAN ASSETS, INC., a California corporation

By:

Name:	John Chamberlain
Title:	CEO

EXHIBIT A

Legal Description

Real property in the City of Novato, County of Marin, State of California, described as follows:

PARCEL A:

PARCEL ONE:

PARCEL 2, AS SHOWN UPON THAT CERTAIN PARCEL MAP ENTITLED, “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE, REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4, 1984 AS RECORDER’S SERIAL NO. 84-047231 AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-058411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-031686, MARIN COUNTY RECORDS, OVER THAT PORTION OF PARCEL 1 DESIGNATED “COMMON AREA EASEMENT APPURTENANT TO PARCEL 2 & 3”, AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL THREE:

A NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES OVER THOSE AREAS OF PARCEL 1 DESIGNATED “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 2 & 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 1 (22 P.M. 36) AS CONVEYED IN THAT

CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85-029843, MARIN COUNTY RECORDS.

PARCEL B:

PARCEL ONE:

PARCEL 3, AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORDS OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4, 1984 AS RECORDER’S SERIAL NO. 84-47231, AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-58411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-31686, MARIN COUNTY RECORDS, OVER THAT PORTION OF PARCEL 1 DESIGNATED “COMMON AREA EASEMENT APPURTENANT TO PARCEL 2 & 3”, AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL THREE:

NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES OVER THOSE AREAS OF PARCEL 1 DESIGNATED “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 2 & 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4,1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

NON-EXCLUSIVE EASEMENT FOR ACCESS AND PUBLIC UTILITY PURPOSES, WATER LINE AND SANITARY SEWER PURPOSES OVER THAT PORTION OF PARCEL 1 DESIGNATED “ACCESS & PUBLIC UTILITY EASEMENT & W.L.E. & S.S.E. APPURTENANT TO PARCEL 3” AS SAID PARCEL AND EASEMENT ARE SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FIVE:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 1 (22 P.M. 36) AS CONVEYED IN THAT CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85029843, MARIN COUNTY RECORDS.

PARCEL C:

PARCEL ONE:

PARCEL 1, AS SHOWN UPON THAT CERTAIN PARCEL MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL TWO:

EASEMENTS AND RIGHTS, INCLUDING WITHOUT LIMITATION RIGHTS RELATING TO THE USE, REPAIR, MAINTENANCE OR IMPROVEMENTS OF CERTAIN REAL PROPERTY, AS PROVIDED FOR IN THE DECLARATION ESTABLISHING COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS RECORDED OCTOBER 4,1984 AS RECORDER’S SERIAL NO. 84-047231 AND RE-RECORDED DECEMBER 20,1984 AS RECORDER’S SERIAL NO. 84-058411, AND AMENDMENT THERETO RECORDED JUNE 1,1989 AS RECORDER’S SERIAL NO. 89-031686, MARIN COUNTY RECORDS.

PARCEL THREE:

AN EASEMENT FOR THE COOLING TOWER, COOING TOWER PIPELINE AND ACCESS TO THE COOLING TOWER OVER THOSE CERTAIN EASEMENTS DESIGNATED “COOLING TOWER EASEMENT APPURTENANT TO PARCEL 1”, “C COOLING TOWER PIPELINE EASEMENT (10’ WIDE) APPURTENANT TO PARCEL 1”, AND “COOLING TOWER ACCESS EASEMENT APPURTENANT TO PARCEL 1”, ALL LYING WITHIN THE BOUNDARIES OF PARCEL 3 AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

PARCEL FOUR:

A NON-EXCLUSIVE EASEMENT FOR FIRE MAIN PURPOSES, 10 FEET WIDE, OVER THOSE PORTION OF PARCELS 2 AND 3 DESIGNATED “C FIRE MAIN

EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 1 & 2” AND “C FIRE MAIN EASEMENT (10’ WIDE) APPURTENANT TO PARCELS 1 & 3” AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP FIREMAN’S FUND, A PORTION OF 3307 O.R. 154, NOVATO, MARIN COUNTY, CALIFORNIA”, FILED FOR RECORD OCTOBER 4, 1984 IN VOLUME 22 OF PARCEL MAPS, AT PAGE 36, MARIN COUNTY RECORDS.

EXCEPTING THEREFROM THAT PORTION THEREOF CONTAINED IN THE QUITCLAIM DEED RECORDED NOVEMBER 5,1993 AS RECORDER’S SERIAL NO. 93-093959, MARIN COUNTY RECORDS.

PARCEL FIVE:

NON-EXCLUSIVE EASEMENTS FOR FIRE MAIN PURPOSES AS CONTAINED IN THE DEED FROM 775/779 SAN MARIN ASSOCIATES, L.P. RECORDED NOVEMBER 15,1993 AS RECORDER’S SERIAL NO. 93-093960, MARIN COUNTY RECORDS.

PARCEL SIX:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER PARCEL 2 (22 P.M. 36) AS CONVEYED I N THAT CERTAIN RECIPROCAL GRANT OF EASEMENTS AND AGREEMENT WHICH WAS RECORDED JULY 17,1985 AS RECORDER’S SERIAL NO. 85-029843, MARIN COUNTY RECORDS.

EXHIBIT B

Manager’s Certificate

American Assets, Inc. (“Manager”) hereby certifies to Novato FF Property, LLC (“Owner”) that as of May 15, 2007, Manager is not, and that so long as the Asset Management Agreement, dated as of May 15, 2007, by and between Owner and Manager remains in effect, Manager will not become, “a person related to” Owner or any partner of Owner within the meaning of Section 267(b) of the Internal Revenue Code of 1986, as amended, (without modification by Section 267(e)(1)) or Section 707(b)(1)). For purposes of the preceding sentence, Sections 267(b) and 707(b)(1) shall be applied by (1) substituting “80 percent or more” for “more than 50 percent” each place it appears in such sections, (2) excluding brothers and sisters from the members of a person’s family, and (3) disregarding section 267(f)(1)(A).

AMERICAN ASSETS, INC.,
a California corporation

By:	/s/ Christopher Seaman
Name:	Christopher Seaman
Title:	Vice President/General Counsel

EXHIBIT C

Project Loan Documents

1.	Amended and Restated Promissory Note A-1 for $99,879,692.00, dated October 1, 2005, by First States Investors 239, LLC, a Delaware limited liability company, for the benefit of Bank of America, N.A., a national banking association.

2.	Amended and Restated Promissory Note A-1 for $90,578,395.00, dated October 1, 2005, by First States Investors 239, LLC, a Delaware limited liability company, for the benefit of Bank of America, N.A., a national banking association.

3.	Note Severance Agreement, dated October 1, 2005, between First States Investors 239, LLC, a Delaware limited liability company, as borrower, and Bank of America, N.A., a national banking association, as lender.

4.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated August 5, 2005, by First States Investors 239, LLC, a Delaware limited liability company, as borrower, to First American Title Insurance Company, a California corporation, as trustee, for the benefit of Mortgage Electronic Registration Systems, Inc., a Delaware stock corporation, as beneficiary.

5.	Assignment of Leases And Rents, dated August 5, 2005, by First States Investors 239, LLC, a Delaware limited liability company, as assignor, for the benefit of Mortgage Electronic Registration Systems, Inc., a Delaware stock corporation, as assignee.

6.	Loan Agreement, dated August 5, 2005, between First States Investors 239, LLC, a Delaware limited liability company, as borrower, and Bank of America, N.A., a national banking association, as lender.

7.	First Amendment to Loan Agreement, dated December 6, 2005, among First States Investors 239, LLC, a Delaware limited liability company, as borrower, Bank of America, N.A., a national banking association, as lender, and Bank of America, N.A., a national banking association, as master servicer for Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-5.

8.	Assignment of Agreements, Permits and Contracts, dated August 5, 2005, by First States Investors 239, LLC, a Delaware limited liability company, for the benefit of Bank of America, N.A., a national banking association.

9.	Exceptions to Non-Recourse Guaranty, dated August 5, 2005, by First States Group, L.P., a Delaware limited partnership, as guarantor, for the benefit of Bank of America, N.A., a national banking association, as lender.

10.	Environmental Indemnity Agreement, dated August 5, 2005, by First States Investors 239, LLC, a Delaware limited liability company, and First States Group, L.P., a Delaware limited partnership, each as an indemnitor, for the benefit of Bank of America, N.A., a national banking association, as indemnitee.

11.	UCC Financing Statement, by First States Investors 239, LLC, a Delaware limited liability company, for the benefit of Mortgage Electronic Registration Systems, Inc., a Delaware stock corporation.

EXHIBIT D

Certain Bank Accounts

Cash Management Account	Account No. 1235465879 at Bank of America, N.A.
Operations Account	Account No. 4121518187 at Wells Fargo Bank, N.A.
Money-Market Account	Account No. 12957957 at Wells Fargo Bank, N.A.

EXHIBIT E

Additional Duties of Manager

Section 1.01. General. The Property has certain unique development opportunities that require material active management, including, without limitation: (i) the development of approximately 600,000 square feet of unimproved land at the Property; and (ii) the re-deployment of material unoccupied space within the presently leased buildings at the Property (consisting of greater than 136,000 rentable square feet that the existing tenant at the Property is not occupying) so as to transform one or more of the buildings at the Property from a single-tenant space into a multi-tenant space (it being understood that in the event of the occurrence of such conversion, Manager shall provide the property management services). The potential utilization of any development opportunities at the Property are material to the decision by Novato FF Venture, LLC to invest in Owner and the Manager shall be responsible for actively managing the successful realization of such opportunities. Manager agrees that it shall use its best efforts to enhance the likelihood of successful realization of the development opportunity. Owner shall have the final determination, acting in its sole and absolute discretion, whether or not to proceed with any such development opportunities.

Section 1.02. Evaluation. In furtherance of the foregoing, Manager shall, within 120 days of the execution of the Agreement, (a) through brokers, consultants or otherwise, evaluate the potential market for leasing activity, including, without limitation, the status of the regional and local economy, the level of demand for local office space, the condition and characteristics of the Property, its location, ability to be expanded, other competing available properties in the region, and recent lease prices on comparable properties in the region; and (b) explore with the existing tenant any modifications to the terms of the existing leases at the Premises that may be necessary or, in the judgment of Manager, facilitating to the successful exploitation of (i) the development of the unimproved space described in Section 1.01 above of this Exhibit or (ii) the redeployment of the unoccupied space within the presently leased buildings. Within said 120 day period, Manager shall provide Owner with a written report summarizing its then current conclusions with respect to such issues, and Manager further shall update such report with supplemental written reports, as provided in Section 3.04(d) of the Agreement.

Section 1.03. Approval. Upon approval by Owner of any re-deployment or development opportunity for the Property, Manager, within 90 days of such approval, shall, as applicable:

(a) obtain and provide Owner with lease price and market summaries for the region;

(b) coordinate the development of marketing plans and materials for use in leasing;

(c) work diligently to negotiate suitable terms for the recapture of existing space and to procure new tenants for such space, including, but not limited to, hiring, supervision, and termination of leasing brokers to assist in the leasing of available spaces (if applicable);

(d) obtain and provide Owner with cost evaluations and estimates pertaining to the proposed construction of any additional building(s) on the Property or the re-deployment of any recaptured space within the existing buildings;

(e) meet with economic development entities involved in the community, as well as appropriate public agencies in the region;

(f) prepare a physical analysis of the facility for use in space planning, and make engineering recommendations on conditions affecting retrofitting and utilization of the Property;

(g) proceed with all steps necessary and appropriate for such further development and/or re-tenanting of the Property.

Section 1.04. Construction Management. In furtherance of any additional development and/or re-deployment of the Property approved in writing by the Owner, Manager shall:

(a) provide supervision of all construction and administrative personnel required for the construction of any development of the Property, including, without limitation, any contractors, consultants, legal counsel, and accounting personnel. All employees (except independent contractors retained by Manager from time to time) shall be employed directly by Manager who shall be solely responsible for fulfilling all payroll tax functions with respect to the same;

(b) supervise the books of account of the general contractor (which books shall be subject to inspection by Owner at all times) of all receipts and charges for the development project and render monthly written statements to Owner of receipts and charges for such project;

In fulfilling its obligations under this Section 1.04, Manager shall not be obligated to make any monetary advance or incur any liability for the account of the Owner. Manager may advance such funds as it deems necessary and the Owner agrees in such cases that upon notice by Manager, the Owner shall pay Manager the sums necessary to cover such funds.

Section 1.05. Asset Management.

(a) Manager shall supervise appraisers, counsel, and other consultants retained by Owner to evaluate Property value, performance, potential, and/or condition.

(b) Manager shall appeal property assessments or tax valuations, upon Owner’s request or upon Managers reasonable estimate of success in reducing said assessments or tax valuations.

(c) Manager shall supervise the property management function, perform inspections of property, and shall when appropriate, make recommendations to Owner for changes, alterations, or capital improvements to enhance the value of the Property and optimize cash flow.

EXHIBIT E

Initial Annual Plan

The Initial Annual Plan for the Company (covering the period from the date hereof (assuming for this purpose that the closing of the purchase of the Property under the Purchase and Sale Agreement occurs on the date hereof) through December 31 2007) is for the Company to own and operate the Property for the balance of calendar year 2007 (with the revenues from the Property more than covering the associated expenses and debt service, as indicated in the attached Operating Budget and the Capital Budget). In addition, during the period from the date hereof (assuming for this purpose that the closing of the purchase of the Property under the Purchase and Sale Agreement occurs on the date hereof) through December 31 2007, the Managing Member shall take the following actions: (i) explore the opportunity to develop the approximately 600,000 square feet of unimproved land at the Property, (ii) explore the opportunity to re-deploy the material space within the presently leased buildings at the Property of greater than 136,000 rentable square feet of which the existing tenant at the Property is not occupying so as to transform one or more of the buildings at the Property from a single-tenant space into a multi-tenant space, and (iii) work with the tenant at the Property in order to enhance the entry and inspection rights of the landlord at the Property.

EXHIBIT F

Form of Reimbursement Agreement

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (the “Agreement”) is made by Novato FF PT Investor, LLC, a Delaware limited liability company (“GEPT SPE”) in favor of American Assets, Inc., a California corporation (“AAI”), as of             , 20    .

Recitals

A. GEPT SPE and Pacific Novato Holdings, LP, a California limited partnership (“AA SPE”), are parties to that certain Amended and Restated Limited Liability Company Agreement of Novato FF Venture, LLC dated as of May [    ], 2007 (the “LLC Agreement”).

B. Pursuant to Section 10.12 of the LLC Agreement, it is a condition precedent for the benefit of [AA SPE][AAI] to the closing of a transaction described in [Section 10.2 of the LLC Agreement where GEPT SPE is the Non-Transferring Member][Section 10.3 of the LLC Agreement where GEPT SPE is the Purchasing Member][Section 10.4 of the LLC Agreement where GEPT SPE is the Buyer Member] that GEPT SPE shall execute a reimbursement agreement in the form attached hereto as Exhibit F (the “Reimbursement Agreement”). As used herein, the term “Closing” shall refer to the closing of such transfer set forth in the preceding sentence.

C. GEPT SPE now desires to execute and deliver this Agreement in order to enable GEPT SPE to proceed with Closing. Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the LLC Agreement.

Agreement

Now, therefore, for good and valuable consideration, including, without limitation, the understanding that GEPT SPE could not proceed with the Closing were it not for the delivery of this Agreement, GEPT SPE hereby agrees as follows:

1. Upon presentation of evidence reasonably satisfactory to GEPT SPE demonstrating that [AA SPE][AAI] has incurred any of the following (such evidence to be provided by [AA SPE][AAI] to GEPT SPE within forty-five (45) days of the incurrence thereof), GEPT SPE shall reimburse [AA SPE][AAI], within thirty (30) days of receipt of such evidence, for the following:

(i) any loss reasonably suffered under that certain Exceptions to Non-Recourse Guaranty, dated August 5, 2005 (as assumed by [AA SPE][AAI] pursuant to that certain Loan Assumption Agreement, dated May [    ], 2007) due to events taking place after the Closing; or

(ii) any loss reasonably suffered under that certain Environmental Indemnity Agreement, dated August 5, 2005 (as assumed by [AA SPE][AAI] pursuant to that certain [Loan Assumption Agreement, dated May [    ], 2007), due to events taking place after the Closing.

2. As collateral security for the prompt payment in full when due of the obligations set forth in paragraph (1) above, GEPT SPE hereby pledges and grants to [AA SPE][AAI] a security interest in all of GEPT SPE’s right, title and interest in and to the following property, whether now owned or in the future acquired by GEPT SPE and whether now existing or in the future coming into existence (all of the property, assets and revenues described in this Section 2 being collectively, the “Collateral”):

(i) all of the Interests of GEPT SPE in the Company (collectively, the “Pledged Ownership Interests”); and

(ii) all shares, partnership interests, membership interests, securities, moneys or property representing a dividend on any of the Pledged Ownership Interests, or representing a distribution or return of capital upon or in respect of the Pledged Ownership Interests, or resulting from a split-up, revision, reclassification or other like change of the Pledged Ownership Interests or otherwise received in exchange therefore, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Ownership Interests.

3. GEPT SPE shall be entitled to a release of the liens created by this Agreement at such time as the Lender releases its security interest in the Property in accordance with the terms of that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated August 5, 2005 (as assumed by AA SPE pursuant to that certain Loan Assumption Agreement, dated May [    ], 2007). [AA SPE][AAI] shall execute and deliver to GEPT SPE such documentation as GEPT SPE shall reasonably request to effect the termination and release of the liens created under this Agreement.

4. Miscellaneous. This Agreement shall be enforced under the laws of the State of California. The parties hereto hereby agree to pay all reasonably attorneys’ fees and all other reasonably costs and out-of-pocket expenses which may be incurred by the other party in the enforcement or collection of this Agreement in the event that suit is filed. All amounts required to be paid to a party by the other party pursuant to the provisions of this Agreement shall bear interest from and after the date due at a rate of ten percent (10%) per annum. This Agreement embodies the entire agreement of the parties pertaining to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement, or the interpretation, performance, or breach of this Agreement, shall be instituted in the United States District Court for the Central District of California or any court of the State of California located in Los Angeles County, and each party irrevocably submits to the jurisdiction of these courts and raises any and all objections to jurisdiction or venue that it might have under the laws of the State of California or otherwise. Time is of the essence with respect to each provision of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted. Each party agrees to perform any and all further acts and to execute and deliver any and all further documents which may be reasonably necessary or requested to effect the provisions of this Agreement. [AA SPE][AAI] agrees that this document satisfies the obligations of GEPT SPE pursuant to the section referenced in Recital B above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, sealed and delivered through their authorized signatories the day and year first above written.

Novato FF PT Investor, LLC, a Delaware limited liability company

By:
Roland Siegl
Its Authorized Signatory

American Assets, Inc., a California corporation

By:
Name:
Title:

SCHEDULE A

Schedule of Members

See attached

SCHEDULE B

Major Decisions

1. Approving the merger, consolidation, dissolution, transfer or winding up of the Company or the Property Company LLC.

2. Approving any changes in the purposes of the Company or the Property Company LLC or engaging in any other business not related to the purpose of the Company or the Property Company LLC.

3. (a) Responding to a petition filed against the Company or the Property Company LLC for a proceeding under any bankruptcy, insolvency, reorganization, or similar act, (b) filing of any consent to any such proceeding against the Company or the Property Company LLC, (c) making any decision to contest or not to contest such proceeding against the Company or the Property Company LLC, (d) making a general assignment of the property of the Company or the Property Company LLC for the benefit of creditors, (e) appointing, or acquiescing in the appointment of, a custodian or receiver, and (f) taking any actions with respect to any of the foregoing proceedings other than those which are routine and non-substantive. Notwithstanding the foregoing, if any Member or a member or partner in the Member is also the holder of any interest in any Loan secured by a mortgage on the Property, any such Member shall have no right to vote on any decision as to whether or not the Company or the Property Company LLC will take any of the foregoing bankruptcy-related actions unless such Member or member or partner in the Member, in its capacity as a holder of an interest in a Loan, has waived its right to vote on remedial actions to be taken by the holders of such Loan if the Company or the Property Company LLC takes any of the foregoing bankruptcy-related actions.

4. Admitting an additional Member or selling or issuing any additional membership interests in the Company or the Property Company LLC.

5. Approving of the terms of any Loan, including the pledge or encumbrance of any Company Assets in connection with any such Loan, the terms of any Loan Documents and of any non-ministerial amendment, modification, supplement, restatement, restructure or refinance thereof, other than any unsecured trade obligations of the Property Company LLC incurred in the ordinary course of business which do not exceed, in the aggregate $50,000 and responding to any notice of default under any Loan.

6. Approving the terms and conditions of any direct or indirect sale, transfer, exchange, mortgage, pledge, security interest, ground lease, master lease or other disposition of any kind of all or any part of the Property or the other assets of the Company or the Property Company LLC, except for (a) any lease or installment sales contract for personal property and equipment in the ordinary course of business provided for in the Annual Plan, or (b) any sale or disposition and/or replacement of personal property in the ordinary course of business.

7. Except as otherwise specifically provided in any Annual Plan or the Agreement, the making of Additional Capital Contributions.

8. Undertaking the development of the Property or improvements thereon not contemplated in the Annual Plan.

9. (a) Approving the Initial Annual Plan and each subsequent Annual Plan for the Company, all of which Annual Plans shall contain an Operating Budget and a Capital Budget,

which budgets shall include agreed upon line item tolerances (a specified maximum aggregate amount of which line item tolerances may be reallocated among the various line items by the Managing Member in its sole discretion) and an agreed upon general contingency line item, and (b) approving any modifications to any Annual Plan.

10. Approving of the terms of any Management Agreement and of any amendment, modification, supplement, restatement, or termination thereof, but not including the renewal or extension of a Management Agreement already in place.

11. Initiating or settling any litigation other than: (a) routine tenant dispossessory actions with tenants or other occupants in the ordinary course involving defaults of such tenants; (b) actions with service providers involving routine claims; and (c) matters covered by insurance where the claim is within the applicable deductible or not more than $100,000 over the applicable deductible.

12. Changing the Company’s name, the Property Company LLC’s name or the name under which the Company or the Property Company LLC conduct their respective businesses.

13. Regarding the financial affairs of the Company or the Property Company LLC, approving all accounting policies, including selecting depreciation schedules, accounting methods and making of all substantive decisions with respect to tax audits, approving the selection of the Company Accountants and any successor thereto, and approval of all changes (other than routine, non-substantive changes) to the foregoing accounting policies.

14. Except for (a) tenant improvements, and (b) capital improvements or renovations contained in any applicable Capital Budget, the decision to undertake any development, alteration, modification, improvement or renovation of the Property costing individually or, if in a series of related transactions, in the aggregate, in excess of $200,000.

15. Approving all material matters relating to: (a) casualties covered by insurance affecting the Property where the damage arising from any single casualty event or series of related casualty events where such claim in the aggregate is equal to or less than $100,000; and (b) any condemnation or eminent domain proceeding affecting the Property.

16. Approving the proposed response to any written default notice received from any lender under a Loan.

17. Approving the proposed settlement of any indemnity claim in excess of $100,000.

18. Approving reserves in excess of amounts set forth in the Annual Plan.

19. Approving any lease or license agreement in excess of 10,000 square feet.

20. Entry into any construction, development, service or other agreement by the Company or the Property Company LLC (other than a tenant lease or an Affiliate Agreement) which provides for a term of greater than three months or contemplates an aggregate amount to be spent in excess of $100,000; or any termination or material modification to any of the foregoing.

21. Obtaining any insurance policies not in conformity with Exhibit C to this Agreement.

22. Approving or disapproving any action to be taken by any Manager under the terms of any Management Agreement to the extent that such action would constitute a “Major Decision” hereunder.

23. With respect to any agreement applicable to the Company, the Property Company LLC or their respective assets, waiving any rights under or failing to enforce the provisions of any such agreement, except to the extent that any such action or inaction does not have a material adverse effect on the Property or on the business, assets, liabilities or operations of the Company or the Property Company LLC. The parties acknowledge and agree, however, that additional limitations apply to Affiliate Agreements under Section 4.4 and Section 4.13 hereof.

24. Approving any amendment, modification, supplement or termination of the Purchase and Sale Agreement or waiving any condition or covenant running in favor of the Property Company LLC under such Purchase and Sale Agreement.